As Filed with the Securities and Exchange Commission August __ , 2007         Registration No.: 333-132056

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Post-Effective Amendment No. 1 to
Form SB-2

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

HUIHENG MEDICAL, INC.
(Formerly Mill Basin Technologies, Inc.)

(Name of small business issuer in its charter)

No. 506, Block B, Yingdali Digital Park, Hongmian Road,
Futian Free Trade Zone, Shenzhen, P.R. China 518038
Telephone: 86-0755-25331311

(Address and telephone number of principal executive offices)

Nevada	5047	20-4078899
(State or jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

LiBo
No. 506, Block B, Yingdali Digital Park, Hongmian Road,
Futian Free Trade Zone, Shenzhen, P.R. China 518038
Telephone: 86-0755-25331311

 (Name, address and telephone number of agent for service)

WITH A COPY TO

Douglas J. Rein
Sagar Brahmbhatt
c/o DLA Piper US LLP
4365 Executive Drive, Suite 1100
San Diego, CA 92121

APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this post-effective amendment to the registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐ ______________

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐ ______________

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐ ______________

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐ ______________

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

Explanatory Note:

This Post-Effective Amendment is being filed to amend and update registration statement number 333-132056. Since the effective date of that registration statement, the company changed its name to Mill Basin Technologies, Inc. and disposed its previous operations, thus becoming a shell company. In May 2007, the company engaged in a share exchange with the holders of shares of Allied Moral Holdings Limited, during which the former stockholders of Allied Moral acquired control of the company. As part of that transaction, the company changed its name to Huiheng Medical, Inc. These transactions are discussed more thoroughly in the post-effective amendment. Substantially all of the shares covered by the original registration statement are no longer outstanding. Because the transaction with the former stockholders of Allied Moral is not considered to be a "business combination" for accounting purposes, the historical financial statements of the shell company, Mill Basin, are not included in this post-effective amendment.

The information contained in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to completion July __, 2007

446,600 SHARES

COMMON STOCK

HUIHENG MEDICAL, INC.

This is a prospectus for the offer and sale of up to 446,600 shares of our common stock by the selling stockholders identified in this prospectus. The selling stockholders may sell these shares in a number of ways and at prevailing market prices or privately negotiated prices. The selling stockholders will determine independent of us the price and the manner in which they may offer and sell their shares. We will not receive any proceeds from the sale of the shares.

Our common stock is quoted on the Over-the-Counter Bulletin Board maintained by NASD ("OTCBB") under the ticker symbol MBSN.

Investing in our common stock involves a high degree of risk. You should carefully consider the "Risk Factors" beginning on page 6 of this prospectus before making a decision to purchase our stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is ___, 2007.

TABLE OF CONTENTS

Prospectus Summary	3

Risk Factors	6

Note Regarding Forward Looking Statements	17

Use of Proceeds	18

Market for our Shares	18

Summary Financial Data	18

Management's Discussion and Analysis or Plan of Operation	20

Business	33

Directors, Executive Officers, Promoters and Control Persons	36

Principal Shareholders	38

Execution Compensation	40

Certain Relationships and Related Transactions	41

Selling Stockholders	43

Plan of Distribution	44

Description of Capital Stock	45

Legal Matters	49

Experts	49

Where you can Find More Information	49

Financial Statements

PROSPECTUS SUMMARY

About Huiheng Medical, Inc.

Huiheng Medical, through its subsidiaries, designs, develops, manufactures and services large radiation oncology medical equipment used for the treatment of cancer and tumors. Huiheng Medical’s customers are currently located only in China and are principally hospitals, other healthcare providers and third party investors that operate joint venture treatment centers with the hospitals. Huiheng Medical has been making efforts to develop international markets in South America, Eastern Europe and Southeast Asia.

The address of our executive and administrative offices is No. 506, Block B, Yingdali Digital Park, Hongmian Road, Futian Free Trade Zone, Shenzhen, P.R. China, post code is 518038 . Our telephone number is 86-0755- 25331511 or 25331366.

The Acquisition of Allied Moral

On May 15, 2007, we entered into a share exchange agreement to acquire (i) all of the issued and outstanding shares of the common stock of Allied Moral Holdings, Ltd. in exchange for 13,000,000 shares of our common stock, and (ii) all of the issued and outstanding Series A Preferred Stock of Allied Moral in exchange for 266,666 shares of our Series A Preferred Stock. In connection with the share exchange, we agreed to change our name to “Huiheng Medical, Inc.” As part of this transaction, holders of some of our outstanding shares issued prior to May 15, 2007 contributed shares to the company so that there were 450,000 shares of our common stock issued and outstanding immediately prior to the share exchange. Taking into account the shares issued in the share exchange, we now have 13,450,000 shares of common stock issued and outstanding, 13,000,000 (96.65%) of which are owned by Allied Moral’s former shareholders, with the balance being held by Mill Basin’s prior shareholders, along with 266,666 shares of our Series A Preferred Stock, all of which are owned by former holders of Allied Moral’s Series A Preferred Stock.

The share exchange is regarded as a reverse merger, since Allied Moral’s former shareholders obtained control of Mill Basin. As a result, Allied Moral was considered to be the acquirer for accounting purposes. Also as a result of the share exchange, we ceased being a shell company.

Allied Moral

As a result of the share exchange, Huiheng Medical owns all of the issued and outstanding stock of Allied Moral, which was incorporated in the British Virgin Islands on July 26, 2006. Allied Moral, holds all of the issued and outstanding stock of Tibet Changdu Shengfeng Industry Development Co., Ltd. (“Tibet Shengfeng”), which in turn owns 100% of the issued and outstanding stock of Wuhan Kangqiao Medical New Technology Co., Ltd. (“Wuhan Medical”), 75% of the issued and outstanding stock of Shenzen Hyper Technology Co., Ltd (“Shenzhen Hyper”) and 50% of the issued and outstanding stock of Beijing Yuankang Kbeta Nuclear Technology Co., Ltd. (“Beijing Kbeta”).

Tibet Shengfeng was founded in November 2004. As a Tibet-based holding company, it enjoys certain tax benefits. Its sole purpose is to hold the operating subsidiaries of Allied Moral.

Shenzhen Hyper was founded in September 2001. It is engaged in the business of research, development, manufacture and servicing of the Super Gamma System, a medical device that uses precisely targeted bursts of radiation in the treatment of cancerous tumors. Shenzhen Hyper is also the subsidiary that conducts the majority of the company’s research and development activities for product improvements and new products.

Wuhan Medical was founded in September 2001. It is engaged in the research and development, production and servicing of the company’s Head Gamma Treatment System and Body Gamma Treatment System.

Beijing Kbeta was founded in December 2004 as a joint venture between Tibet Shengfeng, the Beijing Shuangyuan Isotope Technology Co., Ltd. and Beijing Taihai Tonghui Culture Technology Co., Ltd. The purpose of this joint venture is to develop and maintain standards for radiation oncology technologies and materials in China, including determining appropriate dosages of Cobalt 60 radiation delivered by gamma treatment systems.

Until August 2006, Tibet Shengfeng was 90% owned by Shenzhen Jiancheng Investment Co. Ltd (“SZ Jiancheng”), a Chinese investment company, and 10% owned by Shenzhen Huiheng Industry Co. Ltd. (“Huiheng Industry”), also a Chinese investment company. Mr. Hui Xiaobing, in turn, owned 96.4% of Huiheng Industry and -3.6% of SZ Jiancheng. Subsequently, SZ Jiancheng sold 89% of its 90% interest in Tibet Shengfeng to Huiheng Industry, making it a 99% owner of Tibet Shengfeng, with the other 1% having been acquired by Hui Xiaobing. In order to move ownership of the Company offshore, on August 21, 2006, Huiheng Industry and Hui Xiaobing transferred their respective ownership interests in Tibet Shengfeng to Allied, which at the time was 100% owned by Clear Honest Holdings Limited (“Clear Honest”), a British Virgin Island company that is 100% owned by Mr. Hui Xiaobing.

As part of this overall restructuring, SZ Jiancheng sold its 40% interest in Shenzhen Hyper to Tibet Shengfeng, which already owned 20% of Shenzhen Hyper. Tibet Shengfeng also acquired the 15% interest of Shenzhen Hyper held by Huang Jian, giving Tibet Shengfeng its current 75% ownership interest in Shenzhen Hyper. The remaining 25% is owned by Shenzhen OUR International Technology Development Co. Ltd.

Prior to this reorganization, Wuhan Medical had been 36% owned by Hui Xiaobing and 64% owned by Huiheng Industry. As part of the reorganization, these ownership interests in Wuhan Medical were transferred to Tibet Shengfeng, making Wuhan Medical a 100% owned subsidiary of Tibet Shengfeng.

The 50% ownership of Beijing Kbeta now held by Tibet Shengfeng had originally been split 30% Tibet Shengfeng and 20% Wuhan Medical. To further enhance the tax benefits associated with Tibet Shengfeng’s acting as the direct holding company of Beijing Kbeta, Wuhan Medical transferred its 20% interest to Tibet Shengfeng. The remaining 50% continues to be owned by Beijing Shuangyuan Isotope Technology Co., Ltd. and Beijing Taihai Tonghui Culture Technology Co., Ltd. 30% and 20%, respectively.

In January 2007, Allied Moral received an equity investment with gross proceeds of US $10 million, in exchange for which it issued 2,666,667 shares of Series A Preferred Stock. As a result of this investment, on a common-share equivalent basis Clear Honest held 80% of the issued and outstanding stock of Allied Moral and the holders of the Series A Preferred Stock held 20%

Previous History of Mill Basin

Mill Basin Technologies, Ltd. was, prior to the share exchange with the stockholders of Allied Moral, an inactive company seeking merger opportunities or business operations. On September 5, 2006 Mill Basin had ceased operations and discontinued all previous business activities.

Mill Basin was formed under the name Pinewood Imports, Ltd. as a limited liability company in the State of Nevada in November 2002 and was converted into a Nevada corporation on August 29, 2005. As a limited liability company, the results of the company’s operations were, for tax purposes, passed through to its members.

The company’s initial principal business was the importation from Brazil of molding and door component products, such as framing materials, made from pine wood. The imported products were sold to retailers and/or distributors serving the residential building distribution industry throughout the United States and Canada. The company also served as a sales representative for Brazilian exporters.

On September 1, 2006, Keith S. Barton and Michelle M. Barton (who were the principal stockholders of Pinewood Imports) and 33 other stockholders, as sellers, entered into a Securities Purchase Agreement with Harborview Master Fund LP (“Harborview”) and Diverse Trading Ltd. Pursuant to the terms of the Securities Purchase Agreement, the sellers sold an aggregate of 10,044,600 shares of the company’s common stock, representing 98.96% of the outstanding shares, to Harborview and Diverse Trading. All proceeds were paid to the sellers. No proceeds were paid to the company. On September 1, 2006, Keith S. Barton and Michelle M. Barton, who had been officers and directors of the Company, resigned from those positions and the principals of Harborview were elected as officers and directors of the company.

The company transferred the discontinued operations and the assets relating to those operations to Keith S. Barton, former officer, director and stockholder of the company, in consideration of Mr. Barton’s assuming all of the liabilities relating to such operations and assets. The transfer to Mr. Barton and his assumption of the liabilities were effected on September 5, 2006. Mr. Barton and his wife, Michelle M. Barton, a former officer and director of the company, agreed to indemnify the company against any loss or expense relating to the transferred operations or assets and also released the company from any claims which either of them may have had against the company. Among the assets transferred to Mr. Barton was the name “Pinewood Imports, Ltd.,” and Mr. Barton has the right to use that name or any similar name in the conduct of the transferred business operations. On September 6, 2006, the company filed an amendment to its certificate of incorporation changing the company’s name to “Mill Basin Technologies, Ltd.” It then commenced its search for a business with which to merge or otherwise combine.

The Offering

The shares being offered for resale under this prospectus by the selling stockholders identified herein consist of approximately 3.35% of the outstanding shares of our common stock.

Shares of common stock offered by us	None

Shares of common stock which may be sold by the selling stockholders	446,600 shares

Use of proceeds	We will not receive any proceeds from the resale of shares offered by the selling stockholders hereby, all of which proceeds will be paid to the selling stockholders.

Risk factors	The purchase of our common stock involves a high degree of risk. See "Risk Factors"

Trading Market	OTCBB: Ticker symbol MBSN

The selling stockholders will sell at prevailing market prices, or privately negotiated prices. See “Plan of Distribution”.

RISK FACTORS

Investment in our common stock involves risk. You should carefully consider the risks we describe below before deciding to invest. Our business, financial condition or results of operations could be affected materially and adversely by any of the risks discussed below and any others not foreseen. The market price of our common stock could decline due to any of these risks, in which case you could lose all or part of your investment. In assessing these risks, you should also refer to the other information included in this prospectus, including our consolidated financial statements and the accompanying notes. You should pay particular attention to the fact that we are a holding company with substantial operations in China and are subject to legal and regulatory environments that in many respects differ from that of the United States. This discussion contains forward-looking statements.

Risks Related to our Business

Adverse trends in the medical equipment industry, such as an overall decline in sales or a shift away from the therapies that our products support, may reduce our revenues and profitability.

Our business depends on the continued vitality of the radiotherapy equipment industry, which is subject to technological change, short product life cycles and margin pressures. It is possible that innovations in other means of treatment of tumors or improvements in radiotherapy equipment developed by others will make our products unattractive in relative terms, reducing our revenues and profits.

We do not have long-term purchase commitments from customers and have to rely on maintaining a steady stream of new orders for our products.

Our medical equipment is generally sold one unit at a time to a particular customer, and most of our customers do not reorder our products. As a result, the continued growth of our business involves making sales to an increasing number of new customers each year, rather than being able to rely on continuing orders from existing customers. The failure to find and sell to a significant number of new customers each year would limit our revenues and profits.

We also make significant decisions, including determining the levels of business that we will seek and accept, production schedules, component procurement commitments, facility requirements, personnel needs and other resource requirements, based upon our estimates of future sales. Because many of our costs and operating expenses are fixed, a reduction in customer demand can reduce our gross margins and operating results. Additionally, from time to time, we may purchase quantities of supplies and materials greater than required by customer orders to secure more favorable pricing, delivery or credit terms. These purchases can expose us to losses from cancellation costs, inventory carrying costs or inventory obsolescence if the expected demand does not materialize, and hence adversely affect our business and operating results.

Failure to optimize our manufacturing potential and cost structure could materially increase our overhead, causing a decline in our margins and profitability.

We strive to utilize the manufacturing capacity of our facilities fully but may not do so on a consistent basis. Our factory utilization is dependent on our success in accurately forecasting demand, predicting volatility, timing volume sales to our customers, balancing our productive resources with product mix, and planning manufacturing services for new or other products that we intend to produce. Failure to optimize our manufacturing potential and cost structure could materially and adversely affect our business and operating results.

Moreover, our cost structure is subject to fluctuations from inflationary pressures. China is currently experiencing dramatic growth in its economy. This growth may lead to continued pressure on wages and salaries that may exceed increases in productivity. In addition, these may not be compensated for and may be exacerbated by exchange rate movements.

Our business is subject to intense competition, which may reduce demand for our products and materially and adversely affect our business, financial condition, results of operations and prospects.

The medical device market is highly competitive, and we expect the level of competition to remain at its current level or intensify. We face direct competition in China and will do so in other markets should we expand internationally. This competition is across all product lines and at all price points. Our competitors also vary significantly according to business segment. For domestic sales, our competitors include publicly traded and privately held multinational companies, as well as domestic Chinese companies. For international sales, which we are planning to commence in the near future, our competitors are primarily publicly traded and privately held multinational companies. We also face competition in international sales from companies that have local operations in the markets in which we sell our products. Some of our larger competitors especially the multinational company, have, among them:

•	greater financial and other resources;
•	A larger variety of products;
•	more products that have received regulatory approvals;
•	greater pricing flexibility;
•	more extensive research and development and technical capabilities;
•	patent portfolios that may present an obstacle to our conduct of business;
•	greater knowledge of local market conditions where we seek to increase our international sales;
•	stronger brand recognition; and
•	larger sales and distribution networks.

As a result, we may be unable to offer products similar to, or more desirable than, those offered by our competitors, market our products as effectively as our competitors or otherwise respond successfully to competitive pressures. In addition, our competitors may be able to offer discounts on competing products as part of a “bundle” of non-competing products, systems and services that they sell to our customers, and we may not be able to match those discounts while retaining profitability. Furthermore, our competitors may develop technologies and products that are more effective than those we currently offer or that render our products obsolete or uncompetitive. In addition, the timing of the introduction of competing products into the market could affect the market acceptance and market share of our products. Our failure to compete successfully could materially and adversely affect our business, financial condition, results of operation and prospects.

Moreover, some of our internationally-based competitors have established or are in the process of establishing production and research and development facilities in China, while others have entered into cooperative business arrangements with Chinese manufacturers. If we are unable to develop competitive products, obtain regulatory approval or clearance and supply sufficient quantities to the market as quickly and effectively as our competitors, market acceptance of our products may be limited, which could result in decreased sales. In addition, we may not be able to maintain our manufacturing cost advantage.

In addition, we believe that corrupt practices in the medical device industry in China still occur, although it is difficult to know how frequently. To increase sales, certain manufacturers or distributors of medical devices may pay kickbacks or provide other benefits to hospital personnel who make procurement decisions. Our company policy prohibits these practices. As a result, as competition intensifies in the medical device industry in China, we may lose sales, customers or contracts to competitors who engage in these practices, and there may be no remedy we can pursue to prevent this.

We extend credit to our customers and may not be able to collect all receivables due to us, and our inability to collect such receivables may have an adverse effect on our immediate and long-term liquidity.

The typical terms on which we sell our products provides for the customer to make a deposit at the time that the order is placed and to make progress payments at various stages of the manufacturing, shipping, installation and testing process. The final payment is not due until after the testing is complete and the customer accepts the product as meeting the specifications. We have limited ability to compel that final payment from the customer. Legal action is available, but the time it takes and the outcome of any litigation is inherently uncertain, particularly in China, where the civil justice system continues to evolve. Should we be unable to collect on these accounts, it would reduce our immediate and long term liquidity and profitability.

We may fail to effectively develop and commercialize new products, which would materially and adversely affect our business, financial condition, results of operations and prospects.

The medical device market is developing rapidly and related technology trends are constantly evolving. This results in frequent introduction of new products, relatively short product life cycles and significant price competition. Consequently, our success depends on our ability to anticipate technology development trends and identify, develop and commercialize in a timely and cost-effective manner new and advanced products that our customers demand. Moreover, it may take an extended period of time for our new products to gain market acceptance, if at all. Furthermore, as the life cycle for a product matures, the average selling price generally decreases. Although we have previously offset the effect of declining average sales prices through increased sales volumes and reductions in manufacturing costs, we may be unable to continue to do so. Lastly, during a product’s life cycle, problems may arise regarding regulatory, intellectual property, product liability or other issues which may affect its continued commercial viability.

Whether we are successful in developing and commercializing new products is determined by our ability to:

•	accurately assess technology trends and customer needs and meet market demands;
•	optimize our manufacturing and procurement processes to predict and control costs;
•	manufacture and deliver products in a timely manner;
•	increase customer awareness and acceptance of our products;

•	minimize the time and costs required to obtain required regulatory clearances or approvals;
•	anticipate and compete effectively with other medical device developers, manufacturers and marketers;
•	price our products competitively; and
•	effectively integrate customer feedback into our research and development planning.

International expansion may be costly, time consuming and difficult. If we do not successfully expand internationally, our profitability and prospects would be materially and adversely affected.

Our success depends to a significant degree upon our ability to expand into international markets. In expanding our business internationally, we intend to enter markets in which we have limited or no experience and in which our brand may be less recognized. To further promote our brand and generate demand for our products so as to attract distributors in international markets, we expect to spend significantly more on marketing and promotion than we do in our existing markets. We may be unable to attract a sufficient number of distributors, and our selected distributors may not be suitable for selling our products. Furthermore, in new markets we may fail to anticipate competitive conditions that are different from those in our existing markets. These competitive conditions may make it difficult or impossible for us to effectively operate in these markets. If our expansion efforts in existing and new markets are unsuccessful, our profitability and prospects would be materially and adversely affected.

We are exposed to other risks associated with international operations, including:

•	political instability;
•	economic instability and recessions;
•	changes in tariffs;
•	difficulties of administering foreign operations generally;
•	limited protection for intellectual property rights;
•	obligations to comply with a wide variety of foreign laws and other regulatory requirements;
•	increased risk of exposure to terrorist activities;
•	financial condition, expertise and performance of our international distributors;
•	export license requirements;
•	unauthorized re-export of our products;
•	potentially adverse tax consequences; and
•	the inability to effectively enforce contractual or legal rights.

If we fail to obtain or maintain applicable regulatory clearances or approvals for our products, or if such clearances or approvals are delayed, we will be unable to commercially distribute and market our products at all or in a timely manner, which could significantly disrupt our business and materially and adversely affect our sales and profitability.

The sale and marketing of our products are subject to regulation in China and in most other countries where we intend to conduct business. For a significant portion of our sales, we need to obtain and renew licenses and registrations with the PRC State Food and Drug Administration, or SFDA, and its equivalent in other markets. The processes for obtaining regulatory clearances or approvals can be lengthy and expensive, and the results are unpredictable. In addition, the relevant regulatory authorities may introduce additional requirements or procedures that have the effect of delaying or prolonging the regulatory clearance or approval for our existing or new products. For example, the SFDA introduced a new safety standard to its approval process for new medical devices which we believe has increased the typical time period required to obtain such approval by approximately three months. If we are unable to obtain clearances or approvals needed to market existing or new products, or obtain such clearances or approvals in a timely fashion, our business would be significantly disrupted, and our sales and profitability could be materially and adversely affected.

In particular, as we enter foreign markets, we lack the experience and familiarity with both the regulators and the regulatory regimes, which could make the process more difficult, more costly, more time consuming and less likely to succeed.

Failure to manage our growth could strain our management, operational and other resources, which could materially and adversely affect our business and prospects.

Our growth strategy includes building our brand, increasing market penetration of our existing products, developing new products, increasing our targeting of hospitals in China, and expanding internationally. Pursuing these strategies has resulted in, and will continue to result in, substantial demands on management resources. In particular, the management of our growth will require, among other things:

•	continued enhancement of our research and development capabilities;

•	information technology system enhancement;
•	stringent cost controls and sufficient liquidity;
•	strengthening of financial and management controls and information technology systems;
•	increased marketing, sales and sales support activities; and
•	hiring and training of new personnel.

If we are not able to manage our growth successfully, our business and prospects would be materially and adversely affected.

We generate a significant portion of our revenues from a small number of products, and a reduction in demand for any of these products could materially and adversely affect our financial condition and results of operations.

We derive a substantial percentage of our revenues from a small number of products. As of December 31, 2006, we had just three products in our portfolio. In 2007, we shipped our first multileaf collimator, increasing our portfolio to four products. As a result, continued market acceptance and popularity of these products is critical to our success. A reduction in demand due to, among other factors, the introduction of competing products, the entry of new competitors, or end-users’ dissatisfaction with the quality of our products, could materially and adversely affect our financial condition and results of operations.

If we experience a significant number of warranty claims, our costs could substantially increase and our reputation and brand could suffer.

We typically sell our products with warranty terms covering 12 months after purchase. Our product warranty requires us to repair all mechanical malfunctions and, if necessary, replace defective components. We accrue liability for potential warranty claims at the time of sale based on historical experience. If we experience an increase in warranty claims or if our repair and replacement costs associated with warranty claims increase significantly, we may have to accrue a greater liability for potential warranty claims. Moreover, an increase in the frequency of warranty claims could substantially increase our costs and harm our reputation and brand. Our business, financial condition, results of operations and prospects may suffer materially if we experience a significant increase in warranty claims on our products.

We may need additional capital, and we may be unable to obtain such capital in a timely manner or on acceptable terms, or at all.

For us to grow, remain competitive, develop new products and expand our distribution network, we may require additional capital. Our ability to obtain additional capital is subject to a variety of uncertainties, including:

•	our future financial condition, results of operations and cash flows;
•	general market conditions for capital raising activities by medical device and related companies; and
•	economic, political and other conditions in China and elsewhere.

We may be unable to obtain additional capital in a timely manner or on acceptable terms or at all. Furthermore, the terms and amount of any additional capital raised through issuances of equity securities may result in significant shareholder dilution.

Products we manufacture may contain design or manufacturing defects, which could result in reduced demand for our services and customer claims, causing us to sustain additional costs, loss of business reputation and legal liability.

Our products are highly complex and may at times contain design or manufacturing errors or failures. Any defects in the products we manufacture, whether caused by a design, manufacturing or component failure or error, may result in claims, delayed shipments to customers or reduced or cancelled customer orders. If these defects occur, we will incur additional costs, and if in they occur in large quantity or frequently, we may sustain additional costs, loss of business reputation and legal liability.

Any product recall could have a material adverse effect on our business, results of operations and financial condition.

Complex medical devices, such as our radiotherapy systems, can experience performance problems that require review and possible corrective action by the manufacturer. From time to time, we receive reports from users of our products relating to performance problems they have encountered. We expect that we will continue to receive customer reports regarding performance problems they encounter through the use of our products. Furthermore, component failures, manufacturing errors or design defects that could result in an unsafe condition or injury to the patient might occur. Any serious failures or defects could cause us to withdraw or recall products, which could result in significant costs such as repair and product replacement costs. We cannot assure you that market withdrawals or product recalls will not occur in the future, which could have a material adverse effect on our business, financial condition and results of operations. We are currently unable to ensure against this type of liability in China

We could become involved in intellectual property disputes, resulting in substantial costs and diversion of our management resources. Such disputes could materially and adversely affect our business by increasing our expenses and limiting the resources that we can devote to expansion of our business, even if we ultimately prevail.

We currently possess approximately 18 patents, both in China and internationally. If one of our patents is infringed upon by a third party, we may need to devote significant time and financial resources to attempt to halt the infringement. We may not be successful in defending the patents involved in such a dispute. Similarly, while we do not knowingly infringe on patents, copyrights or other intellectual property rights owned by other parties, we may be required to spend a significant amount of time and financial resources to resolve any infringement claims against us. We may not be successful in defending our position or negotiating an alternative remedy. Any litigation could result in substantial costs and diversion of our management resources and could reduce our revenues and profits.

We also rely on trade secrets, proprietary know-how and other non-patentable technology, which we seek to protect through non-disclosure agreements with employees. We cannot assure you that these non-disclosure agreements will not be breached, that we will have adequate remedies for any breach, or that our trade secrets, proprietary know-how and other non-patentable technology will not otherwise become known to, or be independently developed by, our competitors.

Implementation and enforcement of PRC intellectual property-related laws has historically been deficient and ineffective, and is hampered by corruption and local protectionism. Accordingly, intellectual property rights and confidentiality protections in China may not be as effective as in the United States or other countries. Policing unauthorized use of proprietary technology is difficult and expensive, and we might need to resort to litigation to enforce or defend patents issued to us or to determine the enforceability, scope and validity of our proprietary rights or those of others. The experience and capabilities of PRC courts in handling intellectual property litigation varies, and outcomes are unpredictable. Further, such litigation may require significant expenditure of cash and management efforts and could harm our business, financial condition and results of operations. An adverse determination in any such litigation will impair our intellectual property rights and may harm our business, prospects and reputation.

We may develop new products that may not gain market acceptance, and our significant costs in designing and manufacturing services for new product solutions may not result in sufficient revenue to offset those costs or to produce profits.

We operate in an industry characterized by frequent technological advances, the introduction of new products and new design and manufacturing technologies. We are expecting to introduce four new products during the period 2007 - 2009. As a result, we are expending funds and committing resources to research and development activities, possibly requiring additional engineering and other technical personnel; purchasing new design, production, and test equipment; and continually enhancing design and manufacturing processes and techniques. We may invest in equipment employing new production techniques for existing products and new equipment in support of new technologies that fail to generate adequate returns on the investment due to insufficient productivity, functionality or market acceptance of the products for which the equipment may be used. We could, therefore, incur significant sums in design and manufacturing services for new products that do not result in sufficient revenue to make those investments profitable.

Our limited operating history makes evaluating our business and prospects difficult.

Shenzhen Hyper commenced operations in September 2001, and delivered the first unit of our Super Gamma System (“SGS”) in that year. Wuhan Medical also commenced operation in September of 2001, and it delivered the first unit of our Body Gamma Treatment System (“BGTS”) in 2003 and the first unit of our Head Gamma Treatment System (“HGTS”) in 2004. As a result, we have a limited operating history which may not provide a meaningful basis for you to evaluate our business, financial performance and prospects. We may not have sufficient experience to address the risks frequently encountered by early-stage companies, and as a result we may not be able to:

•	maintain profitability;
•	preserve our leading position in the market of HIFU tumor therapy devices;
•	diversify our revenue sources by successfully marketing and selling our ECLIA system;
•	acquire and retain customers;
•	attract, train, motivate and retain qualified personnel;
•	keep up with evolving industry standards and market developments;
•	increase the market awareness of our products;
•	respond to competitive market conditions;
•	maintain adequate control of our expenses;

•	manage our relationships with our suppliers and distributors; or
•	protect our proprietary technologies.

If we are unsuccessful in addressing any of these risks, our business may be materially and adversely affected.

Our component and materials suppliers may fail to meet our needs, causing us to experience manufacturing delays, which may harm our relationships with current or prospective customers and reduce sales.

We acquire many of the components of our equipment from third parties. This generally serves to reduce our commitment risk but does expose us to supply risk and to price increases that we may not be able to pass on to our customers. There may be shortages of some of the materials and components that we use. If we are unable to obtain sufficient amounts of components or materials on a timely basis, we may experience manufacturing delays, which could harm our relationships with current or prospective customers and reduce sales.

We are subject to product liability exposure and have limited insurance coverage.

As our main products are medical devices used for the treatment of patients, we are exposed to potential product liability claims in the event that the use of our products causes or is alleged to have caused personal injuries or other adverse effects. A successful product liability claim against us could require us to pay substantial damages. Product liability claims against us, whether or not successful, are costly and time-consuming to defend. Also, in the event that our products prove to be defective, we may be required to recall or redesign such products. As the insurance industry in China is still in an early stage of development, product liability insurance available in China offers limited coverage compared to coverage offered in many other countries. As a result, future liability claims could be excluded from our policies or exceed the coverage limits of our policies to the extent we are able to secure coverage at all. We also cannot assure you that product liability insurance will continue to be available on commercially reasonable terms, if at all. To date, we have not been subject to any product liability claim, but we cannot assure you that such claims will not be brought against us in the future. A product liability claim, with or without merit, could result in significant adverse publicity against us, and could have a material adverse effect on the marketability of our products and our reputation, which in turn, could have a material adverse effect on our business, financial condition and results of operations. In addition, we do not have any business interruption insurance coverage for our operations. Any business disruption or natural disaster could result in substantial costs and diversion of resources.

New product development in the medical device and supply industry is both costly and labor-intensive and has a very low rate of successful commercialization.

Our success will depend in part on our ability to enhance our existing products and technologies and to develop and acquire new products or technologies. The development process for medical technology is complex and uncertain, as well as time-consuming and costly. Product development requires the accurate assessment of technological and market trends as well as precise technological execution. We cannot assure you that:

•	our product or technology development will be successfully completed;
•	necessary regulatory clearances or approvals will be granted by the SFDA or other regulatory bodies as required on a timely basis, or at all; or
•	any product or technology we develop can be commercialized or will achieve market acceptance.

Also, we may be unable to locate suitable products or technologies to acquire or acquire such products or technologies on commercially reasonable terms. Failure to develop or acquire, obtain necessary regulatory clearances or approvals for, or successfully commercialize or market potential new products or technologies could have a material adverse effect on our financial condition and results of operations.

The price and the sales of our products may be adversely affected by reductions in treatment fees by the Chinese Government.

Treatment fees for our radiotherapy systems, like many other medical treatments, are subject to prices set by provincial governments in China, and these prices can be adjusted downward or upward from time to time. If the treatment fees for our products are reduced by the government, some hospitals and distributors may be discouraged from buying our products, which would reduce our sales. We may need to decrease the price of our products to provide hospitals acceptable returns on their purchases. Our business or results of operations may be adversely affected by a reduction in treatment fees for our products in the future.

We may be affected by power shortages, causing delays in delivery of products to our customers, resulting in possible loss of business or claims against us and cause us to lose future business from those or other customers.

Our factory consumes a significant amount of electricity, and there are a significant number of industrial facilities in the area where this factory is located. The delivery of electricity in China can be uncertain, as the Chinese have had difficulty in upgrading their utility infrastructure at a pace equal to that of its rapid industrial expansion. Therefore, power shortages may occur and the facility may be deprived of electricity for undetermined periods of time. This may result in longer production timeframes and delays in delivery of product to our customers. Failure to meet delivery deadlines may result in the loss of business or claims against us, which may have a material and adverse effect on our business, profitability and reputation.

 We may not be able to secure financing needed for future operating needs on acceptable terms, or on any terms at all.

From time to time, we may seek additional equity or debt financing to provide the capital required to expand our design and production facilities and equipment and/or working capital, as well as to repay outstanding loans if cash flow from operations is insufficient to do so. We cannot predict with certainty the timing or amount of any such capital requirements or the availability of investment to meet them. If such financing is not available on satisfactory terms, we may be unable to expand our business or to develop new business at the rate desired.

Potential strategic alliances may not achieve their objectives, which could lead to wasted effort or involvement in ventures that are not profitable and could harm our company’s reputation.

We are currently exploring strategic alliances designed to enhance or complement our technology or to work in conjunction with our technology, increase utilization of our manufacturing capacity, provide additional know-how, components or supplies, and develop, introduce and distribute products and services utilizing our technology and know-how. Any strategic alliances entered into may not achieve their strategic objectives, and parties to our strategic alliances may not perform as contemplated. As a result, the alliances themselves may run at a loss, which would reduce our profitability, and if the products or customer service provided by such alliances were of inferior quality, our reputation in the marketplace could be harmed, affecting our existing and future customer relationships.

We may not be able to retain, recruit and train adequate management and production personnel. We rely heavily on those personnel to help develop and execute our business plans and strategies, and if we lose such personnel, it would reduce our ability to operate effectively.

Our success is dependent, to a large extent, on our ability to retain the services of our executive management, who have contributed to our growth and expansion to date. The executive directors play an important role in our operations and the development of our new products. Accordingly, the loss of their services, without suitable replacements, will have an adverse affect on our business generally, operating results and future prospects.

In addition, our continued operations are dependent upon our ability to identify and recruit adequate management and production personnel in China. We require trained graduates of varying levels and experience and a flexible work force of semi-skilled operators. Many of our current employees come from the more remote regions of China as they are attracted by the wage differential and prospects afforded by Shenzhen, Beijing and our operations. With the economic growth currently being experienced in China, competition for qualified personnel will be substantial, and there can be no guarantee that a favorable employment climate will continue and that wage rates we must offer to attract qualified personnel will enable us to remain competitive. Inability to attract such personnel or the increased cost of doing so could reduce our competitive advantage relative to our competitors, reducing or eliminating our growth in revenues and profits.

Risks Related to International Operations

We do not currently conduct a meaningful amount of business internationally. However, we have plans to expand our operations into international sales, and the rate and degree of that expansion could be substantial. For that reason, risks related to international operations may be relevant to your investment decision.

If China does not continue its policy of economic reforms, it could, among other things, result in an increase in tariffs and trade restrictions on products we produce or sell following a business combination, making our products less attractive and potentially reducing our revenues and profits.

China’s government has been reforming its economic system since the late 1970s. The economy of China has historically been a nationalistic, “planned economy,” meaning it has functioned and produced according to governmental plans and pre-set targets or quotas.

However, in recent years, the Chinese government has implemented measures emphasizing the utilization of market forces for economic reform and the reduction of state ownership in business enterprises. Although we believe that the changes adopted by the government of China have had a positive effect on the economic development of China, additional changes still need to be made. For example, a substantial portion of productive assets in China are still owned by the Chinese government. Additionally, the government continues to play a significant role in regulating industrial development. We cannot predict the timing or extent of any future economic reforms that may be proposed, but should they occur, they could reduce our operating flexibility or require us to divert our efforts to products or ventures that are less profitable than those we would elect to pursue on our own.

A recent positive economic change has been China’s entry into the World Trade Organization, the global international organization dealing with the rules of trade between nations. It is believed that China’s entry will ultimately result in a reduction of tariffs for industrial products, a reduction in trade restrictions and an increase in trading with the United States and other western countries. However, China has not fully complied with all of its WTO obligations to date, including fully opening its markets to American goods and easing the current trade imbalance between the two countries. If actions are not taken to rectify these problems, trade relations between the United States and China may be strained, and this may have a negative impact on China's economy and our business by leading to the imposition of trade barriers on items that incorporate our products, which would reduce the revenues and profits we might otherwise generate from international sales.

We are dependent on our Chinese manufacturing operations to generate our income and profits, and the deterioration of any current favorable local conditions may make it difficult or prohibitive to continue to operate or expand our manufacturing facilities in China.

Our current manufacturing operations are located in China. , Consequently, we could be affected by economic and political instability there, including problems related to labor unrest, lack of developed infrastructure, variances in payment cycles, currency fluctuations, overlapping taxes and multiple taxation issues, employment and severance taxes, compliance with local laws and regulatory requirements, greater difficulty in collecting accounts receivable and the burdens of cost and compliance with a variety of foreign laws. Moreover, inadequate development or maintenance of infrastructure in China, including adequate power and water supplies, transportation, raw materials availability or the deterioration in the general political, economic or social environment could make it difficult, more expensive and possibly prohibitive to continue to operate or expand the manufacturing facilities in China.

The Chinese government could change its policies toward, or even nationalize, private enterprise, which could leave us unable to use the assets we have accumulated for the purpose of generating profits for the benefit of our shareholders.

Over the past several years, the Chinese government has pursued economic reform policies, including the encouragement of private economic activities and decentralization of economic regulation. The Chinese government may not continue to pursue these policies or may significantly alter them to our detriment from time to time without notice. Changes in policies by the Chinese government that result in a change of laws, regulations, their interpretation, or the imposition of confiscatory taxation, restrictions on currency conversion or imports and sources of supply could materially reduce the value of our business by making us uncompetitive or, for example, by reducing our after-tax profits. The nationalization or other expropriation of private enterprises by the Chinese government could result in the total loss of our investment in China, where a significant portion of our profits are generated.

The Chinese legal system may have inherent uncertainties that could materially and adversely impact our ability to enforce the agreements governing our operations.

The performance of the agreements and the operations of our factories are dependent on our relationship with the local government. Our operations and prospects would be materially and adversely affected by the failure of the local government to honor our agreements or an adverse change in the laws governing them. In the event of a dispute, enforcement of these agreements could be difficult in China. China tends to issue legislation, which is followed by implementing regulations, interpretations and guidelines that can render immediate compliance difficult. Similarly, on occasion, conflicts arise between national legislation and implementation by the provinces that take time to reconcile. These factors can present difficulties in our ability to achieve compliance. Unlike the United States, China has a civil law system based on written statutes in which judicial decisions have limited precedential value. The Chinese government has enacted laws and regulations to deal with economic matters such as corporate organization and governance, foreign investment, commerce, taxation and trade. However, our experience in implementing, interpreting and enforcing these laws and regulations is limited, and our ability to enforce commercial claims or to resolve commercial disputes in China is therefore unpredictable. These matters may be subject to the exercise of considerable discretion by agencies of the Chinese government, and forces and factors unrelated to the legal merits of a particular matter or dispute may influence their determination.

If we begin to do business internationally, we will be subject to significant worldwide political, economic, legal and other uncertainties that may make collection of amounts owed to us difficult or costly

Because we manufacture all of our products in China, substantially all of the net book value of our total fixed assets is located there. Should we begin selling our products to customers worldwide, we will have receivables from and goods in transit to those locations. Protectionist trade legislation in the United States or other countries, such as a change in export or import legislation, tariff or duty structures, or other trade policies, could adversely affect our ability to sell products in these markets, or even to purchase raw materials or equipment from foreign suppliers.

We are also subject to numerous national, state and local governmental regulations, including environmental, labor, waste management, health and safety matters and product specifications and regulatory approvals from healthcare agencies. We are subject to laws and regulations governing our relationship with our employees, including: wage and hour requirements, working and safety conditions, citizenship requirements, work permits and travel restrictions. These include local labor laws and regulations, which may require substantial resources for compliance. We are subject to significant government regulation with regard to property ownership and use in connection with our facilities in China, import restrictions, currency restrictions and restrictions on the volume of domestic sales and other areas of regulation, all of which can limit our ability to react to market pressures in a timely or effective way, thus causing us to lose business or miss opportunities to expand our business.

Fluctuation of the Renminbi could make our pricing less attractive, causing us to lose sales, or could reduce our profitability when stated in terms of another currency, such as the US dollar.

The value of the Renminbi, the main currency used in China, fluctuates and is affected by, among other things, changes in China’s political and economic conditions. The conversion of Renminbi into foreign currencies such as the dollar has been generally based on rates set by the People’s Bank of China, which are set daily based on the previous day's interbank foreign exchange market rates and current exchange rates on the world financial markets. The official exchange rate had remained stable over the past several years. However, China recently adopted a floating rate with respect to the Renminbi. As a result, the exchange rate of the Renminbi to the dollar is about 7.7 from what had been about 8.25. This floating exchange rate, and any appreciation of the Renminbi that may result from such rate, could have various effects on our international business, which include making our products more expensive relative to those of our competitors than has been true in the past, or increasing our profitability when stated in dollar terms. It is not possible to predict if the net effects of the appreciation of the Renminbi, to whatever extent it occurs, would be positive or negative for our business.

Changes in foreign exchange regulations in China may affect our ability to pay dividends in foreign currency or conduct other business for which we would need access to foreign currency exchange.

Renminbi, or RMB, is not currently a freely convertible currency, and the restrictions on currency exchanges may limit our ability to use revenues generated in RMB to fund business activities outside China or to make dividends or other payments in United States dollars. The Chinese government strictly regulates conversion of RMB into foreign currencies. For example, RMB cannot be converted into foreign currencies for the purpose of expatriating the foreign currency, except for purposes such as payment of debts lawfully owed to parties outside of China. Over the years, foreign exchange regulations in China have significantly reduced the government’s control over routine foreign exchange transactions under current accounts.

The State Administration for Foreign Exchange (“SAFE”) regulates the conversion of the RMB into foreign currencies. Currently, Foreign Invested Enterprises (“FIE”) are required to apply for “Foreign Exchange Registration Certificates,” which permit the conversion of RMB into foreign exchange for the purpose of expatriating profits earned in China to a foreign country. Our China subsidiary, Tibet Shengfeng, is a FIE that has obtained the registration certifications, and with such registration certifications, which need to be renewed annually, Tibet Shengfeng is allowed to open foreign currency accounts including a “current account” and “capital account.” Currently, conversion within the scope of the “current account”, e.g. remittance of foreign currencies for payment of dividends, etc., can be effected without requiring the approval of SAFE. However, conversion of currency in the “capital account”, e.g. for capital items such as direct investments, loans, securities, etc., still requires the approval of SAFE. In accordance with the existing foreign exchange regulations in China, Tibet Shengfeng is able to pay dividends in foreign currencies, without prior approval from the SAFE, by complying with certain procedural requirements.

In addition, on October 21, 2005, SAFE promulgated Notice 75, Notice on Issues concerning Foreign Exchange Management in People’s Republic of China Residents’ Financing and Return investments through Offshore Special Purpose Vehicle (“OSPV”). Notice 75 provides that Chinese residents shall apply for Foreign Exchange Investment Registration before establishing or controlling an OSPV, which is defined by Notice 75 as a foreign enterprise directly established or indirectly controlled by Chinese residents for foreign equity capital financing with their domestic enterprise assets and interests.

Notice 75 further requires that Chinese residents shall process the modification of foreign investment exchange registration for the interests of net assets held by Chinese residents in an OSPV and its alteration condition, if Chinese residents contributed their domestic assets or shares into the OSPV, or processed foreign equity capital financing after contributing their domestic assets or shares into the OSPV.

Pursuant to Notice 75, Chinese residents are prohibited, among other things, from distributing profits or proceeds from a liquidation, paying bonuses, or transferring shares of the OSPV outside of China if Chinese residents have not completed or do not maintain the foreign investment exchange registration.

Hui Xiaobing, our principal executive officer and director, has filed the requisite application for foreign investment exchange registration under the relevant laws of China and the regulations of Notice 75, and his registration application has been approved by SAFE. His foreign investment exchange registration is valid, legal and effective for the purpose of Notice 75.

However, we cannot provide any assurance that Chinese regulatory authorities will not impose further restrictions on the convertibility of the RMB. Since our subsidiary in China currently generates virtually all of our revenue and these revenues are denominated mainly in RMB, any future restrictions on currency exchanges may limit our ability to repatriate such revenues for the distribution of dividends to our shareholders or for funding our other business activities outside China.

We are subject to various tax regimes, which may adversely affect our profitability and tax liabilities in the future.

Allied Moral is based in the U.S. and it has subsidiaries and/or operations or other presence in China and the British Virgin Islands, and it will be subject to the tax regimes of these countries. Although virtually all of Allied Moral’s profits will be earned outside of the U.S., under U.S. tax laws it is possible that some or much of Allied Moral’s earnings will be subject to U.S. taxation. That may be true even if Allied does not repatriate any of its foreign earnings to the U.S. If that occurs, Allied Moral’s after-tax profits could decrease significantly. Allied will attempt to structure its operations in a manner that minimizes its overall corporate tax costs, but there is no assurance that it will be able to avoid having to pay significantly higher taxes than we have paid historically. In addition, any change in tax laws and regulations or the interpretation or application thereof, either internally in one of those jurisdictions or as between those jurisdictions, may adversely affect Allied Moral’s profitability and tax liabilities in the future.

Because Chinese law will govern almost all of our material agreements after the Share Exchange, we may not be able to enforce our legal rights within China or elsewhere, which could result in a significant loss of business, business opportunities, or capital.

Chinese law will govern almost all of our material agreements immediately following the Share Exchange. We cannot assure you that we will be able to enforce any of our material agreements or that remedies will be available outside of China. The system of laws and the enforcement of existing laws in China may not be as certain in implementation and interpretation as in the United States. The Chinese judiciary is relatively inexperienced in enforcing corporate and commercial law, leading to a higher than usual degree of uncertainty as to the outcome of any litigation. The inability to enforce or obtain a remedy under any of our future agreements could result in a significant loss of business, business opportunities or capital.

Additionally, substantially all of our assets will be located outside of the United States and most of our officers and directors will reside outside of the United States. As a result, it may not be possible for United States investors to enforce their legal rights, to effect service of process upon our directors or officers or to enforce judgments of United States courts predicated upon civil liabilities and criminal penalties of our directors and officers under Federal securities laws. Moreover, we have been advised that China does not have treaties providing for the reciprocal recognition and enforcement of judgments of courts with the United States. Further, it is unclear if extradition treaties now in effect between the United States and China would permit effective enforcement of criminal penalties of the Federal securities laws.

It will be extremely difficult to acquire jurisdiction and enforce liabilities against our officers, directors and assets based in China.

Because most of our officers and many of our directors reside outside of the United States, it may be difficult, if not impossible, to acquire jurisdiction over those persons if a lawsuit is initiated against us and/or our officers and directors by a shareholder or group of shareholders in the United States. Also, because our officers will likely be residing in China at the time such a suit is initiated, achieving service of process against such persons would be extremely difficult. Furthermore, because the majority of our assets are located in China, it would also be extremely difficult to access those assets to satisfy an award entered against us in United States court. Moreover, we have been advised that China does not have treaties with the United States providing for the reciprocal recognition and enforcement of judgments of courts.

We may have difficulty establishing adequate management, legal and financial controls in China, which could impair our planning processes and make it difficult to provide accurate reports of our operating results.

China historically has not followed Western style management and financial reporting concepts and practices, and its access to modern banking, computer and other control systems has been limited. We may have difficulty in hiring and retaining a sufficient number of qualified employees to work in China in these areas. As a result of these factors, we may experience difficulty in establishing management, legal and financial controls, collecting financial data and preparing financial statements, books of account and corporate records and instituting business practices that meet Western standards, making it difficult for management to forecast its needs and to present the results of our operations accurately at all times.

Imposition of trade barriers and taxes may reduce our ability to do business internationally, and the resulting loss of revenue could harm our profitability.

We may experience barriers to conducting business and trade in our targeted emerging markets in the form of delayed customs clearances, customs duties and tariffs. In addition, we may be subject to repatriation taxes levied upon the exchange of income from local currency into foreign currency, substantial taxes of profits, revenues, assets and payroll, as well as value-added tax. Further obstacles still may arise in obtaining the approval for the use of our equipment in the health care systems of various countries. The markets in which we plan to operate may impose onerous and unpredictable duties, tariffs and taxes on our business and products, and there can be no assurance that this will not reduce the level of sales that we achieve in such markets, which would reduce our revenues and profits.

There can be no guarantee that China will comply with the membership requirements of the World Trade Organization, which could leave us subject to retaliatory actions by other governments and reduce our ability to sell our products internationally.

China has agreed that foreign companies will be allowed to import most products into any part of China. In the sensitive area of intellectual property rights, China has agreed to implement the trade-related intellectual property agreement of the Uruguay Round. There can be no assurances that China will implement any or all of the requirements of its membership in the World Trade Organization in a timely manner, if at all. If China does not fulfill its obligations to the World Trade Organization, we may be subject to retaliatory actions by the governments of the countries into which we sell our products, which could render our products less attractive, thus reducing our revenues and profits.

There can be no guarantee that our management will continuously meet its obligations under Chinese law to enable distribution of profits earned in China to entities outside of China.

A circular recently promulgated by the State Administration of Foreign Exchange (“SAFE”) has increased the ability of foreign holding companies to receive distributions of profits earned by Chinese operating subsidiaries. We qualify for this treatment, but remaining qualified for it will require the Chinese principals involved to meet annual filing obligations. While they have agreed to meet those annual requirements, it is possible that they will fail to do so, which could limit our ability to gain access to the profits earned by Allied. The result could be the inability to pay dividends to our stockholders or to deploy capital outside of China in a manner that would be beneficial to our business as a whole.

Risks Related to our Securities.

The market price of our shares is subject to significant price and volume fluctuations.

The price of our common shares may be subject to wide fluctuations in response to variations in operating results, news announcements, trading volume, general market trends both domestically and internationally, currency movements and interest rate fluctuations or sales of common shares by our officers, directors and our principal shareholders, customers, suppliers or other publicly traded companies. Certain events, such as the issuance of common shares upon the exercise of our outstanding stock options, could also materially and adversely affect the prevailing market price of our common shares. Further, the stock markets in general have recently experienced extreme price and volume fluctuations that have affected the market prices of equity securities of many companies and that have been unrelated or disproportionate to the operating performance of such companies. These fluctuations may materially and adversely affect the market price of our common shares and the ability to resell shares at or above the price paid, or at any price.

There may not be an active, liquid trading market for our common stock.

Our common stock is currently traded on the Over the Counter Bulletin Board, and we intend to file an application for listing on The NASDAQ Stock Market when we believe we meet the applicable listing standards. Although we intend on meeting all of the necessary requirements, our application may not be accepted. If we do not succeed in securing a listing on the NASDAQ Stock Market, it could limit the ability to trade our common stock and result in a reduction of the price that can be obtained for shares being sold.

Compliance with the applicable provisions of the Sarbanes-Oxley Act may be a further condition of continued listing or trading. If we are granted a listing on the NASDAQ Stock Market, we may not always be able to meet the listing requirements. Failure to continually meet the NASDAQ Stock Market listing requirements could result in the delisting of our common stock, which may adversely affect the liquidity of our shares, the price that can be obtained for them or both.

We may not pay dividends.

We may not pay dividends in the future. Instead, we expect to apply earnings toward the further expansion and development of our business. The likelihood of our paying dividends is further reduced by the fact that, in order to pay dividends, we would need to repatriate profits earned outside of the U.S., and in doing so those profits would become subject to U.S. taxation. Thus, the liquidity of your investment is dependent upon your ability to sell stock at an acceptable price, rather than receiving an income stream from it. The price of our stock can go down as well as up, and fluctuations in market price may limit your ability to realize any value from your investment, including recovering the initial purchase price.

NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains certain forward-looking statements. When used in this prospectus, statements which are not historical in nature, including the words “anticipate,” “estimate,” “should,” “expect,” “believe,” “intend” "may," "project," "plan" or "continue," and similar expressions are intended to identify forward-looking statements. They also include statements containing anticipated business developments, a projection of revenues, earnings or losses, capital expenditures, dividends, capital structure or other financial terms.

The forward-looking statements in this prospectus are based upon our management’s beliefs, assumptions and expectations of our future operations and economic performance, taking into account the information currently available to them. These statements are not statements of historical fact. Forward-looking statements involve risks and uncertainties, some of which are not currently known to us that may cause our actual results, performance or financial condition to be materially different from the expectations of future results, performance or financial condition we express or imply in any forward-looking statements. These forward-looking statements are based on our current plans and expectations and are subject to a number of uncertainties and risks that could significantly affect current plans and expectations and our future financial condition and results.

We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this filing might not occur. We qualify any and all of our forward-looking statements entirely by these cautionary factors. As a consequence, current plans, anticipated actions and future financial conditions and results may differ from those expressed in any forward-looking statements made by or on our behalf. You are cautioned not to unduly rely on such forward-looking statements when evaluating the information presented herein.

USE OF PROCEEDS

We will not receive any proceeds from sales of the shares covered by this prospectus.

MARKET FOR OUR SHARES

Our common stock is currently listed for trading in the over-the-counter market on the NASD “Electronic Bulletin Board” (Symbol: “MBSN.OB”). Since we initially registered shares for public trading in 2006, our common stock has not had any trading volume. Prior to the share exchange, Allied Moral's stock did not trade in any public markets.

There are no outstanding options or warrants that can be converted into our common equity. As provided in the Share Exchange Agreement, if Allied Moral achieves certain profit targets for 2008 through 2011, we may distribute some or all of 1,600,000 shares of common stock to those persons who were the holders of Allied Moral's common stock at the time of the share exchange.

At May 14, 2007, there was no closing bid price of our common stock. We have approximately 40 record holders of our common stock. This number excludes any estimate by us of the number of beneficial owners of shares held in street name, the accuracy of which cannot be guaranteed.

Pursuant to the share exchange and the series of transactions related thereto, Mill Basin's shareholders prior to the share exchange hold approximately 3.65% of our common stock.

Dividends

All of our business is conducted through our subsidiaries based in China. As stated above in the Risk Factors section, Renminbi, or RMB, is not a freely convertible currency currently, and the restrictions on currency exchanges may limit our ability to make dividends or other payments in United States dollars. However, in accordance with the existing foreign exchange regulations in China, Allied Moral is able to pay dividends in foreign currencies, without prior approval from the SAFE, by complying with certain procedural requirements. There can be no assurance that the current foreign exchange measures will not be changed in a way that will make payment of dividends and other distributions outside of China more difficult or unlawful. As a result, if we intend to distribute profits outside of China, there can be no assurance that we will be able to obtain sufficient foreign exchange to do so. Additionally, we cannot provide any assurance that China regulatory authorities will not impose further restrictions on the convertibility of the RMB. Since our subsidiaries in China, both direct and indirect, generate virtually all of our revenue, and these revenues are currently denominated in RMB, any future restrictions on currency exchanges may limit our ability to repatriate such revenues for the distribution of dividends to our shareholders.

SAFE regulations have required extensive documentation and reporting, some of which was burdensome and slowed payments. If there is a return to burdensome payment restrictions and reporting, the ability of a company with its principal operations in China to attract investors will be reduced. Also, current investors may not be able to obtain the profits of the business in which they own for other reasons. Relevant Chinese law and regulation permit payment of dividends only from retained earnings, if any, determined in accordance with Chinese accounting standards and regulations. It is possible that Chinese tax authorities may require changes in our reported income that would limit our ability to pay dividends and other distributions. Chinese law requires companies to set aside a portion of net income to fund certain reserves, which amounts are to distributable as dividends. These rules and possible changes could restrict a company in China from repatriating funds to us and our shareholders as dividends.

Securities authorized for issuance under equity compensation plans

At present, Huiheng Medical has 1,500,000 shares authorized for issuance under equity compensation plans. However, no options for such shares have been granted as yet.

SUMMARY FINANCIAL DATA

The following summary of consolidated financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and the notes thereto that are included elsewhere in this report. Historical results are not necessarily indicative of the results that may be expected for any future period.

Certain factors affect the comparability of the information set forth in the following table. The principal factor was the divestiture of the company’s “Operating Center Unit” during fiscal 2005. Prior to that divestiture, the Company derived a significant portion of its revenues and profits from the Operating Center Unit. That unit purchased equipment from the manufacturing unit at favorable prices. The equipment was then installed in a hospital, where the Operating Center Unit generally engaged in a joint venture with the hospital and its staff to operate the equipment and treat patients. The Operating Center Unit generated substantial revenue from these activities. Following the reorganization of the company in October 2005, the business model shifted to one in which our revenues and profits are derived principally from the sale of our medical devices to hospitals or third party investors that purchase the devices and jointly operate the devices with the hospitals under a profit sharing arrangement, and from servicing of those devices after sale.

The selected financial data presented below, which are unaudited for the years 2002 through 2004, are pro forma results that reflect the activities associated with the Company’s current business and do not include the revenues and other financial results associated with the Operating Center Unit. Furthermore, the pro forma results reflect a scenario where the devices sold in 2002, 2003 and 2004 were sold at “full Price” or the market rate, whereas in actuality, the devices were sold at a substantial discount to the Operating Center Unit.

Other factors affecting the comparability of the data in the tables below are, as noted, that the data for 2002 through 2004 are not audited, and the Company’s unaudited books and records were maintained in accordance with Chinese accounting principles, not US GAAP.

	Years Ended December 31,
	2002	2003	2004	2005	2006

Statement of Income Data:
Total revenues	$1,028,060	3,084,180	5,043,541	9,880,487	12,346,672
Income from operations	72,074	834,921	1,332,722	4,384,203	8,169,476
Net income	72,074	834,902	1,333,252	4,151,059	7,031,721
Weighted average shares outstanding	50,000,000	50,000,000	50,000,000	50,000,000	50,000,000

	Years Ended December 31, 2005
	2002	2003	2004	2005	2006
Balance Sheet Data:
Cash and cash equivalents	$203,907	320,504	121,068	136,608	337,014
Working capital (deficit)	2,570,357	3,450,808	3,923,189	7,014,083	5,076,410
Total assets	6,697,164	10,294,162	10,433,164	13,716,370	9,505,620
Long-term debt	0	0	0	0	0
Stockholders’ equity	4,483,716	5,296,957	5,251,732	7,670,059	5,536,914

Exchange Rate Information

The following table sets forth certain information concerning exchange rates between Renminbi and U.S. dollars for the periods indicated:

Period	Period End	Average(1)	High	Low
2000	8.2781	8.2788	8.2799	8.2765
2001	8.2766	8.2773	8.2776	8.2761
2002	8.2773	8.2771	8.2800	8.2765
2003	8.2767	8.2771	8.2800	8.2765
2004	8.2765	8.2767	8.2774	8.2764
2005	8.0702	8.1826	8.2765	8.0702
2006	7.8041	7.9579	8.0702	7.8041

MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

You should read the following discussion and analysis of our financial condition and results of operations in conjunction with the section entitled “Selected consolidated financial data” and our consolidated financial statements and the related notes included elsewhere in this prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. Our actual results and the timing of selected events could differ materially from those anticipated in these forward-looking statements, including as a result of those matters set forth under “Risk factors” and elsewhere in this prospectus.

OVERVIEW

We are a China-based large medical equipment company that develops, manufactures, markets and provides comprehensive services for radiation therapy systems used for the treatment of cancer. We currently have four products; the SGS, the BGTS, the HGTS and a multileaf collimator device (“MLC”) used in conjunction with a linear accelerator.

In 2006, we established Allied Moral in the British Virgin Islands as a holding company and transferred 100% of the ownership interests of Tibet Changdu Shengfeng Industry Development Company, Ltd. (“Tibet Changdu”), a Chinese holding company established in Tibet, to Allied Moral as part of an ownership restructuring to facilitate investments by foreign investors.

In 2005, the ownership interests of Shenzhen Hyper Technology Company, Ltd. (“Shenzhen Hyper”), Wuhan Kangqiao Medical New Technology Company, Ltd. (“Wuhan Medical”) and Beijing Yuankang Kbeta Nuclear Technology Company, Ltd. (“Beijing Kbeta”) were reorganized under Tibet Changdu. Upon the completion of the reorganization, Tibet Changdu owned 75% of the equity interests in Shenzhen Hyper, 100% of the equity interests of Wuhan Medical and 50% of the equity interests of Beijing Kbeta.

Huiheng Medical is led by Hui Xiaobing, the former CEO of China Everbright Securities, a major Chinese financial institution. Through his experience and relationships, Mr. Hui maintains access to China’s hospitals, which are our principal customers. As a result of his leadership, we have developed a strong sales and marketing force, covering all of China and maintaining relationships with China’s top medical institutions that it has been able to convert into sales.

Huiheng’s expansion plans include broadening its product offerings. Our research and development team is focused on developing and producing the most technologically advanced radiotherapy and GTS products worldwide. In the last 5 years, Huiheng has been awarded 18 patents in China, USA, and EU, and its main products are all approved for use in China by the State Food and Drug Administration, an agency of the Ministry of Healthcare of the People’s Republic of China.

Currently, the focus of our research and development efforts has been on four main projects that are expected to lead to four product launches between Q3 2007 and Q4 2009. The first project is the development of the next generation SGS unit that will incorporate advanced functional radiotherapy technologies through the addition of an Image Guided System (“IGS”), which improves the targeting of the radiation beam through use of computer-generated images, and Respiration Tracking System (“RTS”), which automatically adjusts the targeting of the radiation to compensate for the patient’s breathing. The other major projects include the development of a linear accelerator plus multileaf collimator unit, another type of radiotherapy equipment that is used in less demanding applications, an advanced magnetic resonance imaging (“MRI”) device and an industrial linear accelerator unit that is used, among other things, for preserving food through irradiation.

Huiheng has also begun pursuing relationships with foreign medical capital equipment technology leaders to offer high quality, low cost manufacturing services and China-based distribution for their products.

Shenzhen Hyper was established in September of 2001 as a domestic Chinese company based in Shenzhen China. From inception, it has been engaged in designing, developing, manufacturing and servicing radiotherapy medical equipment used for the treatment of tumors for customers throughout China. Shenzhen Hyper developed the Super Gamma System (“SGS”) in 2001. The SGS is a radiotherapy device that uses gamma radiation to non-invasively treat tumors located in the head and the body and to treat certain functional disorders of the head and neck areas. It utilizes stereotactic, or three-dimensional imaging, principals to enhance the accuracy of the targeting of the radiation beams. Our first SGS device was installed in 2001 and our SGS device was approved by the SFDA in 2003. As of the end of 2006, we have a total installed base of 19 SGS units, all of which are located in China. We estimate that over 14,000 patients have been treated with our SGS product. Shenzhen Hyper has also developed a multileaf collimator device that is used in conjunction with a linear accelerator to provide conformal shaping of radiotherapy treatment beams, which increases the precision of the beam and reduces the damage caused to surrounding tissues. Our first multileaf collimator was sold in March of 2007 in China. We are currently applying for approval from the SFDA for this device. We have only sold one multileaf collimator as of June 2007. We are currently developing our own linear accelerator with which we will integrate our multileaf collimator. Shenzhen Hyper is currently working on the development of additional radiotherapy and diagnostic equipment that will be sold in China and abroad, following receipt of any required regulatory approvals.

Wuhan Medical was established in September of 2001 as a domestic Chinese company based in Wuhan China. From inception, it has been engaged in designing, developing, manufacturing and servicing radiotherapy medical equipment for customers throughout China. Wuhan Medical developed BGTS in 2003 and the HGTS in 2004 and currently manufactures, markets and services these products.

The BGTS is a stereotactic radiotherapy device that uses gamma-sourced radiation to non-invasively treat tumors located in the body. Our first BGTS device was installed in 2003 and in 2004 it was approved by the SFDA. As of the end of 2006, we have a total installed base of 7 BGTS units.

The HGTS is a stereotactic radiotherapy device that uses gamma-sourced radiation to non-invasively treat tumors in the head and to treat other functional disorders of the head and neck area. Our first HGTS device was installed in 2004 and is expected to achieve SFDA approval in 2007. As of the end of 2006, we had a total installed base of 4 HGTS units.

Beijing Kbeta was established in December 2004 and supplies the Cobalt-60 radioactive material used as the radioactive source in the SGS, BGTS and HGTS.

The hospital is the ultimate user of our products and the party that makes the decision to buy them. However, our sales historically have been made to a third party, which we refer to as a distributor, which pays us for the product, and then enters into a financing arrangement that facilitates the hospital’s acquisition of the capital equipment. While we are willing to sell to hospitals directly, all of our equipment sales to date have been to distributors. We also offer comprehensive post-sales services for our medical equipment. The service contracts are negotiated and signed independently from the sales of medical equipment. Our post sales services include radioactive cobalt source replacement and disposal, training, product maintenance, software upgrades and consulting.

Many of the key research and development personnel who developed our products are currently employed by our company.

PRICING

Treatment fees for radiotherapy are set by provincial governments in China, a factor we consider when pricing our systems. To gain market penetration, we price our radiotherapy treatment systems at levels that we believe offer attractive economic returns to distributors and hospitals, taking into account the prices of competing products in the market. We market and sell our products to distributors at a price that is lower than the price that hospitals pay for our products. We believe that our products are competitively priced compared to other radiotherapy devices available in China.

REVENUES

We derive our revenues from selling our products to distributors, who in turn furnish the equipment to healthcare providers, as well as from selling service contracts to the buyers of our products.

Our net revenues are net of VAT, but include VAT equipment refunds on the sales of self-developed software embedded in our medical equipment products. In addition, our revenues include regional VAT and business tax subsidies (See ‘Tax and Incentives’).

We recognize revenues at the time our products are accepted by either the distributors or, should it occur, the hospital directly. The sales price of our devices includes basic training and installation services. These services are ancillary to the purchase of medical equipment by our customers and are normally considered by the customers to be an integral part of the acquired equipment. As the delivered items (training and installation services) do not have determinable fair values, revenues for the entire arrangement is recognized upon customer acceptance, which occurs after delivery and installation.

We typically require our customers to pay 30% of the sales price as a downpayment when a purchase order is placed, another 30% of the sale price when the product is shipped and another 30% of the sale price after the device has been installed, tested and is accepted by the customer. The balance is typically paid by the customer within one year of acceptance, which is within the range of accepted credit practice in China.

Our revenues, growth and results of operations depend on several factors, including the level of acceptance of our products among doctors, hospitals and patients and our ability to maintain prices for our products at levels that provide favorable margins, as well as the availability of distributors to facilitate the acquisition of the equipment by hospitals. The level of acceptance among doctors, hospitals and patients is influenced by the performance and pricing of our products, our ability to educate distributors and the medical community about our products, our relationships with hospitals and distributors, government reimbursement levels as well as other factors.

Our sales have historically been achieved on a unit-by-unit basis. We expect that in any given period sales to a relatively small, but changing, number of distributors will continue to account for the majority of our revenues. For the fiscal year ended December 31, 2005 and December 31, 2006, sales to our top four distributors accounted for 85% and 89%, respectively, of our revenues.

COSTS

Cost of revenues

Our cost of revenues primarily consists of material and component costs. It also includes amortization of intangible assets and direct costs incurred in the assembly, installation and service of our products, such as salaries and related personnel expenses and depreciation costs of plant and equipment used for production purposes. Depreciation of property, plant and equipment attributable to manufacturing activities is capitalized and expensed as cost of revenues when product is sold. Depreciation for the years ended December 31, 2005 and 2006 amounted to RMB0.96 million (US$0.117 million) and RMB1.2 million (US$0.152 million), respectively. We outsource the production of components and assembly to our independent preferred vendors.

As we source a significant portion of our components and raw materials in China, we currently have a relatively low cost base compared to competing medical technology companies based in more developed countries. We expect the costs of components and raw materials in China will increase in the future as a result of further economic development in China. In addition, our focus on new generations and applications of our products may require higher cost components and raw materials. We plan to offset increases in our cost of raw materials and components through more efficient product designs and product assembly enhancements as well as through savings due to economies of scale.

Operating expenses

Our operating expenses primarily consist of research and development expenses, sales and marketing expenses and general and administrative expenses.

Research and development. Research and development expenses primarily consist of costs associated with the design, development, testing and enhancement of both our existing products and our new product development. These costs consist of expenditures for purchases of supplies, clinical trials, salaries and related personnel expenses, and other relevant costs. Going forward, we expect to increase our research and development expenses, both on an absolute basis and as a percentage of revenue, to develop new products and applications and to improve the product designs of our existing products.

Sales and marketing. Sales and marketing expenses consist primarily of salaries and related expenses for personnel engaged in sales, marketing and customer support functions and costs associated with advertising and other marketing activities. Similar to most China-based manufacturers of medical equipment and supplies, our sales are made primarily to third party investors. As a result, our sales and marketing expenses as a percentage of revenues are significantly lower than manufacturers of medical equipment and supplies that operate their own marketing and distribution networks and sell directly to hospitals. Going forward, we expect to increase our expenditures on sales and marketing, both on an absolute basis and as a percentage of revenue, to promote our products in China. Furthermore, we anticipate aggressively pursuing new markets outside the PRC and expect to increase our expenditures on sales and marketing for this purpose as well

General and administrative. General and administrative expenses consist primarily of salaries and benefits and related costs for our administrative personnel and management, fees and expenses of our outside advisers, including legal, audit and valuation expenses, expenses associated with our administrative offices and the depreciation of equipment used for administrative purposes. We expect that our general and administrative expenses will increase, both on an absolute basis and as a percentage of revenue, as we hire additional personnel and incur costs related to the anticipated growth of our business and our becoming a publicly listed company in the U.S.

TAXES AND INCENTIVES

Tibet Changdu

Under the current PRC laws, Tibet Changdu is subject to EIT and VAT. Tibet Changdu is established in the western region of the PRC and, as such, it is currently subject to an EIT rate of 15%, compared to a statutory rate of 33% for most companies in China. However, pursuant to an agreement with the Tibet Finance Bureau, Tibet Changdu will be refunded any amounts of its annual EIT payment that exceed RMB 900,000. In addition, the Tibet Finance Bureau will refund Tibet Changdu’s annual 31% business tax payment and its 38.75% VAT payment under the condition that the total annual business tax and VAT owed exceeds RMB1 million and RMB1.5 million, respectively. This tax incentive policy will be valid for 5 years from the commencement of the tax refund, which began in fiscal 2006.

Shenzhen Hyper

Shenzhen Hyper is classified as a high technology company and currently operates in an approved economic-technological development area. As such, it is currently subject to an EIT rate of 15%, compared to a statutory rate of 33% for most companies in China. Furthermore, this classification, according to local tax regulations, entitles Shenzhen Hyper to a tax-free period for two years, commencing on it first profitable year, and a 50% reduction in EIT for the following six years. As of December 31st 2006, Shenzhen Hyper has not yet achieved retained profits after deducting accumulated losses.

VAT is charged based on the selling price of products at a general rate of 17% and revenues are recorded net of this VAT. Shenzhen Hyper, however, is entitled to a 14% refund of VAT on the sales of self-developed software embedded in device systems. This is a result of a PRC government program to promote the development of the high technology sector of China’s economy.

The VAT refund is recorded as part of net revenues under U.S. GAAP. For the fiscal year ended December 31, 2006, VAT refunds amounted to RMB1.35 million, which accounted for approximately 1.2% of our revenues for the period. There were no VAT refunds for fiscal year ending December 31st 2006.

Wuhan Medical

Wuhan Medical is classified as a high technology company and currently operates in an approved economic-technological development area. As such, it is currently subject to an EIT rate of 15%, compared to a statutory rate of 33% for most companies in China. Furthermore, this classification, according to local tax regulations, entitles Wuhan Kangqiao to a tax-free period for two years, commencing the first year the company is established. Wuhan Medical’s EIT rate for the years ending December 31, 2004, 2005 and 2006 were 0%, 15% and 15%, respectively.

The PRC tax system is subject to uncertainties and has been subject to recently enacted changes, the interpretation and enforcement of which are also uncertain. There can be no assurance that changes in PRC tax laws or their interpretation or their application will not subject us to tax increases in the future.

SIGNIFICANT ACCOUNTING POLICIES

Significant Accounting Policies and Estimates

The discussion and analysis of our financial condition presented in this section are based upon our financial statements, which have been prepared in accordance with the generally accepted accounting principles in the United States. During the preparation of our financial statements we are required to make estimates and judgments that affect the reported amounts of assets, liabilities, revenue and expenses, and related disclosure of contingent assets and liabilities. On an ongoing basis, we evaluate our estimates and judgments, including those related to sales, returns, pricing concessions, bad debts, inventories, investments, fixed assets, intangible assets, income taxes and other contingencies. We base our estimates on historical experience and on various other assumptions that we believe are reasonable under current conditions. Actual results may differ from these estimates under different assumptions or conditions.

In response to the SEC’s Release No. 33-8040, “Cautionary Advice Regarding Disclosure About Critical Accounting Policy,” we identified the most critical accounting principles upon which our financial status depends. We determined that those critical accounting principles are related to the use of estimates, inventory valuation, revenue recognition, income tax and impairment of intangibles and other long-lived assets. We present these accounting policies in the relevant sections in this management’s discussion and analysis, including the Recently Issued Accounting Pronouncements discussed below.

(a)	Principles of Consolidation

Depreciation is calculated to write off the cost or valuation of fixed assets over their estimated useful lives, using the straight line method, at the following annual rates :-
The Consolidated financial statements include the Company and its three subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.

(b)	Cash

Cash consists of cash on hand and in bank.

(c)   Trade Accounts Receivable

Trade accounts receivable are recorded at the invoiced amount after deduction of trade discounts, value added taxes and allowance, if any, and do not bear interest. The allowance for doubtful accounts is management's best estimate of the amount of probable credit losses in the existing accounts receivable. Management determines the allowance based on historical write-off experience, customer specific facts and economic condition. No allowance has been provided for doubtful accounts as of December 31, 2005 and 2006 (Note 5).

(d)   Depreciation

Depreciation is calculated to write off the cost or valuation of fixed assets over their estimated useful lives, using the straight line method, at the following annual rates :

(e)	Inventories
Inventories are stated at the lower of cost or market. Cost is determined using the weighted average cost method. Cost of work in progress and finished goods comprise direct material, direct production and an allocated proportion of production overheads.

(f)            Property, Plant, and Equipment

Property, plant, and equipment are stated at cost less accumulated depreciation or amortization. Depreciation expense is recognized using the straight-line method to the asset's estimated residual value over the estimated useful lives of the assets as follows:

Years
Leasehold improvement	3-5
Buildings	20
Production equipment	3-5
Furniture, fixtures and office equipment	3-5
Motor vehicles	5-10

Leasehold improvements are amortized straight line over the shorter of the lease term or estimated useful life of the asset. Depreciation of property, plant, and equipment attributable to manufacturing activities is capitalized as part of inventory, and expensed to cost of revenues as inventory is sold.

(g)          Intangible Assets

Intangible assets were contributed to the Group and are stated at cost, representing the fair value at the time of contribution by minority owner of a subsidiary. Fair value was supported by cash contributed contemporaneously by another investor. Cost is net of accumulated amortization and impairment losses. Amortization expense is recognized on the straight-line basis over the estimated respective useful lives of these intangible assets as follows:

Years
Patented technology	20
Software	5

Management reviews the carrying values of its intangible assets if the facts and circumstances suggest that these assets may be impaired. To the extent that the review indicates that the carrying values of these assets may not be recoverable, as determined based on their estimated future undiscounted cash flows over the remaining amortization period, the carrying values of these assets will be reduced to their estimated fair values.

(h)           Investment in Affiliated Company

Beijing Kbeta was established in December 15, 2004 at which time Tibet Changdu acquired a 20% equity interest. During fiscal year 2005, Tibet Changdu acquired an additional 30% equity interest in Beijing Kbeta for RMB 300,000. The cost for each acquisition approximated fair value of the proportion of the net assets acquired and accordingly, no investor level goodwill was recognized.

The Company's equity interest in Beijing Kbeta is accounted for used the equity method of accounting because the Company has the ability to exercise significant influence over the investee, but does not have a controlling financial interest.

If circumstances indicate that the carrying value of the Group's investment in Beijing Kbeta may not be recoverable, the Group would recognize an impairment loss by writing down its investment to its estimated net realizable value if management concludes such impairment is other than temporary.

(i)            Impairment of Long-Lived Assets

Long-lived assets, including property, plant, and equipment and intangible assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to the estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized by the amount by which the carrying amount of the asset exceeds the fair value of the asset.

Assets to be disposed of are separately presented in the balance sheet and reported at the lower of the carrying amount or fair value less costs to sell, and are no longer depreciated. The assets and liabilities of a disposed group classified as held for sale are presented separately in the appropriate asset and liability sections of the balance sheet.

No Impairment was recognized in 2005 and 2006.

(j)           Revenue Recognition

We generate revenue primarily from sales of medical equipment and provision of maintenance and support services. Revenue is recognized as follows:

We recognize revenue when products are delivered and the customer takes ownership and assumes risk of loss, collection of the relevant receivable is probable, persuasive evidence of an arrangement exists and the sales price is fixed or determinable. The sales price of the medical equipment includes the training and installation services. These services are ancillary to the purchase of medical equipment by customers and are normally considered by the customers to be an integral part of the acquired equipment. As the delivered items (training and installation services) do not have determinable fair values, we recognize revenue for the entire arrangement upon customer acceptance of the equipment, which occurs after delivery and installation but before training is complete.

In the PRC, value added tax ("VAT") of 17% on invoice amount is collected in respect of the sales of goods on behalf of tax authorities. The VAT collected is not revenue of the Group; instead, the amount is recorded as a liability on the balance sheet until such VAT is paid to the authorities.

Pursuant to the laws and regulations of the PRC, Shenzhen Hyper is entitled to a refund of VAT on the sales of self-developed software embedded in medical equipment. The VAT refund represents the amount of VAT collected from customers and paid to the authorities in excess of 3% of relevant sales. The amount of VAT refund is calculated on a monthly basis. As the refund relates directly to the sale of self-developed software that is embedded in our products, we recognize the VAT refund at the time the product is sold. The amount is included in the line item "Revenues, net" in the consolidated statements of income and is recorded on an accrual basis. VAT refunds included in revenue for the year ended December 31, 2006 was RMB 1,346,154. There were no VAT refunds for the year ended December 31, 2005.

Pursuant to the document dated December 16, 2004 with No.173 issued by Tibet Finance Bureau, the profits tax payment of Tibet Changdu in excess of RMB 900,000 for a year will be refundable by Tibet Finance Bureau. The 31% and 38.75% of business tax payment and value added tax payment respectively for a year will be refundable by Tibet Finance Bureau provided that the business tax payment and value added tax payment should be arrived at RMB 1 million and RMB 1.5 million for a year respectively. Such tax incentive policy will be valid for 5 years from the year of commencement of tax refund. The tax subsidy income from Tibet Finance Bureau was included in our revenue for 2006.

The medical equipment we sell has embedded self-developed software. In all cases, the medical equipment is marketed and sold based on its performance and functionality as a whole. The self-developed software is not sold on a standalone basis.

Tibet Changdu also provides comprehensive post-sales services to certain distributors for medical equipment used by hospitals. These contracts are negotiated and signed independently and separately from the sales of medical equipments. According to the agreements, Tibet Changdu provides comprehensive services including exchange of cobalt, training to users of the medical equipment, maintenance of medical equipment, upgraded software and consulting. Fees for the services are recognized under the straight-line method over the life of the contract.

(k)          Research and Development Costs

Research and development costs are expensed as incurred.

(l)            Income Taxes

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carry forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. A valuation allowance is provided to reduce the amount of deferred tax assets if it is considered more likely than not that some portion, or all, of the deferred tax assets will not be realized.

(m)          Retirement and Other Postretirement Benefits

Contributions to retirement schemes (which are defined contribution plans) are charged to consolidated statements of operations as and when the related employee service is provided.

(n)           Warranty Costs for Medical Equipment

We provide a product warranty to our customers to repair any product defects that occur generally within twelve months of the date of sales. Based on the limited number of actual warranty claims and the historically low cost of such repairs, we have not recognized a liability for warranty claims, but rather recognizes such cost when product repairs are made.

(o)           Use of Estimates

The preparation of the consolidated financial statements requires management of the Company to make a number of estimates and assumptions relating to the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the period. Significant items subject to such estimates and assumptions include the recoverability of the carrying amount and the estimated useful lives of long-lived assets; valuation allowances for receivables, realizable values for inventories and deferred income tax assets. Actual results could differ from those estimates.

(p)           Contingencies

In the normal course of business, we are subject to contingencies, including legal proceedings and claims arising out of the businesses that relate to a wide range of matters, including among others, product liability. We record accruals for such contingencies based upon the assessment of the probability of occurrence and, where determinable, an estimate of the liability. Management may consider many factors in making these assessments including past history, scientific evidence and the specifics of each matter. As management has not become aware of any product liability claim arising from any medical incident over the last three years, we have not recognized a liability for product liability claims.

(q)           Recently Issued Accounting Standards

In December 2004, the Financial Accounting Standard Board ("FASB") issued FASB Statement No. 123R (revised 2004), Share-Based Payments, which addresses the accounting for transactions in which an entity exchanges its equity instruments for goods or services, with a primary focus on transactions in which an entity obtains employee services, in share-based payment transactions. This statement is a revision to Statement 123 and supersedes Accounting Principles Board ("APB") Opinion No. 25, Accounting for Stock Issued to Employees, and its related implementation guidance. For nonpublic companies, this Statement requires measurement of the cost of employee services received in exchange for stock compensation based on the grant-date fair value of the employee stock options. We have not been engaged in any share-based payment transactions.

In December 2004, the FASB issued FASB Statement No. 151, Inventory Costs, which clarifies the accounting for abnormal amounts of idle facility expense, freight, handling cost, and wasted material (spoilage). Under this statement, such items will be recognized as current-period charges. In addition, the statement requires that allocation of fixed production overheads to the costs of conversion be based on the normal capacity of the production facilities. This statement will be effective for the Company for inventory costs incurred on or after January 1, 2007. Management anticipates that this new statement will not have a material impact on the Company.

In December 2004, the FASB issued FASB Statement No. 153, Exchanges of Nonmonetary Assets, which eliminates an exception in APB 29 for recognizing nonmonetary exchanges of similar productive assets at fair value and replaces it with an exception for recognizing exchanges of nonmonetary assets at fair value that do not have commercial substance. This statement will be effective for the Company for nonmonetary asset exchanges occurring on or after January 1, 2007. Management currently does not contemplate entering into any transactions within the scope of FASB Statement No. 153. Consequently, management does not believe the adoption of the statement will have material impact on its consolidated financial statements.

In September 2005, the Emerging Issues Task Force ("EITF") issued EITF issue No. 04-13 Accounting for Purchases and Sales of Inventory with the Same Counterparty, EITF 04-13 provides guidance as to when purchases and sales of inventory with the same counterparty should be accounted for as a single exchange transaction. EITF 04-13 also provides guidance as to when a nonmonetary exchange of inventory should be accounted for at fair value. EITF 04-13 will be applied to new arrangements entered into, and modifications or renewals of existing arrangements occurring after January 1, 2007. We do not have such transactions within the scope of EITF 04-13. Consequently, management doesn't believe the adoption of the statement will have material impact on its consolidated financial statements.

In July 2006, the FASB issued FASB Interpretation No. 48 ("FIN 48"), "Accounting for Uncertainty in Income Taxes". FIN 48 establishes the threshold for recognizing the benefits of tax-return positions in the consolidated financial statements as "more-likely-than-not" to be sustained by the taxing authority, and prescribes a measurement methodology for those positions meeting the recognition threshold. FIN 48 is effective the fiscal year beginning after December 15, 2006. Management is currently evaluating the effect that the adoption of FIN 48 will have on its consolidated financial position and results of operations.

(r)           Segment Reporting

The Company has no operating segments, as that term is defined in FASB Statement No. 131, Disclosure About Segments of an Enterprise and Related Information. All of our operations and customers are in China. Accordingly, no geographic information is presented.

Incentive Share and After-Tax Profit Targets

As an additional purchase price, the holder of Allied Moral common stock prior to the share exchange (or its designees) will be issued, on an all or none basis per year, an aggregate of 1,600,000 shares of our common stock (400,000 shares each year for four years), if on a consolidated basis, Allied Moral has after-tax profits in the following amounts for the indicated 12-month periods ending December 31:

Years Ending December 31	After Tax Profit

2008	13,100,000
2009	18,500,000
2010	26,200,000
2011	34,000,000

RESULTS OF OPERATIONS

We believe comparisons of our two most recent fiscal years provide useful information for investors regarding our results of operations and illustrate the recent trends in our business and operations. This is particularly so since the majority of our operating activity and growth has occurred during our most recent fiscal years.

Comparison of Years Ended December 31, 2005 and 2006

Operating revenues

For the year ended December 31, 2006, total revenues amounted to $12.35 million, an increase by $2.55 million, compared to $9.80 million for the same period of the prior year, representing a 25.9% increase.

Of the total revenues of $12.35 million for 2006, the product sales and service revenue accounted for $11.29 million, an increase by $1.39 million, compared to $9.90 million for the same period of the prior year, representing a 14.0% increase. There were 8 devices installed and 26 service contacts sold in 2006 compared with 12 and 23, for the same period of the prior year. Although device sales decreased, total revenues increased as a result of increased service revenues. Following the reorganization, the company signed a number of service contracts with its customers that were effective as of October 1, 2005. As a result, the company generated service revenues for a total of three months in 2005 and for 12 months in 2006, which has resulted in an overall increase in revenue.

Of the $12.35 million of total revenues, approximately $1.38 million related to tax refunds and subsidies, an increase of approximately $1.38 million over the $0 in tax refunds and subsidies for the same period of the prior year, a 100% increase. The tax refund and subsidies accumulate over the current year and are paid to the company and recognized as revenue in the subsequent year. Based on the regional tax refund and subsidy policies, the company did not pay taxes in 2004 and therefore had no refunds in 2005. The company did pay taxes in 2005 and as a result, received a refund in 2006.

Revenue Backlog

An important measure of the stability and growth of the Company’s business is the number of purchase orders placed by customers for products that the company has not yet installed or backlog, which represents the total amount of unrecognized revenue associated with existing purchase orders. Any unreorganized revenue associated with an existing purchase order is included in backlog as of the end of current period. The backlog as of December 31, 2006 amounted to $5.41 million, representing an increase of 9.6%, compared to $4.93 million as of December 31, 2005.

Cost of revenues

The total cost of revenues amounted to $2.65 million, a decrease by $1.5 million compared to $4.15 million for the same period of the prior year, a 36.1% decrease. The decrease was due to higher proportion of our revenues in 2006 (in comparison to 2005) being derived from service contracts, which have a higher margin, and a lower associated cost of revenues than sales of devices.

Gross margin

As a percentage of total revenues, the overall gross margin increased significantly to 78.5% for the year ended December 31, 2006 from 57.6% for the same period in the prior year, primarily because higher margin service revenues represented a higher percentage of total revenues.

Operating expenses

Sales and marketing expenses

Sales and marketing expenses mainly consist primarily of salaries and related expenses for personnel engaged in sales, marketing and customer support functions and costs associated with advertising and other marketing activities.

Sales and marketing expenses were approximately $123,308 for the year ended December 31, 2006, an increase of 101%, or roughly $61,863, compared to approximately $61.445 for the same period of the prior year. The increase was mainly due to the reorganization in October 2005, which resulted in sales and marketing expenses concentrated in Tibet Chengdu, whereas before the reorganization some of these selling expenses were logged in the operating center subsidiary, not recognized in this pro forma. As a result, for October, November and December of 2005, all sales and marketing expenses were realized in Tibet Chengdu and for all 12 months of 2006, all sales and marketing expenses were realized in Tibet Chengdu.

This relatively low overall expenditure toward sales and marketing is due to our direct marketing strategy which primarily includes expenses for salaries, commissions and travel fees for our marketing staff. The Company has established guidelines to monitor and evaluate sales performance for its products to customers in different industries and regions to control selling expenses. We expect that our selling expenses will remain at or increase above the 2006 levels as we increase our efforts to expand sales, particularly internationally, where our brand is not as well known and the resources devoted to establish a presence in new markets will be greater.

General and administrative expenses

General and administrative expenses consist primarily of salaries and benefits and related costs for our administrative personnel and management, fees and expenses of our outside advisers, including legal, audit and valuation expenses, expenses associated with our administrative offices. General and administrative expenses amounted to approximately $1.28 million for the year ended December 31, 2006, an increase of roughly $145,458 compared to approximately $1.13 for the same period of the prior year, representing an increase of 12.86%. The increase in general and administrative expenses was the result of our growth over that period.

Research and development expenses

Research and development expenses comprise mostly employee compensation, materials consumed and experiment expenses for specific new product research and development, and any expenses incurred for basic research on advanced technologies. Research and development expenses were presented on the statement of income as $124,283 for the year ended December 31, 2006, compared to $72,267 in the same period of the prior year. This was due to new product development including our MLC, linear accelerator and next generation SGS device.

Subsidy and tax refund income

The PRC government provides financial subsidies out of the value added tax they collect in order to encourage the research and development efforts of certain enterprises, such as those involved with software development. Shenzhen Hyper qualifies for such subsidies. In addition, the Tibet government provide financial subsidies out of the value added tax they collect in order to encourage business development in the region. Tibet Chengdu qualifies for such subsidies.

All subsidies were accounted for based on evidence that the operations of those companies were entitled to receive these subsidies or that cash had been received. Subsidy income received for the year ended December 31, 2006 amounted to $1.38 million, compared to $0 for the year ended December 31, 2005.

Income tax provision

 Our effective tax rate was 17.07% for the year ended December 31, 2006, compared to 8.02% for the year ended December 31, 2005. The income tax expense for the year ended December 31, 2006 was approximately $1.39 million, an increase of $1.04 million, or nearly 300%, compared to $352,000 for the prior year. The increase in income tax provision was attributed in large part to the increase in taxable income, which nearly doubled year-over-year.

Net income

For the year ended December 31, 2006, the Company’s net income amounted to $6.82 million, an increase by $2.82 million compared to $3.99 million for the prior year, or 70.66%. This increase was attributable primarily to the increase in total revenues and operating income.

LIQUIDITY AND CAPITAL RESOURCES

To date, the Company has financed its operations primarily through cash flows from operations as well as short term and long term borrowings from banks.

As of December 31, 2006, the Company had total assets of $9.5 million, of which cash amounted to $338,039, accounts receivable amounted to $2.65 million and inventories amounted to $1.62 million, and working capital was approximately $1.33 million. The quick ratio was approximately 0.69:1.

Comparison of years ended December 31, 2005 and 2006

Net cash used in operating activities totaled $10.55 million for year ended December 31, 2006, an increase by $9.78 million compared to $764,854 for the prior year, representing a 1280.0% increase. This increase resulted primarily from the following factors: 1) the increase in net income of $2.82 million; and 2)] the following changes in the operating assets and liabilities:

·	$4.98 million decrease in accounts receivable;
·	$135,437 increase in inventory;
·	$16,437 increase in prepayments and other receivable;
·	$114,838 decrease in accounts payable;
·	$547.612 increase in tax payable;
·	$1.78 million decrease in accrued liabilities;
·	$1,024 increase in amounts due to related parties.

The decrease in accounts receivable was due to the Company’s enhanced ability of receivable collections. The decrease in accounts payable was due to fewer device sales over the period that required prepayments to manufacturing vendors. The decrease in accrued liabilities was also due to fewer device sales over that period that required prepayments to manufacturing vendors. The increase in tax payable was due to the increase in revenue and net income over that period.

Net cash used by investing activities was -$260,107 and -$283,603 for the years ended December 31, 2005 and 2006, respectively. The cash used by investing activities consisted mainly of capital expenditures, advances to third parties and advances to related parties.

Cash flows provided by financing activities amounted to -$477,064 and -$10.06 million for the year ending December 31, 2005 and 2006, respectively. Cash flows generated by financing activities consist of dividends paid and repayments of advances to third parties. There was a dividend payment of approximately $9.16 million compared to $0 in the prior year. This dividend was declared prior to the private financing in which Allied engaged in January 2007 and paid upon the closing of that financing. . As a result of these changes, the financing activities for year ended December 31, 2006 created a decrease of $9.58 million compared to the financing activities for the same period of the prior year.

Working Capital

The Company’s working capital has decreased by $512,000 over the period between December 31, 2005 and December 31, 2006. Total current assets at December 31, 2006 amounted to $8.11 million, a decrease by approximately $4.01 million compared to $12.12 million at December 31, 2005. The decrease was attributable mainly to a significant decrease in accounts receivable.

Current liabilities amounted to $9.44 million at December 31, 2006, in comparison to $11.30 million at December 31, 2005. The decrease is attributable mainly to following factors: First, a decrease of $1.67 million in accrued liabilities and other payables; second, a decrease of $655,000 in liabilities due to a related party.

The current ratio increased from 1.07 at December 31, 2005 to 0.86 at December 31, 2006. The changes in current ratio were due mainly to a larger percent reduction of current liabilities than current assets, year over year.

OPERATING LEASE COMMITMENTS

Rental expenses for obligations under operating leases were RMB 667,268 and RMB 356,088 for the years ended December 31, 2005 and 2006, respectively. As of December 31, 2006, the total future minimum lease payments under non-cancellable operating leases in respect of premises are RMB 74,906.

EMPLOYEES AND THEIR BENEFITS

At December 31, 2006, we had a total of 79 employees. The Company believes that its success in attracting and retaining highly skilled technical employees and sales and marketing personnel is largely a product of its commitment to providing a motivating and interactive work environment that features continuous and extensive professional development opportunities, as well as frequent and open communications at all levels of the organization.

QUANTITATIVE INFORMATION ABOUT MARKET RISK AND QUALITATIVE INFORMATION ABOUT MARKET RISK

Transaction Risk and Currency Risk Management

Our operations do not employ financial instruments or derivatives which are market sensitive, and therefore we are not subject to the financial market risks associated with such instruments and derivatives.

Exchange Rate Sensitivity

We do not currently sell our products internationally, so we are not subject to substantial risk from changes in exchange rates. There is a limited impact from exchange rate fluctuations as a result of the fact that we purchase some components and materials internationally. However, after a fairly stable period when the RMB was pegged to the US Dollar, the trend over the past few years has been appreciation of the RMB. This has the result of reducing our costs when stated in RMB terms, as it requires fewer RMB to acquire the same dollar value of goods compared to periods when the RMB was weaker.

Our production base is in China, which results in a substantial portion of our operating expenses being denominated in Renminbi, although the majority of our international purchases are made in U.S. dollars.

We currently do not engage in hedging or other activities to control the risk of our foreign currency exposure.

Exchange Controls

Chinese law allows enterprises owned by foreign investors to remit their profits, dividends and bonuses earned in China to other countries, and the remittance does not require prior approval by the State Administration on Foreign Exchange. SAFE regulations formerly required extensive documentation and reporting, some of which was burdensome and slowed payments. If there is a return to payment restrictions and reporting, the ability of a Chinese company to attract investors will be reduced. Also, current investors may not be able to obtain the profits of the business which they own as a result of other restrictions that the Chinese government may impose. Relevant Chinese laws and regulations permit payment of dividends only from retained earnings, if any, determined in accordance with Chinese accounting standards and regulations. It is possible that the Chinese tax authorities may require changes in our reported income that would limit our ability to pay dividends and other distributions. Chinese law requires companies to set aside a portion of net income to fund certain reserves which amounts are to distributable as dividends. These rules and possible changes could restrict a company in China from repatriating funds to us and our shareholders as dividends.
Interest Rate Risk

We are equity financed and have only limited debt that is subject to interest rate change risk.

FUTURE DEVELOPMENT AND BUSINESS STRATEGIES

Our goal is to become a leading global large radiation oncology medical equipment company. Our strategy to achieve this goal is as follows:

(1)	We plan to maintain our leading technology position in China by focusing our research and development efforts on improving our existing core radiotherapy products, developing new technologies

(2)	We plan to aggressively pursue sales of our medical equipment in the international markets.

(3)	We plan to pursue relationships with foreign medical capital equipment technology leaders for global manufacturing services and distribution in China.

(4)	We plan to transform from a single GTS product provider to a multi-product radio oncology equipment provider.

(5)	We plan to strengthen our position depending on GTS and entry into other large radiation treatment and diagnostic equipment gradually

Subsequent Events

In January 2007, Allied Moral engaged in an equity financing transaction in which it issued 2,666,667 shares of its Series A Preferred Stock in exchange for gross proceeds of US $10 million. The issuance was to 7 accredited US investors and was exempt from registration under Section 4(2) of the Securities Act.

On May 15, 2007 the shareholders of Allied Moral entered into a definitive Share Exchange Agreement to be acquired by Mill Basin Technologies, Inc., a public shell company established under the laws of State of Nevada, and it closed that transaction on that same date. In accordance with the Share Exchange Agreement, the owners of Allied Moral own the majority of voting stock, as they will receive an aggregate of 13,000,000 shares of common stock in exchange for all of the issued and outstanding common stock of Allied and 266,666 shares of Series A Preferred Stock in exchange for 2,666,667 shares of Allied Series A Preferred Stock. The shares were issued only to accredited investors pursuant to a claim of exemption under Section 4(2) of the Securities Act of 1933, as amended, for issuances not involving a public offering.

BUSINESS

Prior to the share exchange, Mill Basin had not conducted any operations since September 2006. As a result of the share exchange, the operations of Allied Moral's subsidiaries became our principal operations, and therefore all of the information provided below relates to the operations of Allied Moral's subsidiaries.

Huiheng, through its subsidiaries, is engaged in China's radiation oncology industry. Our current business focuses on the development, production, sales and after sales service of its line of gamma treatment systems (“GTS”) used to treat and destroy cancer using precisely measured doses of radiation targeted at tumors. Huiheng's leading product, the Super Gamma System (“SGS”) is capable of treating tumors located in the head and body. It has advantages over competing products, including price, functionality, quality and performance.

We conduct our business principally through the three subsidiaries of Tibet Shengfeng: Shenzhen Hyper, which is engaged in our principal research and development activities along with the production and servicing of the SGS system; Wuhan Medical, which also conducts research and development and focuses on the production and servicing of our HGTS and BGTS products; and Beijing Kbeta, a joint venture that is engaged in research on radiotherapy techniques.

Huiheng's entire GTS product line is capable of treating tumors with sophisticated radiation therapy techniques, such as stereotactic radiosurgery, intensity-modulated radiotherapy and 3D conformal radiotherapy. As a result of its high quality, high performance and low-cost products, Huiheng has sold more GTS devices in China over the last five years than any other company. The company's R&D operations have developed additional products that we will introduce through 2009. We also plan to expand our sales and distribution beyond China.

Our business is focused on the development and manufacture of devices used in the treatment of cancer. The Ministry of Health has identified cancer as the leading cause of death in China for the years 2002, 2003 and 2004. To the extent that cancer-related illness and death are caused by environmental factors, the air and water pollution associated with China's rapid industrial expansion are expected to increase the rate of both. As a result, effective treatment of cancer is a high priority for China's healthcare system.

The conventional and most commonly used treatment methods for cancer in China and elsewhere are surgery, radiotherapy and chemotherapy. High intensity focused ultrasound, radio frequency ablation, microwave thermo-coagulation and cryosurgery are some of the major new cancer treatment methods developed and commercialized in recent years. Biotherapy and gene therapy are currently still in experimental stages and are not currently available to patients generally. The selection of a particular treatment method for a patient depends on various factors, including the tumor's receptivity to the treatment method, the location of the tumor, the stage of the tumor and the patient's state of health. Cancer patients are usually treated by a combination of various treatment methods.

Huiheng is involved principally in radiotherapy, which uses an external radiation source to destroy or inhibit the growth of tumor tissues. Radiotherapy is often used as a complement to surgery. Although radiotherapy is used to treat a wide range of cancer types, different types of tumor tissues have different sensitivities to radiation, and different patients have different levels of tolerance for radiation, both of which play a role in determining if radiotherapy is an appropriate treatment. Radiation therapy is the primary treatment option for localized cancerous tumors, and approximately 50% of cancer patients in the United States are treated with radiation at some time during the course of their disease.

There are two primary types of radiation therapy. The first type, which represents the majority of radiation treatments, is external beam radiation therapy. In this type of radiation therapy, a beam of energy originating outside the patient's body is focused on the tumor. The second type of radiation therapy is internal radiation therapy, commonly referred to as brachytherapy, which involves implanting radioactive materials in the patient's body at the site of the tumor. Huiheng's GTS products are external beam radiation therapy devices.

External radiation therapy can be divided into two main categories, common radiotherapy and precision radiotherapy. Common radiotherapy involves the use of a linear accelerator to deliver high energy X-rays to a tumor target. This X-ray beam is relatively wide. This type of common radiotherapy may be employed to treat relatively large, localized tumors, but it affects surrounding tissues, making it inappropriate for tumors in sensitive areas.

Precision radiotherapy devices deliver either high energy gamma or x-ray energy to tumor targets in a precise manner, limiting radiation exposure to surrounding tissue. Precision radiotherapy devices include the various gamma treatment systems, such as Huiheng's GTS product line, Elekta's Leksell system and various other devices capable of Stereotactic Radiosurgery, Conformal Radiotherapy Treatments (“CRT”) and Intensity-Modulated Radiation Therapy (“IMRT”).

In general, gamma treatment systems are precision stereotactic radiotherapy devices that deliver low dose beams of high energy gamma ray energy to tumor targets for the purposes of destroying tumor cells. In the case of Huiheng's GTS products, numerous gamma ray beams, arranged across an arc frame, are irradiated and collimated from a source of Cobalt-60, to the treatment target. The gamma ray beams intersect, precisely, at the tumor target and generate a high dosage gradient between the target and the surrounding tissue, minimizing radiation exposure outside the target.

The first gamma treatment system was developed by Dr. Lars Leksell in 1967 and was the prototype of the modern Leksell Gamma Knife made by Elekta. The Elekta Gamma Knife can be used to treat intracranial tumors and various functional disorders of the head and neck. Today, there are approximately 220 Leksell Gamma Knife locations, and the device has treated over 300,000 patients.

Huiheng's line of gamma treatment systems include the Head Gamma Treatment System (“HGTS”), the Body Gamma Treatment System (“BGTS”) and the Super Gamma System (“SGS”). They were developed based on the principles of the Leksell system. They each deliver gamma radiation to tumor targets in an optimally precise and effective manner. The BGTS is used to treat a variety of tumors located throughout the body and is not used for intracranial tumors. Similarly, the HGTS treats only tumors of the head and other functional disorders of the head, especially those that cannot be treated with conventional surgery.. The SGS, on the other hand, can effectively treat tumors of both the head and body with accuracy and precision, and this wide range of applicability is what sets it apart from other GTS products on the market. In addition, Huiheng's GTS products are capable of performing a wide range of treatment options, including stereotactic radiosurgery, stereotactic radiotherapy, intensity-modulated radiotherapy (“IMRT”) and 3D-conformal radiotherapy (“CRT”).

Prior to October 2005, our business had been organized differently. While we had the production operations described above, a significant part of our business involved the operation of affiliated treatment centers within Chinese hospitals. These treatment centers would either purchase or lease our products on favorable terms and we would participate in the revenue stream generated from the treatments delivered in the center, an arrangement that facilitated the hospital's purchase of these capital items. However, following our reorganization in 2005, we shifted our business model to one in which our revenues and profits are derived from the sale of our medical devices and from servicing those devices after sale.

Since the inception of Shenzhen Hyper in 2001, our revenues have grown steadily, with the shift in the business model leading to substantially greater revenues and profits compared with prior years. This was due to both the continued expansion of our business and the change in accounting treatment accorded to sales of equipment, with revenue recognized upon acceptance of the equipment by the customer, versus the revenues associated with the income stream produced over a period of years by the treatment centers.

Our relatively strong competitive position is reflected in our gross margins, which were in excess of 50% for both 2005 and 2006. We believe that these large margins will allow us to meet pricing pressure without a loss of sales volumes or to decrease pricing in order to increase volumes as our production capacity increases. This pricing flexibility will also provide us with significant assistance in entering foreign markets where our products are not as well known and our pricing power is not as great.

Practices in our industry that have an effect on working capital requirements relate to the method of payment by customers for our products. Normally we obtain a deposit or down payment from the customer with the order and before we begin production of the device. Progress payments are made until the device is delivered, installed and tested for conformity with specifications. When the device passes testing and the customer accepts it, the final payment is due. Generally speaking, the progress payments made by customers during the manufacturing of the device are adequate to cover the costs of making it, reducing or eliminating altogether the need for working capital to support manufacturing operations. We will need working capital to expand capacity or to enter international markets, as well as for research and development. These working capital needs have historically been met through a combination of cash flow, short term debt and equity financing.

Research and Development

R&D is a major priority for Huiheng. The company's R&D is primarily focused on the next generation developments of existing products and new product launches. As China's economy and social structure continues its development and evolution, Huiheng understands it must evolve as well if it wants to maintain its position as a leader in China's radiotherapy industry.

Huiheng is currently working to complete the development of the third generation SGS, as well as a medical linear accelerator that can be integrated with the MLC, an advanced MRI and an industrial linear accelerator. The addition of these products will bolster the overall product line and keep the company at the forefront of the China's radiotherapy and medical capital equipment industry.

We have spent $72,267 and $124,283 during 2005 and 2006, respectively, on research and development efforts to improve existing products and processes and to develop new products. These amounts may appear low by developed country standards, but they have been adequate to support the development of significant improvements in our products and the development of new products.

Our major manufacturing processes are “dry,” meaning that they do not involve significant quantities of solvents, plating solutions or other types of materials that lead to the generation of large amounts of hazardous wastes, process wastewater discharges or air pollutant emissions. Our GTS devices do use radioactive isotopes, and the proper handling of that material, both prior to installation and after removing it from a device for replacement, which must occur periodically, is initially our responsibility. However, under current Chinese law and the arrangements that we have with our waste handler, the responsibility and liability for management of that waste transfers to the waste handler with the waste itself.

Customers

Our customer base consists of health care institutions that diagnose and treat various type of tumors, although, as noted above, our equipment is currently purchased by distributors that place the device in the hospital, through a financing arrangement that facilitates the hospital’s acquisition of the equipment.

Competition

The international market for radiotherapy devices is currently dominated by just a few companies, the leaders being companies such as Elekta and Accuray. It has traditionally been centered in Europe, where the GTS was first developed and where large multinational corporations such as Siemens make many of the components needed to build such equipment.

To date, Huiheng is the leading Chinese manufacturer of radiotherapy equipment, having a total installed base of 30 GTS devices in China as of December 31, 2006. As the sophistication of China's medical equipment industry increases and its familiarity with the practices required by western governmental approval authorities grows, we anticipate an increase in the amount of such manufacturing that will be done in China, both for domestic Chinese sales and for export to foreign markets.

As with most other products, competitive advantages in radiotherapy equipment derives from a favorable combination of price, quality and customer service. We believe that we are well-positioned to compete effectively in all three of those areas. China's well-known labor cost advantages relative to other regions in which competing devices are manufactured enables us to remain competitively priced while enjoying favorable margins. The combination of features that our products contain is also an advantage relative to the products of many of our competitors. These advantages have enabled us to put price pressure on our foreign rivals, thereby helping us to gain market share while maintaining profitability and margins, as our financial results show.

Intellectual Property

In the last 5 years, Huiheng has obtained 18 patents in China, USA, UK and EU, and its main products are all authorized by the State Food and Drug Administration (the “SFDA,” China's equivalent of the US Food and Drug Administration) for use in the PRC. The following is a list of Huiheng's patents.

No.	Code of patents	Date of application	Type	Detail
1	200410051134.2	2004.08.18	Invention	Radiotherapy device and beamy switching method
2	200510032913.2	2005.01.28	Invention	Radiotherapy device
3	200520054037.9	2005.01.28	Application	Radiotherapy radiating device
4	2005100366790	2005.08.25	Invention	Radiotherapy device
5	2005100366803	2005.08.25	Invention	Radiotherapy device
6	2005100366818	2005.08.25	Invention	Radiotherapy radiating device
7	200520119822.8	2005.12.12	Application	3-D radiotherapy couch

8	200520119824.7	2005.12.12	Application	Automatic beam on/off function and alternative shield plugging function
9	200520119823.2	2005.12.12	Application	Source storage of Radiation therapy device
10	ZL 99 1 08217.6	1999.05.31	Invention	Multi-source Treatment Device
11	ZL 00 3 39082.9	2000.09.29	Alliance	Gamma Treatment System
12	3264880.4	2003.06.03	Application	3-D treatment couch
13	200420045462.7	2004.04.27	Application	Medical belt and fastener
14	03118569.X	2003.01.30	Invention	Intensity-Modulated Radiation TherapyøIMRT÷ device
15	31253962	2003.09.09	Invention	Focalizing together with quickly switching focus device
16	200410013402.1	2004.06.30	Invention	Dosage target measuring method and device independently with mainframe
17	200420065150.2	2004.06.30	Application	stereotactic open whole-body treatment system
18	200420065151.7	2004.06.30	Application	Target quickly switching device

We also intend to patent our new inventions both in China and internationally.

Management is not aware of any current or previous infringement of the existing patents. If any infringement occurs, management will vigorously prosecute actions to halt the infringement and recover damages if the value of the patent is judged at the time to be sufficient to justify that effort.

Properties

We currently operate our business out of two properties located in the PRC. Wuhan Medical is headquartered in Wuhan, China where it owns a 287 m2 office building that houses management, research and development personnel, marketing, finance and administrative support staff.

Shenzhen Hyper is headquartered in Shenzhen, China, where it leases office space of 703 m2, with a monthly rental of RMB18,984 per month, that houses management, research and development personnel, marketing, finance and administrative support staff. This lease commenced on March 2, 2007 and will expire on October 1, 2007, at which time Shenzhen Hyper will move to the new office space in Shenzhen.

Legal Proceedings

Neither we nor any of our direct or indirect subsidiaries is a party to, nor is any of our property the subject of, any legal proceedings other than ordinary routine litigation incidental to their respective businesses. There are no proceedings pending in which any of our officers, directors, promoters or control persons are adverse to us or any of our subsidiaries or in which they are taking a position or have a material interest that is adverse to us or any of our subsidiaries.

Neither we nor any of our subsidiaries is a party to any administrative or judicial proceeding arising under federal, state or local environmental laws or their Chinese counterparts.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

In connection with the share exchange, Mill Basin’s officers and directors resigned and were completely replaced with Allied Moral’s officers and directors.

The following table and text set forth the names and ages of all of our directors and executive officers as of May 15, 2007. The Board of Directors is comprised of only one class. All of the directors will serve until the next annual meeting of shareholders and until their successors are elected and qualified, or until their earlier death, retirement, resignation or removal. There are no family relationships among directors and executive officers. Also provided herein are brief descriptions of the business experience of each director and executive officer during the past five years and an indication of directorships held by each director in other companies subject to the reporting requirements under the Federal securities laws.

Name	Age	Position
Hui Xiaobing	54	Chairman and CEO
Huang Jian	54	Vice President
Li Bo	35	Director and Corporate Secretary
Zhang Li	55	Director
Cui Zhi	38	Chief Technology Officer
Chen Qingxiang	60	Principal Financial and Accounting Officer
Tang Sucheng	45	Director of Marketing

Hui Xiaobing, Chairman of the Board and CEO,

Mr. Hui currently serves as Chairman of the Board and Chief Executive Officer of Allied Moral, positions he has held since the inception of the company in 2006, and Chairman of the Board and Chief Executive Officer of Tibet Changdu, positions he has held since 2005. In addition, Mr. Hui has been the Chief Executive Office of Huiheng Industry since 2004. Mr. Hui also served from 1999 to 2006 as the President and Chairman of the Board of Shenzhen OUR Technology Co., Ltd., the pioneer of the radiotherapy industry in China. Mr. Hui holds a Masters degree in Regional Economics from Tongji University.

Huang Jian, Vice President

Mr. Huang Jian has a background in business and management. He currently serves as the Vice President of Allied Moral, a position he assumed in 2007. Mr. Huang is also the President and Director of Wuhan Kangqiao, positions he has held since 2006. In addition, Mr. Huang has been a director of Shenzhen Hyper since 2006 and has been the President of Shenzhen Hyper since 2001. Mr. Huang has a degree from Beijing Broadcast and Television University

Li Bo, Director and Corporate Secretary

Mr. Li Bo has a background in business and engineering and holds a Ph.D in management from Huazhong University of Science and Technology. Since 2005, Mr. Li has served as the Assistant to the CEO of Huiheng. Prior to that, from 1998 to 2001, Mr. Li was the Assistant to the President of Wuhan Huazhong Numerical Control System Co., Ltd.

Zhang Li, Director
Mr. Zhang has been a principal of Chardan Capital, LLC, which focuses on identifying established and profitable Chinese companies that want to have their securities traded publicly in U.S. equities markets, since its inception in 2004. From 2001 until joining Chardan, he was a principal of Pacific Asia Ventures, LLC, a company that identified various business opportunities between Chinese and U.S. companies and facilitated business relationship between them.

Mr. Zhang recently served as the CFO of Chardan China Acquisition Corp, now Origin Agritech, a Nasdaq-listed company based in China, and he is currently the CEO and a director of Chardan North China Acquisition Corporation and Executive Vice President and a director of Chardan South China Acquisition Corporation.

Mr. Chen Qingxiang, Director of Finance

Mr. Chen Qingxiang is directly responsible for the financial matters of Huiheng and has extensive experience in finance and accounting. He currently holds the position of chief financial officer of Tibet Chengdu, which he began in 2004. Room 2001 to 2004, Mr. Chen served as the General Auditor of Huan Wealth Insurance Co., Ltd. Mr. Chen holds an Advanced Accounting degree.

Mr. Cui Zhi, Chief Technology Officer

Mr. Cui Zhi oversees Tibet Changdu’s research and development operations as the Chief Technology Officer, a position he has held since 2005. From 2001 to 2005, Mr. Cui was the General Engineer for Shenzhen Hyper Technology Co., Ltd. where he played a key role in the development of the Super Gamma System. Mr. Cui holds a Ph.D in Physics from China Science and Technology University.

Tang Sucheng, Director of Marketing
Mr. Tang is responsible for the sales and marketing functions of Tibet Chengdu as Director of Marketing, a position he has held since 2005. From 2000 to 2005, Mr. Tang was the Vice General Manager of SZ Jiancheng Investment Co., Ltd., a former affiliate of Huiheng. Mr. Tang studied at the Austria National Science and Technology Academy, where he earned a PHD degree in physics

Involvement in Certain Legal Proceedings

To the best of our knowledge, during the past five years, none of our directors or executive officers were involved in any of the following: (1) any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time; (2) any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses); (3) being subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; and (4) being found by a court of competent jurisdiction (in a civil action), the SEC or the Commodities Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended or vacated.

PRINCIPAL SHAREHOLDERS

As used in this section, the term beneficial ownership with respect to a security is defined by Rule 13d-3 under the Securities Exchange Act of 1934, as amended, as consisting of sole or shared voting power (including the power to vote or direct the vote) and/or sole or shared investment power (including the power to dispose of or direct the disposition of) with respect to the security through any contract, arrangement, understanding, relationship or otherwise, subject to community property laws where applicable.

As of June 30, 2007, we had a total of 13,450,000 shares of common stock outstanding and 266,666 shares of Series A Preferred Stock issued and outstanding.

The following table sets forth, as of June 30, 2007: (a) the names and addresses of each beneficial owner of more than five percent (5%) of our common stock known to us, the number of shares of common stock beneficially owned by each such person, and the percent of our common stock so owned; and (b) the names and addresses of each director and executive officer, the number of shares our common stock beneficially owned, and the percentage of our common stock so owned, by each such person, and by all of our directors and executive officers as a group. Each person has sole voting and investment power with respect to the shares of our common stock, except as otherwise indicated. Beneficial ownership consists of a direct interest in the shares of common stock, except as otherwise indicated.

Name of Beneficial Owner	Amount of Beneficial Ownership After the Share Exchange	Percentage Ownership after the Share Exchange
Hui Xiaobing No.5, Lane Hou Yuan En Temple, Dongcheng District, Beijing, P.R. China	12,600,000	78.18%

Chardan China Investments, LLC 625 Broadway, Suite 1111 San Diego, CA 92101	1,956,839	12.14%

Huang Jian Room 23B, Suite Heya Ge, Fuyi Yaju Garden, Futian District, Shenzhen, P.R. China	*	*

Cui Zhi Room 14B, Block A, Tianjian Yangguang Huayuan Garden, Futian District, Shenzhen, P.R. China	*	*

Li Bo 15F, Furong Building, Haibin Square, Futian District, Shenzhen, Guangdong Province, P.R. China	*	*

Chen Qingzxiang Room 706, Block 3, Suite Yalan, World Garden, Huanqiao City, Shenzhen, P.R. China	*	*

Tan Shucheng Block 603, 77 Building, Yitian Village, Futian District, Shenzhen, P.R. China	*	*

Sun Yihua Room 1702, Block 2, Gaoceng Garden, Yujia Mountain, Hongshan District, Wuhan City, P.R. China	*	*

Zhang Li 625 Broadway, Suite 1111 San Diego, CA 92101	*	*

All Officers & Directors as a Group (6 individuals)	12,600,000	78.18%

(1) All percentages have been rounded up to the nearest one hundredth of one percent

* Individual owns less than 1% of our securities.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth the information, on an accrual basis, with respect to the compensation of our and Allied Moral’s executive officers for the three fiscal years ended December 31, 2006.

Name and Principal Position	Year Ended	Salary	Restricted Stock Award(s)	Bonus, Options, Long Term Incentive Plans and All Other Compensation

Hui Xiaobing ,	2004	$18,000	$0	$3,750
Chief Executive Officer (1)	2005	$18,000	$0	$2,500
	2006	$18,000	$0	$2,500

Huang Jian,	2004	$15,000	$0	$2,500
Vice President	2005	$15,000	$0	$2,113
	2006	$15,000	$0	$1,250

Chen Qingxiang,	2004	$5,625	$0	$1,250
Chief Financial Officer	2005	$7,500	$0	$1,250
	2006	$7,500	$0	$1,250

Sun Yihua,	2004	$9,000	$0	$1,500
Vice President	2005	$9,000	$0	$1,500
	2006	$6,850	$0	$1,500

Cui Zhi,	2004	$10,800	$0	$2,500
Chief Technology Officer	2005	$11,400	$0	$2,225
	2006	$12,600	$0	$1,250

Tang Sucheng,	2004	$6,188	$0	$1,125
Director of Marketing	2005	$6,750	$0	$1,125
	2006	$6,750	$0	$1,125

Li Bo,	2004	$7,500	$0	$1,250
Secretary & Chairman’s Assistant	2005	$7,500	$0	$1,250
	2006	$7,500	$0	$1,250

Keith S. Barton	2006	$24,462	$0	$0

Options/SAR Grants Table

During the last fiscal year, neither we nor Allied have granted any stock options or Stock Appreciation Rights to any executive officers or other individuals listed in the table above.
Aggregated Option/SAR exercised and Fiscal year-end Option/SAR value table

Neither our executive officers nor the other individuals listed in the tables above, exercised options or SARs during the last fiscal year.

Stock Option Plan

The Company has adopted a stock option plan that reserves 1,500,000 shares for issuance upon the exercise of options. No options have been issued under the plan as yet.

Long-term incentive plans

No Long Term Incentive awards were granted in the last fiscal year.

Defined benefit or actuarial plan disclosure

As required by Chinese law, our Chinese subsidiaries contribute 10% of an individual employee's monthly salary to pension insurance.

Compensation of Directors

At present, our directors serve without compensation, other than the reimbursement of their expenses incurred in performing their duties. We anticipate establishing a compensation program for our directors in the future.

Employment contracts and termination of employment and change-in-control arrangements

None of our officers or employees is under an employment contract or has contractual rights triggered by a change in control of the Company.

Compensation Committee Interlocks and Insider Participation

Neither Mill Basin nor Allied Moral had a compensation committee of its respective board of directors during fiscal 2005 or 2006. Huiheng intends to establish such a committee in the course of fiscal 2007. Mill Basin did not pay any salary or other compensation during fiscal 2006. Mr. Hui, in consultation with others, determined the compensation payable to officers and employees of Allied Moral and its subsidiaries during 2006 and prior to the share exchange for 2007.

No executive officer of Allied Moral served as a member of the compensation committee or the equivalent of another entity during 2006. No executive officer of Allied Moral served as a director of another entity, other than affiliates of Allied Moral, during 2006. No executive officer of Allied Moral served as a member of a compensation committee or equivalent, of another entity, one of whose executive officers served as a director of the registrant.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Transactions with management and others

In August 2005, Pinewood issued 9,500,000 shares of its common stock to its President, Keith S. Barton, in exchange for all of the outstanding Membership Units of Pinewood Imports, LLC in effect converting Pinewood from a limited liability company to a corporation. In addition, 50,000 shares of the Company’s common stock were sold to Michelle M. Barton, Secretary/Treasurer and the wife of Mr. Barton, in December 2005 for $50.

In December 2005 the Company sold 700,000 shares of its common stock in a private placement at a price of $.001 per share to 39 individuals. In April 2006, the Company registered for resale 1,583,500 shares of its common stock belonging certain shareholders (although the Company was not obligated to do so by virtue of any Registration Rights Agreement or other agreement), and subjected itself to the Securities Exchange Act of 1934 reporting requirements because it believed that its being a public entity would provide benefits in visibility for carrying on its business, and provide liquidity to its shareholders.

On September 1, 2006, Keith S. Barton and Michelle M. Barton, principal stockholders of the Company) and 33 other stockholders, as sellers (each a “ Seller” and collectively, the “Sellers”), entered into a Securities Purchase Agreement (the “Securities Purchase Agreement”) with Harborview Master Fund LP (“Harborview”) and Diverse Trading Ltd., as purchasers (each a “Purchaser” and collectively the “Purchasers”). Pursuant to the terms of the Securities Purchase Agreement, the Sellers sold an aggregate of 10,044,600 shares of the Company’s common stock (the “Shares”), representing 98.96% of the outstanding shares. All proceeds were paid to the Sellers. No proceeds were paid to the Company.

On September 1, 2006, Keith S. Barton and Michelle M. Barton, who had been officers and directors of the Company, resigned from those positions.

By Board action on September 1, 2006, Richard Rosenblum, who had been elected as a director of the Company, was elected as President, Chief Executive Officer and Chief Financial Officer of the Company, and David Stefansky was elected as Secretary of the Company and as a director of the Company. Richard Rosenblum and David Stefansky are principals of the general partner of Harborview, one of the Purchasers. Neither has an employment agreement with the Company.

The Board of Directors authorized the Company to discontinue its business operations as conducted prior to the closing of the transactions which were the subject of the Securities Purchase Agreement and to transfer such operations and the assets relating thereto to Keith S. Barton, former officer, director and stockholder of the Company, in consideration of Mr. Barton’s assuming all of the liabilities relating to such operations and assets. The transfer to Mr. Barton and his assumption of the liabilities were effected on September 5, 2006. Mr. Barton and his wife, Michelle M. Barton, a former officer and director of the Company, indemnified the Company against any loss or expense relating to the transferred operations or assets and also released the Company from any claims which either of them may have had against the Company. Mr. Barton will have the right to use the name “Pinewood Imports, Ltd.” or any similar name in the conduct of the transferred business operations.

Indebtedness of Management

There have been no borrowings by management from the Company.

SELLING STOCKHOLDERS

This prospectus relates to the offering by the selling stockholders named below of up to 446,600 shares of common stock. The table below sets forth the following information with respect to the selling stockholders as of July 30, 2007:

•
the number of Huiheng’s outstanding shares of common stock beneficially owned by each selling stockholder prior to the offering hereby. (However, the selling stockholders may have acquired additional shares or sold or otherwise disposed of some portion of their shares since that date.);

•	the number of such shares being offered hereby; and

•	the number and percentage of Huiheng’s outstanding shares of common stock to be beneficially owned by each selling stockholder after completion of the sale of common stock being offered hereby.

Except as set forth in the footnotes to the following table, no selling stockholder has held a position or office or had a material relationship with us within the past three years, other than as an owner of our securities. We cannot be sure that any selling stockholder will sell any or all of the shares offered hereby.

Selling Stockholders	Number of Shares Beneficially Owned	Number of Such Shares Being Offered	Number of Shares Beneficially Owned After the Offering	Percentage of Huiheng Medical Common Stock Owned After the Offering

Harborview Master Fund LP (1) 2nd Floor, Harbour House, Waterfront Drive Road Town, Tortolla British Virgin Islands	223,300	223,300	0	0

Diverse Trading Ltd. (2) 2nd Floor, Harbour House, Waterfront Drive Road Town, Tortolla British Virgin Islands	223,300	223,300	0	0

The number of shares set forth in the table represents the maximum number of shares of common stock to be offered by the selling stockholders. The actual number of shares of common stock offered hereby, and included in the Registration Statement of which this prospectus is a part, also includes an additional number of shares of common stock that may be issued by reason of any stock split, stock dividend or similar transaction involving the common stock, in order to prevent dilution, in accordance with Rule 416 under the Securities Act.

(1) Harborview Master Fund L.P. is a master fund in a master-feeder structure whose general partner is Harborview Advisors LLC. Richard Rosenblum and David Stefansky are the managers of Harborview Advisors LLC and have ultimate responsibility for trading with respect to Harborview Master Fund L.P. Messrs. Rosenblum and Stefansky disclaim beneficial ownership of the shares being registered hereunder. Prior to the Share Exchange, Mr. Rosenblum and Mr. Stefansky were directors and executive officers of Mill Basin.

(2) Joseph Franck is principal of the investment manager of the parent entity of Diverse and has voting control and investment discretion over the shares held by Diverse. Mr. Franck disclaims beneficial ownership of the shares of the Company held by Diverse.

PLAN OF DISTRIBUTION

The selling stockholders and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker dealer solicits purchasers;

•	block trades in which the broker dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker dealer as principal and resale by the broker dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales;

•	broker dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker dealers engaged by the selling stockholders may arrange for other brokers dealers to participate in sales. Broker dealers may receive commissions or discounts from the selling stockholders (or, if any broker dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

The selling stockholders may from time to time pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time under this prospectus, or under an amendment to this prospectus filed under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

The selling stockholders and any broker dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. The selling stockholders have informed the Company that they do not have any agreement or understanding, directly or indirectly, with any person to distribute the common stock.

The selling stockholders and any other persons participating in a distribution of the shares will be subject to applicable provisions of the Securities Exchange Act and the rules and regulations thereunder, including Regulation M, which may restrict certain activities of, and limit the timing of purchases and sales of the shares by the selling stockholders and other persons participating in a distribution of the shares. Furthermore, under Regulation M, persons engaged in a distribution of the shares are prohibited from simultaneously engaging in market making and certain other activities with respect to the shares for a specified period of time prior to the commencement of such distributions subject to specified exceptions or exemptions. All of the foregoing may affect the marketability of the shares offered hereby.

DESCRIPTION OF CAPITAL STOCK

Huiheng Medical, Inc. is a Nevada corporation. It is authorized to issue 74,000,000 shares of common stock and 1,000,000 shares of preferred stock.

Preferred Stock

Huiheng’s articles of incorporation authorizes the issuance of 1,000,000 shares of preferred stock with designations, rights and preferences determined from time to time by our board of directors. Our Board of Directors has created a series of preferred stock with rights and preferences described below. Accordingly, our board of directors is empowered, without stockholder approval, to issue up to 700,000 additional shares of preferred stock with voting, liquidation, conversion, or other rights that could adversely affect the rights of the holders of the common stock. Although we have no present intention to issue any additional shares of preferred stock, there can be no assurance that we will not do so in the future.

Among other rights, our board of directors may determine, without further vote or action by our stockholders:

•	the number of shares and the designation of the series;

•
whether to pay dividends on the series and, if so, the dividend rate, whether dividends will be cumulative and, if so, from which date or dates, and the relative rights of priority of payment of dividends on shares of the series;

•	whether the series will have voting rights in addition to the voting rights provided by law and, if so, the terms of the voting rights;

•	whether the series will be convertible into or exchangeable for shares of any other class or series of stock and, if so, the terms and conditions of conversion or exchange;

•
whether or not the shares of the series will be redeemable and, if so, the dates, terms and conditions of redemption and whether there will be a sinking fund for the redemption of that series and, if so, the terms and amount of the sinking fund; and

•
the rights of the shares of the series in the event of our voluntary or involuntary liquidation, dissolution or winding up and the relative rights or priority, if any, of payment of shares of the series.

We presently do not have plans to issue any additional shares of preferred stock. However, preferred stock could be used to dilute a potential hostile acquirer. Accordingly, any future issuance of preferred stock or any rights to purchase preferred shares may have the effect of making it more difficult for a third party to acquire control of us. This may delay, defer or prevent a change of control in our company or an unsolicited acquisition proposal. The issuance of preferred stock also could decrease the amount of earnings attributable to, and assets available for distribution to, the holders of our common stock and could adversely affect the rights and powers, including voting rights, of the holders of our common stock.

Series A 7% Convertible Preferred Stock

On May 14, 2007, the Board of Directors designated its Series A 7% Convertible Preferred Stock, consisting of 300,000 shares, par value $.001 per share. The Certificate of Designations reflecting the rights and preferences of the Series A shares was filed on May 15, 2007.

The stated value of each share of the Series A stock is $37.50. Those shares accrue dividends at the rate of 7% per annum, which dividends are payable (i) on the occurrence of a liquidation event or (ii) if the Series A shares are redeemed.

Each share of Series A preferred is convertible at the election of the holder into 10 shares of Common Stock of the Company. (This ratio is subject to equitable adjustment in the event of a forward or reverse split of the Company's Common Stock.) Any outstanding shares of the Series A stock will be automatically converted into Common Stock at the same ratio if one of the following conditions is satisfied: (i) the holders of a majority of such outstanding shares consent in writing to such conversion, (ii) there is a closing of an underwritten public offering of shares of Common Stock with gross proceeds of not less than $24 million (reduced by the gross amount of any private placements consummated by the Company after the filing of the Certificate of Designations and prior to such public offering) at a public offering price of not less than $6.38 per share (subject to adjustment for stock splits, dividends or similar reclassifications), but not before the resale of such shares of Common Stock is covered by an effective registration statement, or (iii) there is a merger or business combination with a publicly traded company whose securities on listed or quoted on one of certain specified markets.

On or after January 31, 2008, the holders of the then outstanding Series A shares, voting together as a class, may require the Company, if it may lawfully do so, to redeem all of part of the outstanding Series A shares for the stated value of those shares. The Company will then give the holders at least 60 days' notice of the date fixed for the redemption. The right to convert and the accrual of dividends on those shares will terminate on the redemption date. If the Company does not have sufficient funds legally available to redeem all the shares to be redeemed on that date, it will redeem a pro rata number of shares and then redeem the remaining shares as soon as sufficient funds are legally available to do so.

The Company is required to have on reserve at all times a number of shares of Common Stock equal to 125% of the number of shares which would be issuable on the conversion of all of the then outstanding Series A shares. If necessary, the Company will undertake to obtain the appropriate approvals necessary to increase the authorized shares of the Company's Common Stock.

In the event of certain “liquidation events” (such as, but not limited to, a bankruptcy or similar event, an assignment for the benefit of its creditors, the sale or transfer of all or substantially all of the Company's assets in one transaction or in a series of related transactions, or a merger or consolidation of the Company in which the stockholders of the Company immediately before the transaction thereafter own less than 50% of voting securities of the combined or surviving entity), the shares of the Series A stock have a preference over holders of other common or preferred shares in the allocation of the Company's assets which are distributable to shareholders of the Company.

The holders of Series A stock will vote separately as a class on all matters which may adversely alter, reduce or affect any of the preferences, rights, privileges or powers of, or the restrictions provided for the benefit of, any of the Series A stock or which increase or decrease the number of authorized shares of the Series A stock.

The Company may not take certain actions with the affirmative consent of a majority in interest of the then outstanding Series A shares. Such actions include, but are not limited to: (i) selling, transferring or disposing of all or substantially all of the Company's undertakings or assets; (ii) entering into any partnership or joint venture with any person to which the Company devotes or commits a majority of its assets or resources; (iii) the declaration and payment of any dividend with respect to any other shares; (iv) passing any resolution for the Company's winding up or dissolution; (v) the licensing by the Company of its technology or other rights in such a manner as to have the same economic effect as a sale or disposition of all or substantially all of the assets of the Company; (vii) the making or permitting of any material alteration (including cessation) to the general nature of the Company's business; (viii) authorizing and approving any issuance of shares that have rights, preferences or privileges that are senior to those of the Series A shares; or (ix) the repurchase by the Company of any of its issued and outstanding shares (with certain limited exceptions).

Common Stock

Our articles of incorporation authorizes the issuance of 74,000,000 shares of common stock. The holders of our common stock:

•	have equal ratable rights to dividends from funds legally available for payment of dividends when, as and if declared by the board of directors;

•	are entitled to share ratably in all of the assets available for distribution to holders of common stock upon liquidation, dissolution or winding up of our affairs;

•	do not have preemptive, subscription or conversion rights, or redemption or access to any sinking fund; and

•	are entitled to one non-cumulative vote per share on all matters submitted to stockholders for a vote at any meeting of stockholders.

Authorized but Unissued Capital Stock

Nevada law does not require stockholder approval for any issuance of authorized shares. However, the marketplace rules of the Nasdaq Stock Market, which would apply only if our common stock were listed on the Nasdaq Stock Market, require stockholder approval of certain issuances of common stock equal to or exceeding 20% of the then outstanding voting power or then outstanding number of shares of common stock, including in connection with a change of control of Pinewood, the acquisition of the stock or assets of another company or the sale or issuance of common stock below the book or market value price of such stock. These additional shares may be used for a variety of corporate purposes, including future public offerings to raise additional capital or to facilitate corporate acquisitions.

One of the effects of the existence of un-issued and unreserved common stock may be to enable our board of directors to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of our board by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of our management and possibly deprive the stockholders of opportunities to sell their shares of our common stock at prices higher than prevailing market prices.

Registration Rights

Pursuant to the share exchange agreement, we agreed to file a resale registration statement covering the 446,400 shares held by the Mill Basin Guarantors.

In addition, we have agreed to file a resale registration statement with the SEC covering the common stock underlying the Series A Preferred Stock issued in the share exchange within 90 days following the completion of the acquisition of Allied Moral. The Company is required to use its best efforts to keep that registration statement effective until all of the shares covered by the registration statement have been sold or may be sold without volume restrictions pursuant to Rule 144(k). If certain events occur, then we will be liable to pay liquidated damages of 2% of the aggregate purchase price paid for the Series A preferred stock, up to a limit of 48%. At the election of the holder, the liquidated damages may be paid in either additional shares of Series A Preferred Stock or, if that stock has already been converted, into that number of shares of common stock into which the Series A Preferred shares would have been convertible.

Shareholder Matters

As an issuer of "penny stock" the protection provided by the federal securities laws relating to forward looking statements does not apply to us if our shares are considered to be penny stocks. Although the federal securities law provide a safe harbor for forward-looking statements made by a public company that files reports under the federal securities laws, this safe harbor is not available to issuers of penny stocks. As a result, we will not have the benefit of this safe harbor protection in the event of any claim that the material provided by us, including this prospectus, contained a material misstatement of fact or was misleading in any material respect because of our failure to include any statements necessary to make the statements not misleading.

As a Nevada corporation, we are subject to the Nevada Revised Statutes ("NRS" or "Nevada law"). Certain provisions of Nevada law create rights that might be deemed material to our shareholders. Other provisions might delay or make more difficult acquisitions of our stock or changes in our control or might also have the effect of preventing changes in our management or might make it more difficult to accomplish transactions that some of our shareholders may believe to be in their best interests.

Directors' Duties. Section 78.138 of the Nevada law allows our directors and officers, in exercising their powers to further our interests, to consider the interests of our employees, suppliers, creditors and customers. They can also consider the economy of the state and the nation, the interests of the community and of society and our long-term and short-term interests and shareholders, including the possibility that these interests may be best served by our continued independence. Our directors may resist a change or potential change in control if they, by a majority vote of a quorum, determine that the change or potential change is opposed to or not in our best interest. Our board of directors may consider these interests or have reasonable grounds to believe that, within a reasonable time, any debt which might be created as a result of the change in control would cause our assets to be less than our liabilities, render us insolvent, or cause us to file for bankruptcy protection

Amendments to Bylaws - Our articles of incorporation provide that the power to adopt, alter, amend, or repeal our bylaws is vested exclusively with the board of directors. In exercising this discretion, our board of directors could conceivably alter our bylaws in ways that would affect the rights of our shareholders and the ability of any shareholder or group to effect a change in our control; however, the board would not have the right to do so in a way that would violate law or the applicable terms of our articles of incorporation.

Selling shareholders and any purchasers of our securities should be aware that any market that develops in our stock will be subject to the penny stock restrictions.

Until our shares of common stock qualify for inclusion in the Nasdaq Stock Market, if ever, the trading of our securities, if any, will be in the over-the-counter markets which are commonly referred to as the OTCBB as maintained by the NASD. As a result, an investor may find it difficult to dispose of, or to obtain accurate quotations as to the price of, our securities.

SEC Rule 15g-9 (as most recently amended and effective September 12, 2005) establishes the definition of a "penny stock," for purposes relevant to us, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to a limited number of exceptions. It is likely that our shares will be considered to be penny stocks for the immediately foreseeable future. For any transaction involving a penny stock, unless exempt, the penny stock rules require that a broker or dealer approve a person's account for transactions in penny stocks and the broker or dealer receive from the investor a written agreement to the transaction setting forth the identity and quantity of the penny stock to be purchased.

In order to approve a person's account for transactions in penny stocks, the broker or dealer must obtain financial information and investment experience and objectives of the person and make a reasonable determination that the transactions in penny stocks are suitable for that person and that that person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prepared by the SEC relating to the penny stock market, which, in highlight form, sets forth:

•	the basis on which the broker or dealer made the suitability determination, and

•	that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

Disclosure also has to be made about the risks of investing in penny stock in both public offerings and in secondary trading and commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. The above-referenced requirements may create a lack of liquidity, making trading difficult or impossible, and accordingly, shareholders may find it difficult to dispose of our shares.

State Securities - Blue Sky Laws

Transfer of our common stock may also be restricted under the securities or securities regulations laws promulgated by various states and foreign jurisdictions, commonly referred to as "Blue Sky" laws. Absent compliance with such individual state laws, our common stock may not be traded in such jurisdictions. Because the securities registered hereunder have not been registered for resale under the blue sky laws of any state, the holders of such shares and persons who desire to purchase them in any trading market that might develop in the future, should be aware that there may be significant state blue-sky law restrictions upon the ability of investors to sell the securities and of purchasers to purchase the securities. Accordingly, investors may not be able to liquidate their investments and should be prepared to hold the common stock for an indefinite period of time.

We currently do not intend to and may not be able to qualify securities for resale in other states which require shares to be qualified before they can be resold by our shareholders.

Transfer Agent

The Transfer Agent for our common stock is Action Stock Transfer Company, 7069 S. Highland Drive, Suite 30, Salt Lake City, UT 84121. Its telephone number is 801-274-1088.

LEGAL MATTERS

The validity of the issuance of the shares of common stock offered hereby has been passed upon for us by Gary B. Wolff, P.C., 805 Third Avenue, 21 st Floor, New York, New York 10022.

EXPERTS

The financial statements of Huiheng Medical as of December 31, 2006 and the years ended December 31, 2006 and 2005, included in this prospectus have been audited by independent registered public accountants and have been so included in reliance upon the report of UHY ZTHZ HK CPA Limited given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

As noted above, to date, we have not registered securities pursuant to Section 12 of the Act and our Section 15(d) reporting obligations have been suspended, which means we are considered a “voluntary filer” under SEC regulations. We are, therefore, not currently obligated to file any periodic reports under the Exchange Act, to follow the SEC’s proxy rules or to distribute an annual report to our securities holders. However, we intend to file annual, quarterly and special reports, and other information with the SEC, even though we are not required to do so. We intend to become a Section 12 registrant in connection with the registration statement containing this prospectus, which will subject us to the Exchange Act periodic reporting obligations (including, without limitation, the requirement to file annual reports) and the SEC proxy and annual report requirements, with which we will comply. You may read or obtain a copy of the registration statement to be filed or any other information we file with the SEC at the SEC’s Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information regarding the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available to the public from the SEC web site at www.sec.gov, which contains our reports, and other information we file electronically with the SEC.

ALLIED MORAL HOLDINGS LIMITED

REPORT AND CONSOLIDATED FINANCIAL STATEMENTS

YEARS ENDED DECEMBER 31, 2005 AND 2006

CONTENTS

Pages
Independent Auditor’s Report	F-1

Consolidated Balance Sheets	F-2

Consolidated Statements of Operations	F-3

Consolidated Statements of Owners’ Equity	F-4

Consolidated Statements of Cash Flows	F-5-6

Notes to the Consolidated Financial Statements	F-7-21

ALLIED MORAL HOLDINGS LIMITED AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	December 31,		December 31,
Assets	2005	2005	2006	2006
	RMB	USD	RMB	USD
Current assets
Cash (note 4)	1,102,457.45	136,608	2,638,086.72	338,039
Trade accounts receivable (note 5)	59,535,600.00	7,377,215	20,675,405.00	2,649,300
Prepayments and other receivables (note 6)	25,367,833.26	3,143,396	21,746,265.56	2,786,518
Due from related party (note 15(b))	-	-	5,370,000.00	688,100
Inventories (note 7)	11,622,162.58	1,440,133	12,679,124.15	1,624,675
Deferred income tax assets (note 14)	147,335.34	18,257	147,335.34	18,879

Total current assets	97,775,388.63	12,115,609	63,256,216.77	8,105,511

Property, plant and equipment, net (note 8)	4,017,427.45	497,810	3,400,283.27	435,705
Intangible assets, net (note 9)	8,388,329.45	1,039,420	6,995,305.17	896,363
Investment in affiliated company	449,757.16	55,731	497,039.15	63,689
Deferred income tax assets (note 14)	62,947.35	7,800	41,964.90	5,377

Total assets	110,693,850.04	13,716,370	74,190,809.26	9,506,645

Liabilities, minority interest and owners' equity

Current liabilities
Trade accounts payable	5,875,100.00	727,999	4,978,889.39	637,984
Income taxes payable	2,186,828.28	270,976	6,460,450.16	827,828
Accrued liabilities and other payables (note 10)	26,108,406.46	3,235,162	12,192,067.46	1,562,264
Due to related parties (note 15(b))	56,999,991.72	7,063,021	50,007,983.99	6,407,912

Total current liabilities	91,170,326.46	11,297,158	73,639,391.00	9,435,988

Minority interest (Note 21)	7,624,602.34	944,785	7,340,769.53	940,630

Owners' equity (deficit)
Capital (Note 11 (a))	8.28	1	8.28	1
Discount on capital issuance (Note 11(b))	(13,056,632.99)	(1,577,555)	(13,056,632.99)	(1,577,555)
Retained earnings	24,955,545.95	3,051,981	6,267,273.44	707,581

Total owners' equity (deficit)	11,898,921.24	1,474,427	(6,789,351.27)	(869,973)

Total liabilities, minority interest and
owners' equity (deficit)	110,693,850.04	13,716,370	74,190,809.26	9,506,645

See accompanying notes to consolidated financial statements.

F-2

ALLIED MORAL HOLDINGS LIMITED AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATION
YEARS ENDED DECEMBER 31, 2005 AND 2006

	Year Ended December 31,		Year Ended December 31,
	2005	2005	2006	2006
	RMB	USD	RMB	USD

Revenues, net (note 12)	80,193,465.60	9,800,487	98,253,579.64	12,346,672

Cost of revenues	(33,966,952.05)	(4,151,120)	(21,109,883.50)	(2,652,695)

Gross profit	46,226,513.55	5,649,367	77,143,696.14	9,693,977

General and administrative expenses (note 13)	(9,258,215.68)	(1,131,452)	(10,161,519.15)	(1,276,910)
Sales and marketing expenses	(502,776.87)	(61,445)	(981,272.35)	(123,308)
Research and development costs	(591,332.04)	(72,267)	(989,034.80)	(124,283)

Operating income	35,874,188.96	4,384,203	65,011,869.84	8,169,476

Interest income	5,553.04	679	9,353.60	1,175
Equity in income (loss) of affiliated company	(50,242.84)	(6,140)	47,281.99	5,942

Income before income taxes and
minority interest	35,829,499.16	4,378,742	65,068,505.43	8,176,593

Income tax expense (note 14)	(2,876,545.59)	(351,544)	(11,107,522.08)	(1,395,786)

Net income before minority interest	32,952,953.57	4,027,198	53,960,983.35	6,780,807

Minority interest	(179,043.79)	(21,881)	283,832.81	35,667

Net income before minority interest	32,773,909.78	4,005,317	54,244,816.16	6,816,474

Translation adjustments	-	(8,690)	-	3,992

Net income	32,773,909.78	3,996,627	54,244,816.16	6,820,466

See accompanying notes to consolidated financial statements.

F-3

ALLIED MORAL HOLDINGS LIMITED AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OWNERS' EQUITY (DEFICIT)
YEARS ENDED DECEMBER 31, 2005 AND 2006

		Discount on
		Capital	Retained
	Capital	Issuance	earnings	Total
	RMB	RMB	RMB	RMB
	(note 11(a))	(note 11(b))	(note 11(c))

Balance as of January 1, 2005	8.28	(13,056,632.99)	(7,818,363.83)	(20,874,988.54)

Net profit	-	-	32,773,909.78	32,773,909.78

Balance as of December 31, 2005	8.28	(13,056,632.99)	24,955,545.95	11,898,921.24

Net profit	-	-	54,244,816.16	54,244,816.16
Dividend (note 11(d))	-	-	(72,933,088.67)	(72,933,088.67)

Balance as of December 31, 2006	8.28	(13,056,632.99)	6,267,273.44	(6,789,351.27)

		Discount on
		Capital	Retained
	Capital	Issuance	earnings	Total
	USD	USD	USD	USD

Balance as of January 1, 2005	1	(1,577,555)	(944,646)	(2,522,200)

Net profit	-	-	3,996,627	3,996,627

Balance as of December 31, 2005	1	(1,577,555)	3,051,981	1,474,427

Net profit	-	-	6,820,466	6,820,466
Dividend	-	-	(9,164,866)	(9,164,866)

Balance as of December 31, 2006	1	(1,577,555)	707,581	(869,973)

See accompanying notes to consolidated financial statements.

F-4

ALLIED MORAL HOLDINGS LIMITED AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
YEARS ENDED DECEMBER 31, 2005 AND 2006

	Year Ended December 31,		Year Ended December 31,
	2005	2005	2006	2006
	RMB	USD	RMB	USD

Cash flows from operating activities:

Net income	32,773,909.78	3,996,627	54,244,816.16	6,820,466

Adjustments to reconcile net income to net
cash provided by operating activities:
Depreciation of property, plant and equipment	956,495.93	116,894	1,210,249.89	152,082
Amortization of intangible assets	1,807,846.28	220,938	1,393,024.28	175,049
Minority interest	179,043.79	21,881	(283,832.81)	(35,667)
Equity in (income) loss of affiliated company	50,242.84	6,140	(47,281.99)	(5,942)
Deferred taxes	(210,282.69)	(25,699)	20,982.45	2,637
Translation adjustments	-	71,999	-	(39,935)

Changes in assets and liabilities:
Trade accounts receivable	(59,044,100.00)	(7,316,312)	38,860,195.00	4,979,459
Prepayments and other receivables	(8,798,922.98)	(1,090,298)	(128,272.30)	(16,437)
Inventories	1,429,587.54	177,144	(1,056,961.57)	(135,437)
Trade accounts payable	(12,162,673.00)	(1,507,109)	(896,210.61)	(114,838)
Income taxes payable	262,299.96	32,502	4,273,621.88	547,612
Accrued liabilities and other payables	24,956,602.82	3,092,439	(13,916,339.00)	(1,783,209)
Amounts due from/to related parties	23,950,000.00	2,967,708	7,992.27	1,024

Net cash provided by operating activities	6,150,050.27	764,854	83,681,983.65	10,546,864

See accompanying notes to consolidated financial statements.

F-5

ALLIED MORAL HOLDINGS LIMITED AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)
YEARS ENDED DECEMBER 31, 2005 AND 2006

	Year Ended December 31,		Year Ended December 31,
	2005	2005	2006	2006
	RMB	USD	RMB	USD

Cash flows from investing activities:
Investment in affiliated company	(300,000.00)	(37,174)	-	-
Capital expenditures	(1,127,267.00)	(139,683)	(608,871.71)	(78,019)
Refund of capital expenditures	-	-	15,766.00	2,020
Advances to related parties	-	-	(5,370,000.00)	(688,100)
Advances to third parties	(1,321,840.00)	(163,793)	-	-
Repayments of advances by third parties	650,000.00	80,543	3,749,840.00	480,496

Net cash used in investing activities	(2,099,107.00)	(260,107)	(2,213,265.71)	(283,603)

Cash flows from financing activities:
Dividend paid	-	-	(72,933,088.67)	(9,164,866)
Repayment of advances to related parties	(3,850,000.00)	(477,064)	(7,000,000.00)	(896,964)

Net cash used in financing activities	(3,850,000.00)	(477,064)	(79,933,088.67)	(10,061,830)

Net increase in cash	200,943.27	27,683	1,535,629.27	201,431

Cash as of January 1	901,514.18	108,925	1,102,457.45	136,608

Cash as of December 31	1,102,457.45	136,608	2,638,086.72	338,039

Supplemental disclosures of cash flow and non-cash information:

Interest paid	29,128.44	3,560	-	-
Income tax paid	900,000.00	109,989	6,812,917.75	856,120

Assignment of third party loan to related party loan	5,000,000.00	619,563	-	-

See accompanying notes to consolidated financial statements.

F-6

ALLIED MORAL HOLDINGS LIMITED AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

YEARS ENDED DECEMBER 31, 2005 AND 2006

1.            Organization and Principal Activities

Allied Moral Holdings Limited (the “Company” or “Allied Moral”) was incorporated in the British Virgin Island (“BVI”) on July 26, 2006 as a limited liability company. The Company’s ultimate sole beneficiary and owner is Mr. Hui Xiaobing. The Company was established in connection with the reorganization of Tibet Changdu Shengfeng Industry Development Co., Ltd. (“Tibet Changdu”), Wuhan Kangqiao Medical New Technology Co., Ltd (“Wuhan Kangqiao”), Shenzhen Hyper Technology Co., Ltd (“Shenzhen Hyper”) and Beijing Yuankang Kbeta Nucleus Technology Co., Ltd (“Beijing Kbeta”).

As part of a corporate reorganization, a series of equity transfers were carried out between Tibet Changdu and the equity holders of Wuhan Kangqiao, Shenzhen Hyper and Beijing Kbeta during 2005 and 2006 to transfer the beneficial interests in the three companies to Tibet Changdu.

Upon the completion of reorganization, Allied Moral owned 100% equity interest of Tibet Changdu. Tibet Changdu owned 100% equity interest of Wuhan Kangqiao and 75% equity interest of Shenzhen Hyper and 50% equity interest of Beijing Kbeta.

The Company and its subsidiaries are collectively referred to as the “Group”.

The Group is principally engaged in the development, production, sales and after sales service of Gamma Treatment System (“GTS”) products.

2. Basis of Presentation

The Company’s consolidated financial statements for the years ended December 31, 2005 and 2006 are presented in accordance with generally accepted accounting principles in the United States of America (“U.S. GAAP”) for the interest of the investors.

Because the Company, Tibet Changdu, Wuhan Kangqiao and Shenzhen Hyper were under common control, the Company’s acquisition of Tibet Changdu and Tibet Changdu’s acquisition of Wuhan Kangqiao and Shenzhen Hyper has been accounted for in a manner similar to a pooling of interests. Accordingly, the assets and liabilities of Tibet Changdu and its Subsidiaries transferred to the Company have been recognized at their historical carrying amount.

The Group’s functional and reporting currency is the Chinese Renminbi (“RMB”). For the convenience of the reader, the U.S. dollar translation amounts are included in the accompanying consolidated financial statements. Opening balances of owners’ equity for the year 2005 is translated to US$ at the rate of US$ 1.00=RMB8.2765 on December 31, 2004, assets and liabilities are translated to US$ at the rate of US$1.00=RMB8.0702 on December 31, 2005 and US$1.00=RMB 7.8041 on December 31, 2006. Income and expenses are incurred during the years 2005 and 2006 are translated to US$ at the average monthly ended rate of US$1.00=RMB8.1826 for the year 2005 and US$1.00=RMB7.9579 for the year 2006. The translation rates represent the noon buying rate by the Federal Reserve Bank of New York. No representation is made that the Renminbi amounts could have been, or could be, converted into U.S. dollars at that rate or at any particular average monthly ended rates for the years 2005 and 2006, and on December 31, 2005 and 2006 or at any other date. All translation differences between RMB and U.S. dollar are recorded in the consolidated statement of operations.

3. Summary of Significant Accounting Policies

(a) Principles of Consolidation

The Consolidated financial statements include the Company and its three subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.

(b) Cash

F-7

Cash consist of cash on hand and in bank.

(c) Trade Accounts Receivable

Trade accounts receivable are recorded at the invoiced amount after deduction of trade discounts, value added taxes and allowance, if any, and do not bear interest. The allowance for doubtful accounts is management’s best estimate of the amount of probable credit losses in the existing accounts receivable. Management determines the allowance based on historical write-off experience, customer specific facts and economic condition. No allowance has been provided for doubtful accounts as of December 31, 2005 and 2006 (Note 5).

(d) Inventories

Inventories are stated at the lower of cost or market. Cost is determined using the weighted average cost method. Cost of work in progress and finished goods comprise direct material, direct production and an allocated proportion of production overheads.

(e) Property, Plant, and Equipment

Property, plant, and equipment are stated at cost less accumulated depreciation or amortization. Depreciation expense is recognized using the straight-line method to the asset’s estimated residual value over the estimated useful lives of the assets as follows:

Years
Leasehold improvement	3-5
Buildings	20
Production equipment	3-5
Furniture, fixtures and office equipment	3-5
Motor vehicles	5-10

Leasehold improvements are amortized straight line over the shorter of the lease term or estimated useful life of the asset. Depreciation of property, plant, and equipment attributable to manufacturing activities is capitalized as part of inventory, and expensed to cost of revenues as inventory is sold.

(f) Intangible Assets

Intangible assets were contributed to the Group and are stated at cost, representing the fair value at the time of contribution by minority owner of a subsidiary. Fair value was supported by cash contributed contemporaneously by another investor. Cost is net of accumulated amortization and impairment losses. Amortization expense is recognized on the straight-line basis over the estimated respective useful lives of these intangible assets as follows:

Years
Patented technology	20
Software	5

F-8

Management reviews the carrying values of its intangible assets if the facts and circumstances suggest that these assets may be impaired. To the extent that the review indicates that the carrying values of these assets may not be recoverable, as determined based on their estimated future undiscounted cash flows over the remaining amortization period, the carrying values of these assets will be reduced to their estimated fair values.

(g) Investment in Affiliated Company

Beijing Kbeta was established in December 15, 2004 at which time Tibet Changdu acquired a 20% equity interest. During fiscal year 2005, Tibet Changdu acquired an additional 30% equity interest in Beijing Kbeta for RMB 300,000. The cost for each acquisition approximated fair value of the proportion of the net assets acquired and accordingly, no investor level goodwill was recognized.

The Company’s equity interest in Beijing Kbeta is accounted for used the equity method of accounting because the Company has the ability to exercise significant influence over the investee, but does not have a controlling financial interest.

If circumstances indicate that the carrying value of the Group’s investment in Beijing Kbeta may not be recoverable, the Group would recognize an impairment loss by writing down its investment to its estimated net realizable value if management concludes such impairment is other than temporary.

(h) Impairment of Long-Lived Assets

Long-lived assets, including property, plant, and equipment and intangible assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to the estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized by the amount by which the carrying amount of the asset exceeds the fair value of the asset.

Assets to be disposed of are separately presented in the balance sheet and reported at the lower of the carrying amount or fair value less costs to sell, and are no longer depreciated. The assets and liabilities of a disposed group classified as held for sale are presented separately in the appropriate asset and liability sections of the balance sheet.

No Impairment was recognized in 2005 and 2006.

(i) Revenue Recognition

The Group generates revenue primarily from sales of medical equipment and provision of maintenance and support services. Revenue is recognized as follows:

The Group recognizes revenue when products are delivered and the customer takes ownership and assumes risk of loss, collection of the relevant receivable is probable, persuasive evidence of an arrangement exists and the sales price is fixed or determinable. The sales price of the medical equipment includes the training and installation services. These services are ancillary to the purchase of medical equipment by customers and are normally considered by the customers to be an integral part of the acquired equipment. As the delivered items (training and installation services) do not have determinable fair values, the Group recognizes revenue for the entire arrangement upon customer acceptance, which occurs after delivery and installation.

In the PRC, value added tax (“VAT”) of 17% on invoice amount is collected in respect of the sales of goods on behalf of tax authorities. The VAT collected is not revenue of the Group; instead, the amount is recorded as a liability on the balance sheet until such VAT is paid to the authorities.

Pursuant to the laws and regulations of the PRC, Shenzhen Hyper is entitled to a refund of VAT on the sales of self-developed software embedded in medical equipment. The VAT refund represents the amount of VAT collected from customers and paid to the authorities in excess of 3% of relevant sales. The amount of VAT refund is calculated on a monthly basis. As the refund relates directly to the sale of self-developed software that is embedded in the Group’s products, the Group recognizes the VAT refund at the time the product is sold. The amount is included in the line item “Revenues, net” in the consolidated statements of income and is recorded on an accrual basis. VAT refunds included in revenue for the year ended December 31, 2006 was RMB 1,346,154. There were no VAT refunds for the year ended December 31, 2005.

F-9

Pursuant to the document dated December 16, 2004 with No. 173 issued by Tibet Finance Bureau, the profits tax payment of Tibet Changdu in excess of RMB 900,000 for a year will be refundable by Tibet Finance Bureau. The 31% and 38.75% of business tax payment and value added tax payment respectively for a year will be refundable by Tibet Finance Bureau provided that the business tax payment and value added tax payment should be arrived at RMB 1 million and RMB 1.5 million for a year respectively. Such tax incentive policy will be valid for 5 years from the year of commencement of tax refund. The tax subsidy income from Tibet Finance Bureau was included in the Group’s revenue for 2006 (Note 12).

The medical equipment sold by the Group has embedded self-developed software. In all cases, the medical equipment is marketed and sold based on its performance and functionality as a whole. The self-developed software is not sold on a standalone basis.

Tibet Changdu also provides comprehensive post-sales services to certain distributors for medical equipment used by hospitals. These contracts are negotiated and signed independently and separately from the sales of medical equipments. According to the agreements, Tibet Changdu provides comprehensive services including exchange of cobalt, training to users of the medical equipment, maintenance of medical equipment, upgraded software and consulting. Fees for the services are recognized under the straight-line method over the life of the contract.

(j) Research and Development Costs

Research and development costs are expensed as incurred.

(k) Income Taxes

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carry forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. A valuation allowance is provided to reduce the amount of deferred tax assets if it is considered more likely than not that some portion, or all, of the deferred tax assets will not be realized.

(1) Retirement and Other Postretirement Benefits

Contributions to retirement schemes (which are defined contribution plans) are charged to consolidated statements of operations as and when the related employee service is provided.

(m) Warranty Costs for Medical Equipment

The Group provides a product warranty to its customers to repair any product defects that occur generally within twelve months of the date of sales. Based on the limited number of actual warranty claims and the historically low cost of such repairs, the Group has not recognized a liability for warranty claims, but rather recognizes such cost when product repairs are made.

(n) Use of Estimates

The preparation of the consolidated financial statements requires management of the Company to make a number of estimates and assumptions relating to the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the period. Significant items subject to such estimates and assumptions include the recoverability of the carrying amount and the estimated useful lives of long-lived assets; valuation allowances for receivables, realizable values for inventories and deferred income tax assets. Actual results could differ from those estimates.

F-10

(o) Contingencies

In the normal course of business, the Group is subject to contingencies, including legal proceedings and claims arising out of the businesses that relate to a wide range of matters, including among others, product liability. The Group records accruals for such contingencies based upon the assessment of the probability of occurrence and, where determinable, an estimate of the liability. Management may consider many factors in making these assessments including past history, scientific evidence and the specifics of each matter. As management has not become aware of any product liability claim arising from any medical incident over the last three years, the Group has not recognized a liability for product liability claims.

(p) Recently Issued Accounting Standards

In December 2004, the Financial Accounting Standard Board (“FASB”) issued FASB Statement No. 123R (revised 2004), Share-Based Payments, which addresses the accounting for transactions in which an entity exchanges its equity instruments for goods or services, with a primary focus on transactions in which an entity obtains employee services, in share-based payment transactions. This Statement is a revision to Statement 123 and supersedes Accounting Principles Board (“APB”) Opinion No. 25, Accounting for Stock Issued to Employees, and its related implementation guidance. For nonpublic companies, this Statement requires measurement of the cost of employee services received in exchange for stock compensation based on the grant-date fair value of the employee stock options. The Group has not been engaged in any share-based payment transactions.

In December 2004, the FASB issued FASB Statement No. 151, Inventory Costs, which clarifies the accounting for abnormal amounts of idle facility expense, freight, handling cost, and wasted material (spoilage). Under this Statement, such items will be recognized as current-period charges. In addition, the Statement requires that allocation of fixed production overheads to the costs of conversion be based on the normal capacity of the production facilities. This Statement will be effective for the Company for inventory costs incurred on or after January 1, 2007. Management anticipates that this new Statement will not have a material impact on the Group.

In December 2004, the FASB issued FASB Statement No. 153, Exchanges of Nonmonetary Assets, which eliminates an exception in APB 29 for recognizing nonmonetary exchanges of similar productive assets at fair value and replaces it with an exception for recognizing exchanges of nonmonetary assets at fair value that do not have commercial substance. This Statement will be effective for the Company for nonmonetary asset exchanges occurring on or after January 1, 2007. Management currently does not contemplate entering into any transactions within the scope of FASB Statement No. 153. Consequently, management does not believe the adoption of the statement will have material impact on its consolidated financial statements.

In September 2005, the Emerging Issues Task Force (“EITF”) issued EITF issue No. 04-13 Accounting for Purchases and Sales of Inventory with the Same Counterparty, EITF 04-13 provides guidance as to when purchases and sales of inventory with the same counterparty should be accounted for as a single exchange transaction. EITF 04-13 also provides guidance as to when a nonmonetary exchange of inventory should be accounted for at fair value. EITF 04-13 will be applied to new arrangements entered into, and modifications or renewals of existing arrangements occurring after January 1, 2007. The Group does not have such transactions within the scope of EITF 04-13. Consequently, management doesn’t believe the adoption of the statement will have material impact on its consolidated financial statements.

In July 2006, the FASB issued FASB Interpretation No. 48 (“FIN 48”), “Accounting for Uncertainty in Income Taxes”. FIN 48 establishes the threshold for recognizing the benefits of tax-return positions in the consolidated financial statements as “more-likely-than-not” to be sustained by the taxing authority, and prescribes a measurement methodology for those positions meeting the recognition threshold. FIN 48 is effective the fiscal year beginning after December 15, 2006. Management is currently evaluating the effect that the adoption of FIN 48 will have on its consolidated financial position and results of operations.

(q) Segment Reporting

The Company has no operating segments, as that term is defined in FASB Statement No. 131, Disclosure About Segments of an Enterprise and Related Information. All of the Group’s operations and customers are in China. Accordingly, no geographic information is presented.

F-11

4. Cash

Cash represents cash in bank and cash on hand. There were no cash equivalents as of December 31, 2005 and 2006.

Renminbi is not a freely convertible currency and the remittance of funds out of the PRC is subject to the exchange restrictions imposed by the PRC government.

5. Trade Accounts Receivable

The Group performs ongoing credit evaluations of its customers’ financial conditions. The Group generally requires its customers to provide advanced cash deposits for their purchases. The Group has historically been able to collect all of its receivable balances, and accordingly, has not provided any allowance for doubtful accounts as of December 31, 2005 and 2006.

6. Prepayments and Other Receivables

	2005 RMB	2006 RMB

Prepayments to suppliers	12,316,076.02	12,236,881.92

VAT refund receivables	127,446.81	-

Tax deposits	2,302,101.92	1,689,062.50

Advances to third parties (Note a)	5,071,840.00	1,322,000.00

Others (Note b)	5,550,368.51	6,498,321.14

	25,367,833.26	21,746,265.56

(a) Advances to third parties are unsecured, interest-free advances for working capital purposes and repayable within one year. In fiscal 2004, Tibet Changdu made an advance to third parties amounting to RMB 4,400,000. These third parties repaid RMB 650,000 and RMB 2,428,000 in fiscal 2005 and 2006, respectively. In fiscal 2005, Tibet Changdu made advance of RMB 1,321,840 to a third party. This advance was repaid by the third party in fiscal 2006.

(b) The amount of others as of December 31, 2005 and 2006 included RMB5,000,000 due from Shenzhen Jiancheng (Note 15).

7. Inventories

Inventories as of December 31, 2005 and 2006 consist of the following:

	2005 RMB	2006 RMB

Raw materials	4,257,723.76	6,593,177.89

Work-in-progress	7,364,438.82	6,085,946.26

	11,622,162.58	12,679,124.15

F-12

8. Property, Plant and Equipment

	2005 RMB	2006 RMB
Leasehold improvement	1,175,829.81	1,175,829.81

Buildings	769,410.00	753,644.00

Production equipment	2,418,120.50	2,848,120.50

Furniture, fixtures and office equipment	982,071.00	1,160,942.71

Motor vehicles	975,492.72	975,492.72

	6,320,924.03	6,914,029.74

Accumulated depreciation and amortization	(2,303,496.58)	(3,513,746.47)

Leasehold improvement	4,017,427.45	3,400,283.27

9. Intangible Assets

The following table summarizes the Group’s net amortized carrying value of its intangible assets as of December 31, 2005 and 2006.

	Patented technology RMB	Software RMB	Total RMB

Balance as of January 1, 2005	8,122,065.73	2,074,110.00	10,196,175.73

Amortization	(563,380.28)	(1,244,466.00)	(1,807,846.28)

Balance as of December 31, 2005	7,558,685.45	829,644.00	8,388,329.45

Amortization	(563,380.28)	(829,644.00)	(1,393,024.28)

Balance as of December 31, 2006	6,995,305.17	-	6,995,305.17

F-13

Patented technology represents a patent for the production of a component of the radiation treatment system. The patent was applied prior to its injection to Shenzhen Hyper as a capital contribution. Pursuant to the patent certificate, the patent was valid for 20 years from the application date, May 1999. Therefore it was amortized over the rest of the valid patent period, which is the estimated remaining useful life.

Software is utilized in the manufacture of medical equipment and is amortized over its estimated useful life.

Estimated amortization expenses for the years ending December 31, 2007, 2008, 2009, 2010 and 2011 is RMB563,380 each year.

10. Accrued Liabilities and Other Payable

Accrued liabilities and other payables as of December 31, 2005 and 2006 consist of the following:

	2005 RMB	2006 RMB

VAT, other taxes payable and surcharges	3,487,165.82	6,704,292.10

Accrued expenses	285,638.48	576,396.23

Accruals for salaries and welfare	1,148,870.22	1,247,657.46

Receipts in advance	-	2,345,588.67

Advances from third party	21,186,731.94	1,318,133.00

	26,108,406.46	12,192,067.46

Receipts in advance represent cash deposits received from customers in connection with the sales of products. Advances from third party represent unsecured, interest-free advances which are repayable on demand.

11. Owners’ Equity

(a) Registered capital

The Company is a limited liability company established in July 2006. The registered capital of the Company is US$ 50,000 and issued capital is US$ 1.

(b) Discount on capital issuance

F-14

Discount on capital issuance represents the amount for the purchase consideration of Shenzhen Hyper and Wuhan Kangqiao in excess of the fair value of the net asset of the two companies.

(c) Retained earnings

(i) Retained earnings include the following:

Retained earnings for the years ended December 31, 2005 and December 31, 2006 include a General Reserve Fund amounted RMB 4,730,039 and RMB 10,428,953 respectively, less dividends paid in 2006.

(ii) General reserve fund includes statutory surplus reserve and statutory public welfare reserve.

Statutory surplus reserve

In accordance with PRC Company Law, Tibet Changdu is required to appropriate at least 10% of the profit arrived at for each year to the statutory surplus reserve. Appropriation to the statutory surplus reserve by Tibet Changdu is based on profit arrived at under PRC accounting standards for business enterprises for each year.

The profit arrived at must be set off against any accumulated losses sustained by Tibet Changdu in prior years, before allocation is made to the statutory surplus reserve. Appropriation to the statutory surplus reserve must be made before distribution of dividends to owners. The appropriation is required until the statutory surplus reserve reaches 50% of the registered capital. This statutory surplus reserve is not distributable in the form of cash dividends.

Statutory public welfare reserve

In accordance with PRC Company Law, Tibet Changdu appropriates 5% of the profit arrived at for each year to the statutory public welfare reserve prior to December 31, 2005. No statutory public welfare reserve is mandatory after December 31, 2005. Appropriation to the statutory public welfare reserve by Tibet Changdu is based on profit arrived at under PRC accounting standards for business enterprises for each year.

The fund can only be utilized for capital items for the collective benefit of Tibet Changdu’s employees such as construction of dormitories, canteens and other staff welfare facilities. This fund is non-distributable other than on liquidation. The transfer to this fund must be made before distribution of any dividends.

According to PRC Company Law, a Foreign Investment Enterprise is not required to make a provision for statutory public welfare reserve.

(d) Dividend

Pursuant to the resolution passed at the Board of Directors’ meeting in 2006, total dividends of RMB72,933,088.67 were declared and paid to Tibet Changdu’s equity owner. The dividend is based on retained earnings arrived at under PRC accounting standards for business enterprise.

12. Revenues

Revenues for the years ended December 31, 2005 and 2006 consist of the following:

	2005 RMB	2006 RMB

Sales of GTS equipment and service income	80,992,333.89	89,820,352.57

Business tax and surcharges	(882,468.29)	(2,571,942.04)

VAT tax refund for software system	-	1,346,153.85

Government subsidy for high and new technology business	-	818,300.00

Regional government tax subsidy	-	8,804,715.26

Other revenue	83,600.00	36,000.00

	80,193,465.60	98,253,579.64

F-15

The high and new technology business subsidy was granted by the government authorities to Shenzhen Hyper which can be used for enterprise development and technology innovation purposes.

13. General and Administrative Expenses

The amount for the year ended December 31, 2005 included a loss on disposal of leasehold improvement amounted RMB 1,110,479. (None in 2006)

14. Income Taxes

All of the Group’s income is generated in the PRC.

Income tax expense for the years ended December 31, 2005 and 2006:

	2005 RMB	2006 RMB

Current income tax expense	3,086,828.28	11,086,539.63

Deferred income tax benefit (expense)	(210,282.69)	20,982.45

Total income tax expense	2,876,545.59	11,107,522.08

As Tibet Changdu is located in the western area in the PRC and is within the industry specified by relevant laws and regulations of the PRC, the tax rate applicable to the Company is 15%.

Wuhan Kangqiao is a high-tech enterprise with operations in an economic-technological development area in the PRC, the applicable tax rate is 15%.

Shenzhen Hyper is a high-tech manufacturing company located in Shenzhen special economic region. Therefore, the applicable tax rate is also 15%. According to local tax regulation, Shenzhen Hyper is entitled to a tax-free period for the first two years, commencing from the first profit-making year and a 50% reduction in state income tax rate for the next six years. Shenzhen Hyper has not turned from accumulated losses to retained profits as of December 31, 2006.

A reconciliation of the expected income tax expense to the actual income tax expense for the years ended December, 2005 and 2006 are as follows:

F-16

	2005 RMB	2006 RMB

Income before minority interest and income tax	35,829,499.16	65,068,505.43

Expected PRC income tax expense at statutory tax rate of 33%	11,823,734.72	21,472,606.79

Non-deductible expenses

- Non-deductible entertainment expenses	44,854.86	-

- Non-deductible salaries and welfare	127,140.90	-

- Others	16,193.08	253,802.05

Non-taxable income	(247,564.59)	(285,328.58)

Others	(2,438,503.53)	1,378,772.80

Tax rate differences	(6,449,309.85)	(11,712,330.98)

Actual income tax expense	2,876,545.59	11,107,522.08

The PRC tax system is subject to substantial uncertainties and has been subject to recently enacted changes, the interpretation and enforcement of which are also uncertain. There can be no assurance that changes in PRC tax laws or their interpretation or their application will not subject the Group to substantial PRC taxes in the future.

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets as of December 31, 2005 and 2006 are presented below.

F-17

	2005 RMB	2006 RMB

Current deferred tax assets:

Provisions for other receivables	147,335.34	147,335.34

Current deferred tax assets	147,335.34	147,335.34

Non-current deferred tax assets:

Deferred expenses	62,947.35	41,964.90

Non-current deferred tax assets	62,947.35	41,964.90

Total deferred tax assets	210,282.69	189,300.24

In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the projected future taxable income and tax planning strategies in making this assessment. Based upon the level of historical taxable income and projections for future taxable income over the periods in which the deferred taxes are deductible, management believes it is more likely than not that Tibet Changdu and subsidiaries will realize the benefits of these deductible differences at December 31, 2006. The amount of the deferred tax asset considered realizable, however, could be reduced in the near term if estimates of future taxable income during the carry forward period are reduced.

15. Related Party Transactions

(a) Summary of significant related party transactions

The significant related party transactions of the Group are summarized as follows:

	2005 RMB	2006 RMB

Sales of medical equipment (i)	52,029,914.51	15,384,615.38

Cash advance to related party (ii)	-	5,370,000.00

Repayments of advances to related party (iii)	3,850,000.00	7,000,000.00

Transfer from receivable from third party (iv)	5,000,000.00	-

Acquisition of Tibet Changdu (v)	-	50,000,000.00

(i) Represents the sales of medical equipment and income from service provided to Shenzhen Jiancheng prior to October 1, 2005. Shenzhen Jiancheng was owned by Mr. Hui Xiaobing until it was sold to third parties effective from October 1, 2005. Shenzhen Jiancheng has been mainly engaged in sales of the Group’s medical equipment to third parties, forming joint ventures with hospitals and providing maintenance services for equipment used by hospitals.

F-18

The total sales of medical equipment and income from services provided to Shenzhen Jiancheng for the years ended December 31, 2005 and 2006 are RMB 57,117,415 and RMB 62,217,788, respectively. The contracts with Shenzhen Jiancheng were made before October 1, 2005 which are disclosed as related party transactions. Sales of medical equipment to Shenzhen Jiancheng and contracted before October 1, 2005 were included in revenue for the year ended December 31, 2005 and 2006 are RMB 52,029,915 and RMB 15,384,615 respectively.

(ii) Amount is unsecured, interest-free advance for working capital purposes to/from Shenzhen Huiheng Industry Co., Ltd. (“Huiheng”), which is under same control of Mr. Hui Xiaobing. Amount is repayable on demand.

(iii) Amounts are unsecured, interest-free advances for working capital purposes to Huiheng. Amounts are repayable on demand.

(iv) Amount represents the receivable from Huiheng. The amount was an assignment of advances to third party.

(v) In August 2006, the Company acquired equity interest of Tibet Changdu 99% from Huiheng and 1% from Mr. Hui Xiaobing in consideration of RMB49,500,000 and RMB500,000 respectively (Note 15(b)).

(b) Amounts due from/to related parties

Amount due from a related party

	2005 RMB	2006 RMB

Huiheng (ii)	--	5,370,000.00

Amount due to related parties

	2005 RMB	2006 RMB

Huiheng (iii)	56,500,000.00	49,500,000.00

Hui Xiaobing (iii)	499,991.72	507,983.99

	56,999,991.72	50,007,983.99

(i) Because Shenzhen Jiancheng was not a related party of the Group subsequent to October 1, 2005, the balances with Shenzhen Jiancheng are not included in the amounts due from/(to) related parties as of December 31, 2005. The balances with Shenzhen Jiancheng as of December 31, 2005 is summarized below:

2005 RMB

Trade accounts receivable	54,430,600.00

Trade accounts payable	1,550,000.00

Prepayments and other receivables	5,000,000.00

Accrued liabilities and other payables	21,186,731.94

F-19

(ii) Amount represents interest-free advances to Huiheng of RMB 5,370,000 for working capital purpose and repayable on demand.

(iii) As disclosed in Note 15 (a), the amount represents the balance of the purchase price related to the acquisition of Tibet Changdu in August 2006. The amount is payable on demand.

16. Pension and Other Postretirement Benefits

Pursuant to the relevant laws and regulation in the PRC, the Group participates in defined contribution retirement plans for its employees arranged by a governmental organization. The Group makes contributions to the retirement scheme at the applicable rate based on the employees’ salaries. The required contributions under the retirement plans are charged to the consolidated statements of operations on an accrual basis. The Group’s contributions totalled RMB 238,489 and RMB 418,000 for the years ended December 31, 2005 and 2006 respectively.

The Group has no other obligation to make payments in respect of retirement benefits of its employees.

17. Derivative Financial Instruments and Hedging Activities

The Group did not enter into any derivative financial instruments for any purpose during the years presented. The Group does not hedge risk exposures or speculate using derivative instruments.

18. Fair Value of Financial Instruments

The fair value of a financial instrument is the amount at which the instrument could be exchanged in a current transaction between willing parties. The carrying amount of financial instruments, such as trade accounts receivable, other receivables, trade accounts payable, and other payables, approximates their fair values because of the short term maturity of these instruments.

19. Significant Concentrations

All of the Group’s customers are located in the PRC. Four customers represented 85% and 89% of consolidated revenues for 2005 and 2006, respectively. These customers also represented 97% of the trade accounts receivable as of December 31, 2005 and 2006.

The Group expects that a substantial portion of the sales will continue to be generated by a relatively small group of distributors, including Shenzhen Jiancheng, that may change from year to year primarily due to the fragmented nature of the medical equipment distribution industry in China.

20. Operating Lease Commitments

Rental expense for obligations under operating leases was RMB 667,268 and RMB 356,088 for the years ended December 31, 2005 and 2006, respectively. As of December 31, 2006, the total future minimum lease payments under non-cancellable operating leases in respect of premises are payable as follows:

RMB

For the year ending December 31, 2007	74,906.00

21. Minority interest

Minority interest represents the share of 25% equity interest of Shenzhen Hyper as of December 31, 2005 and 2006.

F-20

22. Subsequent event

The Company sub-divided the par value of share from US$1.00 per share to US$0.01 per share and increased the Company’s authorized shares from 50,000 common shares to 35,000,000 common shares and 5,000,000 preferred shares at par value of US$0.01 for increase in authorized share capital from US$50,000 to US$400,000 in January and February 2007.

The Company allotted 13,957,165 common shares at par value and 2,666,667 preferred shares at US$3.75 per share and also made a redemption of 957,265 common shares at US$3.75 per share in January and February 2007.

F-21

ALLIED MORAL HOLDINGS LIMITED

REPORT AND CONSOLIDATED FINANCIAL STATEMENTS

FOR THE QUARTERLY PERIOD ENDED MARCH 31, 2007

(UNAUDITED)

CONTENTS

Pages

Independent Review Report	F-1

Consolidated Balance Sheets	F-2

Consolidated Statements of Operations	F-3

Consolidated Statements of Owners’ Equity	F-4

Consolidated Statements of Cash Flows	F-5-6

Notes to the Consolidated Financial Statements	F-7-21

**ALLIED MORAL HOLDINGS LIMITED AND SUBSIDIARIES**
**CONSOLIDATED BALANCE SHEETS**

| | Unaudited March 31, | | December 31, | |
|---|---|---|---|---|
| **Assets** | 2007 RMB | 2007 USD | 2006 RMB | 2006 USD |
| Current assets | | | | |
| Cash (note 4) | 5,998,943.23 | 776,743 | 2,638,086.72 | 338,039 |
| Trade accounts receivable (note 5) | 34,367,905.00 | 4,449,957 | 20,675,405.00 | 2,649,300 |
| Prepayments and other receivables (note 6) | 27,607,647.21 | 3,574,638 | 21,746,265.56 | 2,786,518 |
| Due from related party (note 14(b)) | 5,438,000.00 | 704,112 | 5,370,000.00 | 688,100 |
| Inventories (note 7) | 7,956,654.75 | 1,030,228 | 12,679,124.15 | 1,624,675 |
| Deferred income tax assets (note 13) | 324,137.75 | 41,969 | 147,335.34 | 18,879 |
| **Total current assets** | 81,693,287.94 | 10,577,647 | 63,256,216.77 | 8,105,511 |
| Property, plant and equipment, net (note 8) | 3,107,637.49 | 402,377 | 3,400,283.27 | 435,705 |
| Intangible assets, net (note 9) | 6,854,460.10 | 887,516 | 6,995,305.17 | 896,363 |
| Investment in affiliated company | 514,802.05 | 66,657 | 497,039.15 | 63,689 |
| Deferred income tax assets (note 13) | 92,322.78 | 11,954 | 41,964.90 | 5,377 |
| **Total assets** | 92,262,510.36 | 11,946,151 | 74,190,809.26 | 9,506,645 |
| **Liabilities, minority interest and owners' equity** | | | | |
| Current liabilities | | | | |
| Trade accounts payable | 5,539,400.02 | 717,242 | 4,978,889.39 | 637,984 |
| Income taxes payable | 8,912,396.51 | 1,153,977 | 6,460,450.16 | 827,828 |
| Accrued liabilities and other payables (note 10) | 10,454,587.13 | 1,353,660 | 12,192,067.46 | 1,562,264 |
| Due to related parties (note 14(b)) | 854,647.71 | 110,660 | 50,007,983.99 | 6,407,912 |
| **Total current liabilities** | 25,761,031.37 | 3,335,539 | 73,639,391.00 | 9,435,988 |
| **Minority interest (Note 19)** | 7,243,932.35 | 937,944 | 7,340,769.53 | 940,630 |
| **Owners' equity (deficit)** | | | | |
| Capital (Note 11 (a)) | | | | |
| Preferred stock, US$0.01 par value Authorized shares : 5,000,000 Issued shares : 2,666,667 and none, respectively | 207,237.36 | 26,667 | - | - |
| Common Stock, US$0.01 par value Authorized shares : 35,000,000 Issued shares : 13,000,000 and 100, respectively | 1,010,282.51 | 130,000 | 8.28 | 1 |
| Share premium (Note 11(b)) | 75,798,619.53 | 9,753,535 | - | - |
| Discount on capital issuance (Note 11(c)) | (13,056,632.99) | (1,577,555) | (13,056,632.99) | (1,577,555) |
| (Accumulated loss)/Retained earnings | (4,701,959.77) | (659,979) | 6,267,273.44 | 707,581 |
| **Total owners' equity (deficit)** | 59,257,546.64 | 7,672,668 | (6,789,351.27) | (869,973) |
| **Total liabilities, minority interest and owners' equity (deficit)** | 92,262,510.36 | 11,946,151 | 74,190,809.26 | 9,506,645 |

| | Capital RMB (note 11(a)) | Share premium RMB (note 11(b)) | Discount on Capital Issuance RMB (note 11(c)) | (Accumulated loss)/Retained earnings RMB (note 11(d)) | Total RMB |
|---|---|---|---|---|---|
| Balance as of January 1, 2006 | 8.28 | - | (13,056,632.99) | 24,955,545.95 | 11,898,921.24 |
| Net profit for the year | - | - | - | 54,244,816.16 | 54,244,816.16 |
| Dividend (note 11(d)) | - | - | - | (72,933,088.67) | (72,933,088.67) |
| Balance as of December 31, 2006 | 8.28 | - | (13,056,632.99) | 6,267,273.44 | (6,789,351.27) |
| Net profit for the period | - | - | - | 16,853,708.48 | 16,853,708.48 |
| Issue of common shares | 1,084,667.12 | - | - | - | 1,084,667.12 |
| Issue of preferred shares | 207,237.36 | - | - | - | 207,237.36 |
| Net premium for issue of preferred shares | - | 75,798,619.53 | - | - | 75,798,619.53 |
| Redemption of common shares | (74,392.89) | - | - | (27,822,941.69) | (27,897,334.58) |
| Balance as of March 31, 2007 | 1,217,519.87 | 75,798,619.53 | (13,056,632.99) | (4,701,959.77) | 59,257,546.64 |

| | Capital USD | Share premium USD | Discount on Capital Issuance USD | (Accumulated loss)/Retained earnings USD | Total USD |
|---|---|---|---|---|---|
| Balance as of January 1, 2006 | 1 | - | (1,577,555) | 3,051,981 | 1,474,427 |
| Net profit for the year | - | - | - | 6,820,466 | 6,820,466 |
| Dividend | - | - | - | (9,164,866) | (9,164,866) |
| Balance as of December 31, 2006 | 1 | - | (1,577,555) | 707,581 | (869,973) |
| Net profit for the period | - | - | - | 2,212,611 | 2,212,611 |
| Issue of common shares | 139,572 | - | - | - | 139,572 |
| Issue of preferred shares | 26,667 | - | - | - | 26,667 |
| Net premium for issue of preferred shares | - | 9,753,535 | - | - | 9,753,535 |
| Redemption of common shares | (9,573) | - | - | (3,580,171) | (3,589,744) |
| Balance as of March 31, 2007 | 156,667 | 9,753,535 | (1,577,555) | (659,979) | 7,672,668 |

See accompanying notes to condensed consolidated financial statements.

| | For The Three Months Ended March 31, | | For The Three Months Ended March 31, | |
|---|---|---|---|---|
| | 2007 RMB | 2007 USD | 2006 RMB | 2006 USD |
| **Cash flows from operating activities:** | | | | |
| Net income | 16,853,708.48 | 2,212,611 | 17,371,919.78 | 2,149,574 |
| **Adjustments to reconcile net income to net cash provided by operating activities:** | | | | |
| Depreciation of property, plant and equipment | 295,695.78 | 38,191 | 320,224.69 | 39,830 |
| Amortization of intangible assets | 140,845.07 | 18,191 | 451,961.57 | 56,216 |
| Minority interest | (96,837.18) | (12,507) | 389,601.23 | 48,460 |
| Equity in (income) loss of affiliated company | (17,762.90) | (2,294) | 37,902.47 | 4,714 |
| Deferred taxes | (227,160.29) | (29,339) | - | - |
| Translation adjustments | - | 12,683 | - | 18,734 |
| **Changes in assets and liabilities:** | | | | |
| Trade accounts receivable | (13,692,500.00) | (1,772,905) | (8,033,204.00) | (1,002,059) |
| Prepayments and other receivables | (5,861,381.65) | (758,932) | 3,331,801.68 | 415,608 |
| Inventories | 4,722,469.40 | 611,465 | (1,173,809.47) | (146,421) |
| Trade accounts payable | 560,510.63 | 72,575 | 1,316,135.00 | 164,174 |
| Income taxes payable | 2,451,946.35 | 317,478 | 2,884,265.38 | 359,782 |
| Accrued liabilities and other payables | (419,347.33) | (54,297) | 5,211,512.26 | 650,082 |
| Amounts due from/to related parties | 346,663.72 | 44,886 | - | - |
| **Net cash provided by operating activities** | 5,056,850.08 | 697,806 | 22,108,310.59 | 2,758,694 |

See accompanying notes to consolidated financial statements.

ALLIED MORAL HOLDINGS LIMITED AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE QUARTERLY PERIOD ENDED MARCH 31, 2007

(UNAUDITED)

1. Organization and Principal Activities

Allied Moral Holdings Limited (the “Company” or “Allied Moral”) was incorporated in the British Virgin Island (“BVI”) on July 26, 2006 as a limited liability company. The Company’s subsidiaries are Tibet Changdu Shengfeng Industry Development Co. Ltd. (“Tibet Changdu”), Wuhan Kangqiao Medical New Technology Co. Ltd (“Wuhan Kangqiao”), Shenzhen Hyper Technology Co., Ltd (“Shenzhen Hyper”).

Allied Moral owned 100% equity interest of Tibet Changdu. Tibet Changdu owned 100% equity interest of Wuhan Kangqiao, 75% equity interest of Shenzhen Hyper and 50% equity interest of Beijing Kbeta. The Company and its subsidiaries are collectively referred to as the “Group”.

The Group is principally engaged in the development, production, sales and after sales service of Gamma Treatment System (“GTS”) products.

2. Basis of Presentation

The Company’s unaudited consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial information. In the opinion of management, such statements include all adjustments, which are considered necessary for a fair presentation of the financial position of the Group at March 31, 2007, and the results of its operations, and cash flows for the three-month periods ended March 31, 2007 and 2006. The results of operations for the three-month period ended March 31, 2007 are not necessarily indicative of the operating results for the full year.

Because the Company, Tibet Changdu, Wuhan Kangqiao and Shenzhen Hyper were under common control, the Company’s acquisition of Tibet Changdu and Tibet Changdu’s acquisition of Wuhan Kangqiao and Shenzhen Hyper have been accounted for in a manner similar to a pooling of interests. Accordingly, the assets and liabilities of Tibet Changdu and its Subsidiaries transferred to the Company have been recognized at their historical carrying amount

The Group’s functional and reporting currency is the Chinese Renminbi (“RMB”). For the convenience of the reader, the U.S. dollar translation amounts are included in the accompanying consolidated financial statements. Opening balances of owners’ equity for the first quarter 2006 is translated to US$ at the rate of US$1.00=RMB8.0702 on December 31, 2005, assets and liabilities are translated to USS at the rate of US$1.00=RMB8.0167 on March 31, 2006 and US$1.00=RMB7.7232 on March 31, 2007. Income and expenses are incurred during the first quarter period 2006 and 2007 are translated to L’S$ at the average monthly ended rate of US$1.00-RMB8.0397 for the first quarter period 2006 and US$1.00=RMB7.7452 for the first quarter period 2007.

The translation rates represent the noon buying rate by the Federal Reserve Bank of New York. No representation is made that the Renminbi amounts could have been, or could be, converted into U.S. dollars at that rate or at any particular average monthly ended rates for the first quarter periods 2006 and 2007, and on March 31, 2006 and 2007 or at any other date. All translation differences between RMB and U.S. dollar are recorded in the consolidated statement of operations.

3. Summary of Significant Accounting Policies

(a) Principles of Consolidation

The Consolidated financial statements include the Company and its three subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.

(b) Cash

Cash consist of cash on hand and in bank.

(c) Trade Accounts Receivable

Trade accounts receivable are recorded at the invoiced amount after deduction of trade discounts, value added taxes and allowance, if any, and do not bear interest. The allowance for doubtful accounts is management’s best estimate of the amount of probable credit losses in the existing accounts receivable. Management determines the allowance based on historical write-off experience, customer specific facts and economic condition. No allowance has been provided for doubtful accounts as of March 31. 2007 and December 31, 2006 (Note 5).

(d) Inventories

Inventories are stated at the lower of cost or market. Cost is determined using the weighted average cost method. Cost of work in progress and finished goods comprise direct material, direct production and an allocated proportion of production overheads.

(e) Property, Plant, and Equipment

Property, plant, and equipment are stated at cost less accumulated depreciation or amortization. Depreciation expense is recognized using the straight-line method to the asset’s estimated residual value over the estimated useful lives of the assets as follows:

Years
Leasehold improvement	3-5
Buildings	20
Production equipment	3-5
Furniture, fixtures and office equipment	3-5
Motor vehicles	5-10

Leasehold improvements are amortized straight line over the shorter of the lease term or estimated useful life of the asset. Depreciation of property, plant, and equipment attributable to manufacturing activities is capitalized as part of inventory, and expensed to cost of revenues as inventory is sold.

(f) Intangible Assets

Intangible assets were contributed to the Group and are stated at cost, representing the fair value at the time of contribution by minority owner of a subsidiary. Fair value was supported by cash contributed contemporaneously by another investor Cost is net of accumulated amortization and impairment losses. Amortization expense is recognized on the straight-line basis over the estimated respective useful lives of these intangible assets as follows:

Years
Patented Technology	20
Software	5

Management reviews the carrying values of its intangible assets if the facts and circumstances suggest that these assets may be impaired. To the extent that the review indicates that the carrying values of these assets may not be recoverable, as determined based on their estimated future undiscounted cash flows over the remaining amortization period, the carrying values of these assets will be reduced to their estimated fair values.

(g) Investment in Affiliated Company

The Group owned 50% equity interest of Beijing Kbeta and is accounted for used the equity method of accounting because the Company has the ability to exercise significant influence over the investee, but does not have a controlling financial interest.

If circumstances indicate that the carrying value of the Group’s investment in Beijing Kbeta may not be recoverable, the Group would recognize an impairment loss by writing down its investment to its estimated net realizable value if management concludes such impairment is other than temporary.

(h) Impairment of Long-Lived Assets

Long-lived assets, including property, plant, and equipment and intangible assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to the estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized by the amount by which the carrying amount of the asset exceeds the fair value of the asset.

Assets to be disposed of arc separately presented in the balance sheet and reported at the lower of the carrying amount Or fair value less costs to sell, and are no longer depreciated. The assets and liabilities of a disposed group classified as held for sale are presented separately in the appropriate asset and liability sections of the balance sheet.

No Impairment was recognized for the quarter period ended March 31, 2007 and 2006.

(i) Revenue Recognition

The Group generates revenue primarily from sales of medical equipment and provision of maintenance and support services. Revenue is recognized as follows:

The Group recognizes revenue when products are delivered and the customer takes ownership and assumes risk of loss, collection of the relevant receivable is probable, persuasive evidence of an arrangement exists and the sales price is fixed or determinable The sales price of the medical equipment includes the training and installation services. These services are ancillary to the purchase of medical equipment by customers and are normally considered by the customers to be an integral part of the acquired equipment. As the delivered items (training and installation services) do not have determinable fair values, the Group recognizes revenue for the entire arrangement upon customer acceptance, which occurs after delivery and installation.

In the PRC, value added tax (“VAT”) of 17% on invoice amount is collected in respect of the sales of goods on behalf of tax authorities. The VAT collected is not revenue of the Group; instead, the amount is recorded as a liability on the balance sheet until such VAT is paid to the authorities.

Pursuant to the laws and regulations of the PRC, Shenzhen Hyper is entitled to a refund of VAT on the sales of self-developed software embedded in medical equipment. The VAT refund represents the amount of VAT collected from customers and paid to the authorities in excess of 3% of relevant sales. The amount of VAT refund is calculated on a monthly basis. As the refund relates directly to the sale of self-developed software that is embedded in the Group’s products, the Group recognizes the VAT refund at the lime the product is sold. The amount is included in the line item “Revenues, net” in the consolidated statements of income and is recorded on an accrual basis.

Pursuant to the document dated December 16, 2004 with No. 173 issued by Tibet Finance Bureau, the profits tax payment of Tibet Changdu in excess of RMH 900,000 for a year will be refundable by Tibet Finance Bureau. The 31% and 38.75% of business tax payment and value added tax payment respectively for a year will be refundable by Tibet Finance Bureau provided that the business tax payment and value added tax payment should be arrived at RMB 1 million and RMB 1.5 million for a year respectively. Such tax incentive policy will be valid for 5 years from the year of commencement of tax refund. The tax subsidy income from Tibet finance Bureau was included in the Group’s revenue for 2006 (Note 12).

The medical equipment sold by the Group has embedded self-developed software. In all cases, the medical equipment is marketed and sold based on its performance and functionality as a whole. The self-developed software is not sold on a standalone basis.

Tibet Changdu also provides comprehensive post-sales services to certain distributors for medical equipment used by hospitals. These contracts are negotiated and signed independently and separately from the sales of medical equipments. According to the agreements, Tibet Changdu provides comprehensive services including exchange of cobalt, training to users of the medical equipment, maintenance of medical equipment, upgraded software and consulting. Fees for the services are recognized under the straight-line method over the life of the contract.

(j) Research and Development Costs

Research and development costs are expensed as incurred.

(k) Income Taxes

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carry forwards Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date, A valuation allowance is provided to reduce the amount of deferred tax assets if it is considered more likely than not that some portion, or all, of the deferred tax assets will not be realized.

(l) Retirement and Other Postretirement Benefits

Contributions to retirement schemes (which are defined contribution plans) are charged to consolidated statements of operations as and when the related employee service is provided.

(m) Warranty Costs for Medical Equipment

The Group provides a product warranty to its customers to repair any product defects that occur generally within twelve months of the date of sales. Based on the limited number of actual warranty claims and the historically low cost of such repairs, the Group has not recognized a liability for warranty claims, but rather recognizes such cost when product repairs are made.

(n) Use of Estimates

The preparation of the consolidated financial statements requires management of the Company to make a number of estimates and assumptions relating to the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities al the date of the consolidated financial statements and the reported amounts of revenues and expenses during the period. Significant items subject to such estimates and assumptions include the recoverability of the carrying amount and the estimated useful lives of long-lived assets; valuation allowances for receivables, realizable values for inventories and deferred income tax assets Actual results could differ from those estimates.

(o) Contingencies

In the normal course of business, the Group is subject to contingencies, including legal proceedings and claims arising out of the businesses that relate to a wide range of matters, including among others, product liability. The Group records accruals for such contingencies based upon the assessment of the probability of occurrence and, where determinable, an estimate of the liability. Management may consider many factors in making these assessments including past history, scientific evidence and the specifics of each matter. As management has not become aware of any product liability claim arising from any medical incident over the last three years, the Group has not recognized a liability for product liability claims.

(p) Recently Issued Accounting Standards

In December 2004, the Financial Accounting Standard Board (“FASB”) issued FASB Statement No. 123R (revised 7-004), Share-Based Payments, which addresses the accounting for transactions in which an entity exchanges its equity instruments for goods or services, with a primary focus on transactions in which an entity obtains employee services, in share-based payment transactions. This Statement is a revision to Statement 123 and supersedes Accounting Principles Board (“APB”) Opinion No. 25, Accounting for Stock Issued to Employees, and its related implementation guidance. For nonpublic companies, this Statement requires measurement of the cost of employee services received in exchange for stock compensation based on the grant-date fair value of the employee stock options. The Group has not been engaged in any share-based payment transactions.

In December 2004, the FASB issued FASB Statement No. 151, Inventory Costs, which clarifies the accounting for abnormal amounts of idle facility expense, freight, handling cost, and wasted material (spoilage). Under this Statement, such items will be recognized as current-period charges. In addition, the Statement requires that allocation of fixed production overheads to the costs of conversion be based on the normal capacity of the production facilities- This Statement will be effective for the Company for inventory costs incurred on or after January 1, 2007. Management anticipates that this new Statement will not have a material impact on the Group.

In December 2004, the FASB issued FASB Statement No. 153, Exchanges of Nonmonetary Assets, which eliminates an exception in APB 29 for recognizing nonmonetary exchanges of similar productive assets al fair value and replaces it with an exception for recognizing exchanges of nonmonetary assets a( fair value that do not have commercial substance. This Statement will be effective for the Company for nonmonetary asset exchanges occurring on or after January, 1, 2007. Management currently does not contemplate entering into any transactions within the scope of FASB Statement No. 153. Consequently, management does not believe the adoption of the statement will have material impact on its consolidated financial statements.

In September 2005, the Emerging Issues Task Force (“EITF”) issued EITF issue No. 04-13 Accounting for Purchases and Sales of Inventory with the Same Counterparty, EITF 04-13 provides guidance as to when purchases and sales of inventory with the same counterparty should be accounted for as a single exchange transaction. EITF 04-13 also provides guidance as to when a nonmonetary exchange of inventory should be accounted for at fair value. EITF 04-13 will be applied to new arrangements entered into, and modifications or renewals of existing arrangements occurring after January 1, 2007. The Group does not have such transactions within the scope of EITF 04-13. Consequently, management doesn’t believe the adoption of the statement will have material impact on its consolidated financial statements.

In July 2006, the FASB issued FASB Interpretation No. 48 (“FIN 48”), “Accounting for Uncertainty in Income Taxes”. FIN 48 establishes the threshold for recognizing the benefits of tax-return positions in the consolidated financial statements as “more-likely-than-not” to be sustained by the taxing authority, and prescribes a measurement methodology for those positions meeting the recognition threshold. FIN 48 is effective the fiscal year beginning after December 15, 2006. Consequently, management does not believe the adoption of the statement will have material impact on its consolidated financial statements

In September 2006, the FASB issued FAS No. 157 “Fair Value Measurements”. FAS No. 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles (GAAP), and expands disclosures about fair value measurements. This Statement is effective for financial statements issued for fiscal years beginning after November 15. 2007, and interim periods within those fiscal years. This Statement applies under other accounting pronouncements that require or permit fair value measurements, the FASB having previously concluded in those accounting pronouncements that fair value is the relevant measurement attribute. Accordingly, this Statement does not require any new fair value measurements. However, for some entities, the application of this Statement will change current practice. Management is currently evaluating the effect that the adoption of FAS No. 157 will have on its consolidated financial position and results of operations.

(q) Segment Reporting

The Company has no operating segments, as that term is defined in FASB Statement No. 131, Disclosure About Segments of an Enterprise and Related Information. All of the Group’s operations and customers are in China. Accordingly, no geographic information is presented.

4. Cash

Cash represents cash in bank and cash on hand. There were no cash equivalents as of March 31, 2007 and December 31, 2006.

Renminbi is not a freely convertible currency and the remittance of funds out of the PRC is subject to the exchange restrictions imposed by the PRC government.

5. Trade Accounts Receivable

The Group performs ongoing credit evaluations of its customers’ financial conditions. The Group generally requires its customers to provide advanced cash deposits for their purchases. The Group has historically been able to collect all of its receivable balances, and accordingly, has not provided any allowance for doubtful accounts as of Match 31, 2007 and December 31, 2006.

6. Prepayments and Other Receivables

Prepayments and other receivables consist of the following:

	Mar 31, 2007	Dec 31, 2006
	RMB	RMB

Prepayments to suppliers	19.349,296.07	12.236,881.92

Tax deposits	1,689,062.50	1,689,062.50

Advances to third parties (Note a)	1,322,000.00	1,322,000.00

Others (Note b)	5,247,288.64	6,498,321.14

	77,607.647 21	21,746,265.56

(a) Advances to third parties are unsecured, interest-free advances for working capital purposes and repayable within one year. In fiscal 2004, Tibet Changdu made an advance to third parties amounting to RMB 4,400,000. These third parties repaid RMB 650,000 and RMR 2,428,000 in fiscal 2005 and 2006, respectively.

(b) The amount of others as of March 31, 2007 and December 31, 2006 included RMB3,500,000 and RMB 5,000,000 respectively due from Shenzhen Jiancheng.

7. Inventories

Inventories consist of the following:

	Mar 31, 2007 RMB	Dec 31, 2006 RMB

Raw materials	3,309,171.70	6,593,177.89

Work-in-progress	4,647,483.05	6,085,946.26

	7,956,654.75	12,679,124.15

8. Property, Plant and Equipment

Property, plant and equipment consist of the following:

	Mar 31, 2007 RMB	Dec 31, 2006 RMB

Leasehold improvement	1,175,829.81	1,175,829.81

Buildings	753,644.00	753,644.00

Production equipment	2,848,120.50	2,848,120.50

Furniture, fixtures and office equipment	1,163,992.71	1,160,942.71

Motor vehicles	975,492.72	975,492.72

	6,917,079.74	6,914,029.74

Accumulated depreciation and amortization	(3,809,442.25)	(3,513,746.47)

	3,107,637.49	3,400,283.27

9. Intangible Assets

The following table summarizes the Croup’s net amortized carrying value of its intangible assets as of March 31,2007.

	Patented technology RMB	Software RMB	Total RMB

Balance as of January 12, 2006	7,558,685.45	829,644.00	8,388,329.45

Amortization	(563,380.28)	(829,644.00)	(1,393,024.28)

Balance as of December 2006	6,995,305.17	--	6,995,305.17

Amortization	(140,845.07)	--	(140,845.07)

Balance as of March 31, 2007	6,854,460.10	--	6,854,460.10

Patented technology represents a patent for the production of a component of the radiation treatment system. The patent was applied prior to its injection to Shenzhen Hyper as a capital contribution. Pursuant to the patent certificate, the patent was valid for 20 years from the application date, May 1999. Therefore it was amortized over the rest of the valid patent period, which is the estimated remaining useful life.

Software is utilized in the manufacture of medical equipment and is amortized over its estimated usefull life.

10. Accrued Liabilities and Other Payable

Accrued liabilities and other payables consist of the following:

	Mar 31, 2007 RMB	Dec 31, 2006 RMB

VAT, other taxes payable and surcharges	5,110,058.30	6,704,292.10

Accrued expenses	397,508.68	576,396.23

Accruals for salaries and welfare	1,381,431.48	2,345,588.67

Receipts in advance	--	1,318,133.00

Advances from third party	10,454,587.13	12,192,067.46

Receipts in advance represent cash deposits received from customers in connection with the sales of products.

Advances from third party represent unsecured, interest-free advances which are repayable on demand.

11. Owners’ Equity

(a) Registered capital

The Company is a limited liability company established in July 2006. At the beginning of incorporation, the registered capital of the Company is USS 50.000 and issued capital is US$ 1.

The Company sub-divided the par value of share from US$1.00 per share to US$0.01 per share and increased the Company’s authorized shares from 50,000 common shares to 35,000,000 common shares and 5,000,000 preferred shares at par value of US$0.01 for increase in authorized share capital from US$50,000 to US$400,000 in January and February 2007.

The Company issued 13,957,165 common shares at par value and 2,666,667 preferred shares at US$3.75 per share and also made a redemption of 957,265 common shares at US$3.75 per share in January and February 2007.

(b) Share premium

Share premium represents the net receipt for issue of preferred shares over par value.

(c) Discount on capital issuance

Discount on capital issuance represents the amount for the purchase consideration of Shenzhen Hyper and Wuhan Kangqiao in excess of ‘.lie fair value of ‘.he net asset of the two companies.

(d) Retained earnings

(i) Retained earnings include the following:

Retained earnings for (he quarter period ended March 31, 2007 and for the year December 31, 2006 include a General Reserve Fund amounted RMB 58,404,631 and RMB 10,428,953 respectively, less dividends paid in 2006.

(ii) General reserve fund includes statutory surplus reserve and statutory public welfare reserve.

(ii) Statutory surplus reserve

In accordance with PRC Company Law, Tibet Changdu is required to appropriate at least 10% of the profit arrived at for each year to the statutory surplus reserve. Appropriation 10 the statutory surplus reserve by Tibet Changdu is based on profit arrived at under PRC accounting standards for business enterprises for each year.

The profit arrived at must be set off against any accumulated losses sustained by Tibet Changdu in prior years, before allocation is made to the statutory surplus reserve. Appropriation to the statutory surplus reserve must be made before distribution of dividends to owners. The appropriation is required until the statutory surplus reserve reaches 50% of the registered capital. This statutory surplus reserve is not distributable in the form of cash dividends.

Statutory public welfare reserve

In accordance with PRC Company I aw, Tibet Changdu appropriates 5% of the profit arrived at for each year to the statutory public welfare reserve prior to December 31, 2005. No statutory public welfare reserve is mandatory after December 31. 2005. Appropriation to the statutory public welfare reserve by Tibet Changdu is based on profit arrived at under PRC accounting standards for business enterprises for each year.

The fund can only be utilized for capital items for the collective benefit of Tibet Changdu’s employees such as construction of dormitories, canteens and other staff welfare facilities. This fund is non-distributable other than on liquidation. The transfer to this fund must be made before distribution of any dividends.

According to PRC Company Law, a Foreign Investment Enterprise is not required to make a provision for statutory public welfare reserve,

(d) Dividend

Pursuant to the resolution passed at the Board of Directors’ meeting in 2006, total dividends of RMB72,933,088.67 were declared and paid to Tibet Changdu’s equity owner. The dividend is based on retained earnings arrived at under PRC accounting standards for business enterprise.

12. Revenues

Revenues for the quarter period March 31,2007 and 2006 consist of the following:

	Three months ended March 31,

	2007 RMB	2006 RMB

Sales of GTS equipment and service income	31,263,354.70	31,182,960.57

Business tax and surcharges	(1,495,219.02)	(196,818.02)

Government subsidy for high and new technology business	--	500,000.00

Regional government tax subsidy	654,351.19	--

Other revenue	15,000.00	15,000.00

	30,437,486.87	31,501,142.55

The high and new technology business subsidy was granted by the government authorities to Shenzhen Hyper which can be used for enterprise development and technology innovation purposes.

13. Income Taxes

All of the Group’s income is generated in the PRC.

Income tax expense for the quarter period ended March 31,2007 and 2006:

	Three months ended March 31,

	2007 RMB	2006 RMB

Current income tax expense	2,452,946.35	2,954,860.16

Deferred income tax benefit (expenses)	(227,160.29)	--

Total income tax expense	2,224,786.06	2,954,860.16

As Tibet Changdu is located in the western area in the PRC and is within the industry specified by relevant laws and regulations of the PRC, the tax rate applicable to the Company is 15%.

The applicable tax rate for Wuhan Kangqiao is 33%.

Shenzhen Hyper is a high-tech manufacturing company located in Shenzhen special economic region. Therefore, the applicable tax rate is also 15%. According to local tax regulation, Shenzhen Hyper is entitled to a tax-free period for the first two years, commencing from the first profit-making year and a 50% reduction in state income tax rate for the next six years. Shenzhen Hyper has not turned from accumulated losses to retained profits as of March 31,2007.

A reconciliation of the expected income tax expense to the actual income tax expense for the quarter period March 31, 2007 and 2006 are as follows:

	Three months ended March 31,

	2007 RMB	2006 RMB

Income before minority interest and income tax	18,981,657.36	20,716,381.17

Expected PRC income tax expense at statutory tax rate of 33%	6,263,946.93	6,836,405.79

Non-deductible expenses	131,176.03	166,052.37

Others	(138,742.89)	(228,075.36)

Tax rate differences	(4,031,594.01)	(3,819,522.64)

Actual income tax expense	2,224,786.06	2,954,860.16

The PRC tax system is subject to substantial uncertainties and has been subject to recently enacted changes, the interpretation and enforcement of which are also uncertain. There can be no assurance that changes in PRC tax laws or their interpretation or their application will not subject the Group to substantial PRC taxes in the future.

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets as of March 31, 2007 and December 31, 2006 are presented below.

	Mar 31, 2007 RMB	Dec 31, 2006 RMB

Current deferred tax assets:

Provisions for other receivables	324,137.75	147,335.34

Current deferred tax assets	324,137.75	147,445.34

Non-current deferred tax assets:

Deferred expenses:	92,322.78	41,964.90

Non-current deferred tax assets	92,322.78	41,964.90

Total deferred tax assets	416,460.53	189,300.24

In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate, realization of deferred tax assets Li dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the projected future taxable income and tax planning strategies in making this assessment. Based upon the level of historical taxable income and projections for future taxable income over the periods in which the deferred taxes are deductible, management believes it is more likely than not that Tibet Changdu and subsidiaries will realize the benefits of these deductible differences at March 31, 2007. The amount of the deferred tax asset considered realizable, however, could be reduced in the near term if estimates of future taxable income during the carry forward period are reduced,

14. Related Party Transactions

(a) Summary of significant related party transactions

The significant related party transactions of the Group are summarized as follows:

	Three months ended March 31,

	2007 RMB	2006 RMB

Sales of medical equipment (i)	--	15,384,615.38

Cash advance to related party (ii)	68,000.00	--

(i) Represents the sales of medical equipment and income from service provided to Shenzhen Jiancheng and contract prior to October 1, 2005. Shenzhen Jiancheng was owned by Mr. Hui Xiaobing until it was sold to third parties effective from October 1, 2005. Shenzhen Jiancheng has been mainly engaged in sales of the Group’s medical equipment lo third parties, forming joint ventures with hospitals and providing maintenance services for equipment used by hospitals.

The contracts with Shenzhen Jiancheng were made before October 1,2005 which are disclosed as related party transactions. Sales of medical equipment to Shenzhen Jiancheng and contracted before October 1. 2005 were included in revenue for the first quarter of 2006 is RMB 15,384.615.38, there were no sales of medical equipment to Shenzhen Jiancheng and contracted before October 2005 for the first quarter of 2007.

(ii) Amount is unsecured, interest-free advance for working capital purposes to Shenzhen Huiheng Industry Co., Ltd. (“Huiheng”), which is under same control of Mr. Hui Xiaobing. Amount is repayable on demand.

(b) Amounts due from/to related parties

Amount due from a related party.

	Mar 31, 2007 RMB	Dec 31, 2006 RMB

Huiheng (i)	5,438,000.00	5,370,000.00

Amount due to related parties

	Mar 31, 2007 RMB	Dec 31, 2006 RMB

Huiheng (ii)	--	49,500,000.00

Hui Xiaobing (ii)	7,983.99	507,983.99

Clear Honest Investment Limited (“Clear Honest”) (iii)	846,663.72	--

	854,647.71	50,007,983.99

(i) Amount represents interest-free advances to Huiheng for working capital purpose and repayable on demand.

(ii) The amount represents the balance of the purchase price related to the acquisition of Tibet Changdu in August 2006. The amount is payable on demand.

(iii) Amount mainly represents the balance of purchase price related to the redemption of 957,265 common shares from Clear Honest, a major common shares holder of Allied Moral.

15. Pension and Other Postretirement Benefits

Pursuant to the relevant laws and regulation in the PRC, the Group participates in defined contribution retirement plans for its employees arranged by a governmental organization. The Group makes contributions to the retirement scheme at the applicable rate based on the employees’ salaries. The required contributions under the retirement plans are charged to the consolidated statements of operations on an accrual basis The Group’s contributions totaled RMB 101,711 and RMB 82,190 for the quarter period ended March 31, 2007 and 2006 respectively.

The Group has no other obligation to make payments in respect of retirement benefits of its employees.

16. Derivative Financial Instruments and Hedging Activities

The Group did not enter into any derivative financial instruments for any purpose during the years presented. The Group does not hedge risk exposures or speculate using derivative instruments.

17. Fair Value of Financial Instruments

The fair value of a financial instrument is the amount at which the instrument could be exchanged in a current transaction between willing parties. The carrying amount or financial instruments, such as trade accounts receivable, other receivables, trade accounts payable, and other payables, approximates their fair values because of the short term maturity of these instruments.

18. Significant Concentrations

All of the Group’s customers are located in the PRC. Two customers represented 84% and 79% of consolidated revenues fur the quarter period ended March 31, 2007 and 2006. respectively. These customers also represented 97% and 91% of the trade accounts receivable as of March 31, 2007 and 2006, respectively.

The Group expects that a substantial portion of the sales will continue to be generated by a relatively small group of distributors, including Shenzhen Jiancheng, that may change from year to year primarily due to the fragmented nature of the medical equipment distribution industry in China.

19. Minority interest

Minority interest represents the share of 25% equity interest of Shenzhen Hyper as of March 31, 2007 and December 31 2006.

20. Subsequent event

On May 15.2007, Mill Basin Technologies Ltd. (“Mill Basin”) acquired all shareholdings of Allied Moral by means of the common and preferred shares of Allied Mora! exchange for common and preferred shares of Mill Basin.

Part II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24

INDEMNIFICATION OF DIRECTORS AND OFFICERS

The Company has a provision in its Certificate of Incorporation at Article XI thereof providing for indemnification of its officers and directors as follows.

“The corporation shall indemnify all directors, officers, employees, and agents to the fullest extent permitted by Nevada law as provided within NRS 78.751 or any other law then in effect or as it may hereafter be amended.

The corporation shall indemnify each present and future director, officer, employee, or agent of the corporation who becomes a party or is threatened to be made a party to any suit or proceeding, whether pending, completed, or merely threatened, and whether said suit or proceeding is civil, criminal, administrative, investigative, or otherwise, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses, including but not limited to attorneys = fees, judgments, fines, and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit, or proceeding if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interest of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

The expenses of directors and officers incurred in defending a civil or criminal action, suit, or proceeding must be paid by the corporation as they are incurred and in advance of the final disposition of the action, suit, or proceeding if and only if the director or officer undertakes to repay said expenses to the corporation if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by the corporation.

The indemnification and advancement of expenses may not be made to or on behalf of any director or officer if a final adjudication establishes that the director཮ s of officer࿠཮ s acts or omission involved intentional misconduct, fraud, or a knowing violation of the law and was material to the cause of action.”

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any such action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

ITEM 25

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The Registrant is bearing all expenses in connection with this registration statement other than sales commissions, underwriting discounts and underwriter's expense allowances designated as such. Estimated expenses payable by the Registrant in connection with the registration and distribution of the Common Stock registered hereby are as follows:

SEC Registration fee	$1.70
NASD Filing Fee	100.00
*Accounting fees and expenses	5,000.00
*Legal fees and expenses	50,000.00
*Transfer Agent fees	2,500.00
*Blue Sky fees and expenses	5,000.00
*Miscellaneous expenses	2,398.30

Total	$65,000.00

*Indicates expenses that have been estimated for filing purposes.

ITEM 26

RECENT SALES OF UNREGISTERED SECURITIES

During the three years preceding the filing of this post-effective amendment to Form SB-2, we issued securities without registration under the Securities Act on the terms and circumstances described in the following paragraphs:

To accomplish the Share Exchange with Allied Moral's shareholders, we issued on May 15, 2007 an aggregate of 13,000,000 shares of our common stock in exchange for all of Allied Moral's issued and outstanding common stock and we issued 266,666 shares of our Series A Preferred Stock in exchange for 2,666,667 shares of Allied Moral's Series A Preferred Stock. The shares were issued to eight accredited investors. This issuance was pursuant to the exemption from registration under Section 4(2) of the Securities Act for issuances not involving any public offering.

On August 29, 2005, 9,500,000 shares of common stock were issued the Company’s President in exchange for all outstanding membership units of Pinewood Imports, LLC, in effect converting the Company from a limited liability company to a C corporation. On December 2, 2005, an additional 700,000 common shares were issued to 39 additional shareholders at $.001 per share for $700 in cash. These stockholders had an opportunity to ask questions of and receive answers from executive officers of Registrant and were provided with access to Registrant’s documents and records in order to verify the information provided. Each of these 39 shareholders who was not an accredited investor either alone or with his purchaser representative(s), if any, represented that he had such knowledge and experience in financial and business matters that he was capable of evaluating the merits and risks of the investment, and the Issuer had grounds to reasonably believe immediately prior to making any sale that such purchaser comes within this description. All transactions were negotiated in face-to-face or telephone discussions between executives of Registrant and the individual purchaser, each of whom, or their respective representative, indicated that they met the definition of “sophisticated” investor as defined in Regulation D, and Pinewood has made a determination that each of such investors are “sophisticated investors.” Because of sophistication of each investor as well as, education, business acumen, financial resources and position, each such investor had an equal or superior bargaining position in its dealings with Pinewood. In addition to providing proof that each shareholder paid for their shares as indicated in their respective investment letters, such letters also verify that each shareholder was told prior to and at the time of his or her investment, that he or she would be required to act independently with regard to the disposition of shares owned by them and each shareholder agreed to act independently. No underwriter participated in the foregoing transactions, and no underwriting discounts or commissions were paid, nor was any general solicitation or general advertising conducted. The securities bear a restrictive legend, and stop transfer instructions are noted on the stock transfer records of the Registrant.

The foregoing issuances of securities were effected in reliance upon the exemption from registration provided by section 4(2) under the Securities Act of 1933, (the “Act”) as amended.

ITEM 27

EXHIBITS

*	3.1	Articles of Incorporation

	3.1(a)	Amendment to Articles of Incorporation (incorporated by reference to the Registrant's Current Report on Form 8-K/A filed on May 18, 2008)

*	3.2	By-Laws

*	5.1	Opinion of Gary B. Wolff, P.C.

	10.1	Securities Exchange Agreement dated May 15, 2007

*	10.2	2005 Non-Statutory Stock Option Plan

	23.1	Consent of UHY ZTHZ HK CPA Limited

*	23.2	Consent of Gary B. Wolff, P.C. (included in Exhibit 5.1)

* Previously filed

The exhibits are not part of the prospectus and will not be distributed with the prospectus.

ITEM 28

UNDERTAKINGS

The Registrant undertakes:

1.  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The Registrant is registering securities under Rule 415 of the Securities Act and hereby undertakes:

2.  To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

(i)	Include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)
Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and notwithstanding the forgoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation From the low or high end of the estimated maximum offering range may be reflected in the form of prospects filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

(iii)	Include any additional or changed material information on the plan of distribution.

3.  That, for the purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

4.  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned Registrant hereby undertakes that:

5.  For determining liability of the undersigned small business issuer under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned small business issuer undertakes that in a primary offering of securities of the undersigned small business issuer pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned small business issuer will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned small business issuer relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned small business issuer or used or referred to by the undersigned small business issuer;

(iii)
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned small business issuer or its securities provided by or on behalf of the undersigned small business issuer; and

(iv)	Any other communication that is an offer in the offering made by the undersigned small business issuer to the purchaser.

(v)	That for the purpose of determining liability under the Securities Act to any purchaser:

6.  Since the small business issuer is subject to Rule 430C

Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

7.  Request for Acceleration of Effective Date. If the small business issuer (Registrant) requests acceleration of the effective date of this registration statement under Rule 461 under the Securities Act, it shall include the following:

“Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Act”) may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.”

In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-3 and authorized this Post-Effective Amendment to this Registration Statement to be signed on its behalf by the undersigned, in Newport Coast, CA on August 10, 2007.

Huiheng Medical, Inc.

/s/ Hui Xiaobing
By: Hui Xiaobing, Chairman and CEO

In accordance with the requirements of the Securities Act of 1933, this Registration Statement was signed by the following persons in the capacities and on the dates stated.

Signature(s)	Title(s)	Date

/s/ Hui Xiaobing
Hui Xiaobing	Chairman and CEO	August 10, 2007

/s/ Chen Qingxiang
Chen Qingxiang	Chief Financial Officer	August 10, 2007

/s/ Li Bo
Li Bo	Director	August 10, 2007

/s/ Zhang Li
Zhang Li	Director	August 10, 2007